As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-133019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coach Industries Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3711	91-1942841
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Francis J. O’Donnell

Chief Executive Officer

12330 SW 53rd Street, Suite 703,

Cooper City, Florida 33330

Telephone: (954) 602-1400

(Name, Address and Telephone Number

of Principal Executive Offices and Agent for Service)

Copies of communications to:

Mark Y. Abdou, Esq.

Richardson & Patel LLP

10900 Wilshire Boulevard, Suite 500

Los Angeles, California 90024

Telephone: (310) 208-1182; Facsimile (310) 208-1154

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	8,252,056	$0.375	$3,094,521.000
Common Stock underlying Warrant (2)	3,500,001	$0.50	$1,750,000.50
Common Stock underlying Warrant (3)	3,500,001	$0.75	$2,625,000.75
Common Stock underlying Warrant (4)	762,399	$0.50	$381,199.50
Common Stock underlying Warrant (5)	737,601	$0.50	$368,800.50
Common Stock underlying Warrant (1)	750,000	$0.01	$7,500.00
Total:	17,502,058			$879.49	*
(1)	Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the common stock on March 31, 2006, as quoted on the OTC Bulletin Board.
(2)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of a warrant to purchase common stock at $0.50 per share.
(3)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of a warrant to purchase common stock at $0.75 per share.
(4)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of a warrant to purchase common stock at $0.50 per share.
(5)	Calculated in accordance with Rule 457(g) under the Securities Act on the basis of a warrant to purchase common stock at $0.50 per share.
*	previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 29, 2006

PROSPECTUS

Coach Industries Group, Inc.

17,502,058 Shares of Common Stock

This prospectus relates to the sale of up 17,502,058 shares of common stock of Coach Industries Group, Inc., by the selling security holders, consisting of:

•	8,252,056 currently issued and outstanding common shares; and

•	9,250,002 common shares issuable upon the exercise of currently issued and outstanding warrants held by our security holders.

This offering is not being underwritten. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our common stock by the selling security holders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CIGI” On March 31, 2006, the last reported sale price for our common stock as reported on the OTC Bulletin Board was $0.41 per share.

We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. We are not, and the selling security holders are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

Any broker-dealer executing sell orders on behalf of a selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

Investing in our common stock involves a high degree of risks. See “ Risk Factors” Beginning On Page 1 For A Discussion Of These Risks.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                        ], 2006.

(i)

Prospectus Summary

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms refer to Coach Industries Group, Inc., and our subsidiaries collectively, while the term “Coach” refers to Coach Industries Group, Inc. in its corporate capacity. Our address is 12330 SW 53rd Street, Suite 703, Cooper City, Florida 33330 and our telephone number is (954) 602-1400.

The Company

Coach is a holding company, which, through its subsidiaries, offers an array of financial services, insurance products and fleet management to commercial fleet operators. These services include finance and operating leases for vehicles, procurement and disposal of vehicles, and the supply of commercial fleet drivers for these operators. We also provide specialty insurance products for the commercial fleet drivers. Our long-term strategy is to expand our array of products and services to existing customers as well as other commercial fleet operators. Coach will also actively pursue acquisition candidates that can support the expansion of these products and services; however, there are no specific acquisition targeted at this time.

We operate in three business segments; lease finance, independent contractor settlement services and manufacturing using the following subsidiaries.

Our Lease Finance operations are provided by (a) Coach Financial Services, Inc. (CFS) and by our newest acquisition with a proposed daily rental business, (b) FleetPlan LLC and its related entities (FleetPlan).

Our Manufacturing operations are provided by (a) Commercial Transportation Manufacturing Corporation (CTMC) and Springfield Coach Industries Corporation, Inc. (SCB) and the (b) product sales by Springfield Coach Industries Corporation, Inc (SCI). SCI owns a 51% interest in American-Springfield, LLC, a Florida Corporation.

Our Independent Contractor Settlement Services are provided by Corporate Development Services, Inc (CDS) and its wholly owned subsidiaries. Effective May 1, 2006, we began offering accident and occupational insurance to our 7,300 drivers through a risk sharing arrangement with Dallas National Insurance Corporation and Coach Insurance Corporation.

Finance Leasing Operations

CFS offers financial services to commercial fleet operators including customers of CDS and American-Springfield. CFS targets small to mid-size commercial fleet operators through the United States. FleetPlan, our newest acquisition which had not at the time of our acquisition commenced operations, intends to target the daily rental business market.

Contractor Settlement Processing

CDS provides independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. CDS provides commercial fleet operators with the services of independent contractors, which may help operators alleviate workplace concerns relating to directly employing commercial fleet drivers. CDS provides health insurance and specialty insurance products to these commercial fleet drivers. The Company currently provides its products to approximately 7,000 commercial fleet drivers and 260 commercial fleet companies.

Manufacturing

SCB’s operations consist of manufacturing, selling and servicing stretch sedans. The direct manufacture of the modified chassis is housed in a 45,000 square foot manufacturing facility. We are one of only ten limousine manufacturers operating under a Qualified Vehicle Modifier Agreement (QVM) with Ford Motor Company. Securing a QVM is a barrier to entering the specialty vehicle manufacturing industry due to the scrutiny and rigid manufacturing facility requirements imposed by the manufacturer.

The Offering

This prospectus relates to the sale of up 17,502,058 shares of our common stock by the selling security holders, consisting of:

•	8,252,056 currently issued and outstanding common shares; and

•	9,250,002 common shares issuable upon the exercise of currently issued and outstanding warrants held by our security holders.

On November 4, 2005, the Company entered into a Securities Purchase Agreement and other ancillary agreements with Laurus Master Fund, Ltd., a Cayman Island company (“Laurus”). Pursuant to the terms of the Securities Purchase Agreement, the Company issued to Laurus a secured term promissory note in the aggregate principal amount of $7,000,000 (the “Note”). In connection with the Note, the Company issued to Laurus a warrant to purchase 762,399 shares of common stock, exercisable for a period of ten years, at an exercise price of $0.50 per share, and repriced certain warrants to purchase an aggregate of 1,487,601 shares of common stock at exercise prices of $1.51, $1.82, and $2.12, previously issued to Laurus in connection with the Convertible Note Purchase Agreement, dated as of September 29, 2004, as follows: with respect to 750,000 shares of common stock, the exercise price will be adjusted to $0.01 per share, and with respect to 737,601 shares of common stock, the exercise price will be adjusted to $0.50 per share.

On December 2, 2005, the Company entered into a purchase agreement (the “Purchase Agreement”), with certain accredited investors (each an “Investor”), pursuant to which the Company issued 6,666,667 shares of restricted common stock (the “Shares”) and a warrant (the “Warrant”) to purchase up to an aggregate of 6,666,667 shares of restricted common stock (the “Warrant Shares”) for an aggregate purchase price of $2,000,000. Pursuant to the terms and conditions of the Warrant, each Investor will have the right to acquire up to 50% of the number of shares of common stock purchased under the Purchase Agreement at an exercise price of $0.50 per share and up to 50% of the number of shares of common stock purchased under the Purchase Agreement at an exercise price of $0.75 per share for a period of five years from the closing. We have various registration rights obligation to the Investors. As of May 2, 2006 (and each month thereafter that we remain in default) we owe $40,000 to the Investors. If at any time after December 2, 2006, there is no effective Registration Statement registering the resale of the Warrant Shares by the holder, the Warrant may also be exercised at such time by means of a cashless exercise.

We agreed to file a registration statement with the Commission in order to register the resale of the shares issuable upon exercise of the warrants issued to Laurus, the common shares issued to the Accredited Investors and shares issuable upon exercise of the warrants issued to the Investors.

As of May 1, 2006, we had 29,133,735 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 43% of the total common stock outstanding, assuming exercise of our warrants. The number of shares ultimately offered for sale by the selling security holders is dependent on whether and to what extent such holders exercise their warrants.

The common shares offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

Selected Financial Data

In the table below, we provide you with historical selected financial data for the three months ended March 31, 2006 and 2005 and for the three years ended December 31, 2005, 2004 and 2003 (from January 8, 2003 (inception)), derived from our audited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At or for the Three Months Ended March 31, 2006	At or for the Three Months Ended March 31, 2005
Revenues	$75,077,565	$58,078,835
Loss from operations	$(385,051)	$(278,305)
Loss per share	$(0.01)	$(0.01)
Total Assets	$23,358,280	$22,296,050
Long-term obligations	$9,011,315	$5,715,453

	At or for the Year Ended December 31, 2005	At or for the Year Ended December 31, 2004	For the period from January 8, 2003 (inception) through December 31, 2003 or At December 31, 2003
Revenues	$256,165,770	$83,595,584	$1,068,487
Loss from operations	$(5,013,045)	$(6,502,818)	$(1,743,290)
Loss per share	$(0.25)	$(0.41)	$(0.79)
Total Assets	$23,084,160	$19,521,824	$4,592,720
Long-term obligations	$8,610,852	$3,853,288	$—

Risk Factors

Risks Relating to Our Business

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $1.7 million, during the year ended December 31, 2003, $6.5 million for the year ended December 31, 2004 and $5.0 million for the year ended December 31, 2005 and $385,000 for the quarter ended March 31, 2006. As a result, at March 31, 2006, we had an accumulated deficit of $13.6 million. Our profitability will require the successful manufacture and sale by our subsidiaries of our limousine and luxury car products and sale of financial services, including our loans and leases and the settlement of independent contractor payments. No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we may not be able to continue operations. Our inability to raise additional working capital, or to raise it on terms which are acceptable to us, or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

At March 31, 2006 and December 31, 2005, we had operating cash flow deficit of $139,000 and $1.4 million; and we had an operating cash flow deficit of $3.4 million for the year ended December 31, 2004, and an operating cash flow deficit of $740,000, for the year ended December 31, 2003.

We received $6,000,000 from Laurus Master Fund, Ltd. in October 2004 pursuant to a convertible note and refinanced in 2005 to increase our line to $7,000,000. Assuming renewal of our existing credit lines, we currently have sufficient financial resources to fund our existing operations and those of our subsidiaries. However, we will need significant additional funds to establish our daily rental car financing business, and although we are seeking funding, such additional funds may not be available when required or on terms acceptable to us. We have been engaged in discussions and paid various fees to Dresdner Bank and are engaged in active discussion with other lenders in connection with a securitization of future daily rental business assets, but cannot assure you that this or any other financing will be obtained for that business. If we are unable to renew existing financing or obtain additional financing, our business prospects, operating results and financial condition may be materially and adversely affected to such an extent that we are forced to restructure, sell some of our assets or curtail our operations.

Delinquencies and credit losses affect our financial performance and results of operations.

In addition to general economic and other conditions affecting the industries and geographic regions in which our obligors operate, major factors affecting our ability to maintain profitability include risks associated with:

•	the effectiveness of our underwriting procedures;

•	the creditworthiness and integrity of the obligors of our finance receivables;

•	the adequacy of the documentation relating to such receivables and collateral;

•	disputes and litigation with such obligors or with their other creditors;

•	the ability to repossess and remarket collateral supporting our loans and leases upon a default;

•	the ability to enforce our lien position in the event of the bankruptcy of such obligors or otherwise; and

•	the value of leased assets and pledged collateral securing our receivables.

We provide an allowance for credit losses on finance receivables. The allowance for credit losses on finance receivables is estimated by management based on total finance receivables, charge-offs, if any, non-accrual/delinquent finance receivables and management’s current assessment of the risks inherent in the our finance receivables from national and regional economic conditions, industry conditions, concentrations, the financial condition of counterparties (includes the obligor/lessee and other parties we may have recourse to such as equipment vendors/manufacturers and owners/affiliates of the obligor/lessee), equipment collateral values and other factors. Although management periodically reviews our allowance for credit losses, we cannot be certain that our allowance for credit losses will be adequate to cover actual losses because of the risks described above.

We lend to privately owned small and medium-sized companies, which can be higher-risk borrowers.

We provide financings primarily to small and medium-sized, privately owned businesses. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. Accordingly, receivables from these types of customers may entail higher risks. In addition, we make our lending decisions based on information about the borrowers provided to us by the borrower and third parties, any inaccurate information may result in the Company lending to customers whom it may not ordinarily may lend to and result in the loss of some or the entire principal of a particular receivable.

An economic downturn could result in lower demand for our services and negatively affect our receivables.

An economic downturn could result in a decline in the demand for some of the types of equipment, which we finance with a corresponding decline in originations of related finance receivables. In addition, a downturn could result in an increase in defaults by obligors and guarantors of our finance receivables and a decrease in the value of collateral, which we realize upon disposition following such a default. If an economic downturn were to occur, our ability to maintain and grow our portfolio could be materially adversely affected.

Our actual insured losses from our risk sharing insurance arrangement may be greater than our loss reserves, which would negatively impact our financial condition and results of operations.

We currently insure accident and occupational insurance for our 7,300 courier drivers through a risk sharing insurance arrangement with Dallas National Insurance Corporation. We are exposed to liabilities for unpaid losses to the extent losses exceeds the premiums we collect. Each quarter, we establish loss reserves as balance sheet liabilities. Reserves represent estimates of amounts needed to pay reported losses, unreported losses and the related loss adjustment expense. Loss reserves are only an estimate of the ultimate costs of claims; they do not represent actual liability for that period because insurance claims for any period will include unreported losses (those not reported during the period or not paid during the period). Estimating loss reserves is a complex process involving many variables and subjective judgments. When we establish reserves we review historical data as well as actuarial and statistical projections and consider the impact of trends in claim frequency and severity, changes in operations, emerging economic and social trends, inflation and changes in the regulatory and litigation environments.

Establishing reserves assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. Unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. We establish or adjust reserves in part based upon loss data received from our third party administrator and our underwriters. There is a delay between the receipt and recording of claims results by the third party administrator and the actuarial claims reports produced. This time delay makes it more difficult to accurately estimate reserves.

To the extent our loss reserves are insufficient to cover actual losses or loss adjustment expenses, we will have to adjust our loss reserves and may incur charges to our earnings in the period in which such adjustment is made, which could have a material adverse effect on our business, financial condition and results of operations.

Any catastrophic event affecting our insured courier drivers may have a material adverse effect on our financial results and financial condition.

We reinsure, and intend to insure on a direct basis, accident and occupational insurance with our current courier driver base of 7,300 drivers. A catastrophic event could increase our loss experience. Our driver base is spread throughout the United States with a concentration of drivers in the State of North York and California. The total number of drivers currently in New York is approximately 2,000 and California is approximately 1,200.

Economic difficulties within a particular industry could impair our profitability and asset quality.

        Defaults by our customers may be correlated with economic conditions affecting particular industries. As a result, if any particular industry were to experience economic difficulties, the overall timing and amount of collections from customers operating in those industries may differ from what we expect. Our finance receivables at December 31, 2005, were primarily concentrated in the limousine and livery industry which directly tracks the hotel and leisure industry and a significant decline in the economic and market conditions could impact our customers’ ability to meet their financial obligations. We could be negatively affected by adverse economic conditions affecting this industry. In addition we are entering into the daily rental business and this business does track the hotel and leisure industries, whereby our customers would be impacted by economic and market conditions.

Any future change in the Internal Revenue Service guidelines and state actions in regarding classification of independent contractors could have a negative affect on CDS’ business.

CDS provides the services of independent contractors to commercial fleet operators, which allows commercial fleet operators to save administrative resources and time and expenses, such as tax, insurance and administrative expenses, by hiring independent contractors rather than employees. CDS’ business model takes advantage of specific guidelines established by the Internal Revenue Services (the “IRS”) to determine whether persons providing service to a company are categorized as independent contractors or employees. Future IRS or state law changes to current guidelines may render the CDS business model inefficient, expensive or not as attractive to commercial fleet operators and have a negative affect on our revenues.

Fluctuations in the price of fuel impacts couriers and limousine operators in the short-term.

Limousine operators and couriers are sensitive to the price of fuel. Short-term fluctuations in the price of fuel could impact their profitability in the short-term. Over a longer-term period, the increased cost of fuel is ultimately passed through to their customers. However, if the short term effects of rising fuel prices cause limousine operators or couriers to contract or halt their business growth our future revenues for those segments may be adversely affected.

Legal proceedings and related costs could negatively affect our financial results.

As a lender we are at risk of governmental proceedings and litigation, including class action lawsuits, challenging our contracts, rates, disclosures, and collections or other practices, under state and federal statutes and other laws.

In recent years, a number of judicial decisions, not involving us, have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Increases in the Federal funds rate may decrease our profitability in our lease finance business.

The Company uses lines of credit with a fixed interest rate to finance leases to its clients. Therefore, the Company is able to lock the interest rate spread at the time of funding, rather than at a variable rate of interest. We currently charge our clients between 6.9% and 18%, based on the applicable lending guidelines. Any future increase in the Federal funds rate may reduce the interest rate spread that we may earn from our borrowers, because although we theoretically can pass the increased interest cost to our borrowers, their sensitivity to fluctuations in the interest rate would likely prohibit us from passing on our increased costs of borrowing. We have several lines of credit: a $5.0 million line of credit with DaimlerChrysler, in addition to the outstanding Term Note held by Laurus totaling $7.0 million. Increases in the Federal funds rate may increase the cost of our borrowing under these lines of credits and the Note, which may not be passed on to our clients and have a negative effect on our business.

Increased safety, emissions or other regulation resulting in higher costs or sales restrictions, could adversely affect our net profits in our specialty division.

The worldwide automotive industry is affected significantly by a substantial amount of costly governmental regulation. Governmental regulation has arisen primarily out of concern for the environment, for greater vehicle safety, and for improved fuel economy. Many state governments also regulate and impose import requirements in addition to the Federal requirements. The costs of complying with these requirements can be substantial. As a result, our costs to purchase the cars and buses, which we modify may increase and reduce our net profits.

Failure to obtain supplier agreements and financing for daily rental financing business and could impact our future profitability.

The Company begin to implement its goal of entering the daily rental business through the acquisition of FleetPlan which had a business model for the daily rental business but did not have operations at the time of our FleetPlan acquisition. Our business model for the daily rental business requires an allocation of cars from the major manufacturers, like Daimler Chrysler, Hyundai, Kia, Toyota and other similar manufacturers on terms that we require. We need manufacturers to provide the Company with a repurchase agreement for the vehicles, whereby they will repurchase the vehicles from us within twelve months or guarantee the residual value. If we are unable to receive adequate allocations of vehicles or obtain favorable business terms, our business model will fall short of our expectations.

The Company will need significant financing to support the daily rental business. We were currently seeking a line of credit of $100 million to support the business model for the daily rental business. We now believe that the daily rental business is viable with a much smaller line of credit and are actively negotiating a potential line in the range of $20 million. If we are unable to secure an appropriate line of credit, the Company will be unable to support the business model. We will face intense competition from competitors that have greater financial, technical and marketing resources. These competitive forces may impact our projected growth and ability to generate revenues and profits, which would have a negative impact on our business and the value of your investment.

Our business is highly competitive. We likely will face competition from other limousine and specialty vehicle manufacturers and companies offering financial products and insurance products and services, many of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, research and development facilities and manufacturing and marketing experience than us. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete.

We will also compete with banks, manufacturer-owned and independent finance and leasing companies, as well as other financial institutions. These competitors may have sources of funds available at a lower cost than those available to us, thereby enabling them to provide financing at rates lower than we may be willing to provide. In addition, these competitors may be better positioned than we are to market their services and financing programs to vendors and users of equipment because of their ability to offer additional services and products, and more favorable rates and terms. These factors could adversely affect our ability to maintain or grow our portfolio.

We plan to grow rapidly, which will place strains on our management team and other company resource to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to train and manage the personnel necessary to implement those functions. Our inability to manage our growth could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business.

We will need to devote substantial resources to expanding our array of products, especially focusing on our financial services and insurance products, and our marketing, sales, administrative, operational, financial and other systems and resources to implement our longer-term business plan and growth strategies. In addition, we may incur substantial expenses identifying and investigating strategic partners and acquisition candidates.

This expansion and these expanded relationships will require us to significantly improve and replace our existing managerial, operational and financial systems, procedures and controls, to improve the coordination between our various corporate functions, and to manage, train, motivate and maintain a growing employee base. Our performance and profitability will depend on the ability of our officers and key employees to: manage our business and our subsidiaries as a cohesive enterprise; manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures; add internal capacity, facilities and third-party sourcing arrangements as and when needed; maintain service quality controls; and attract, train, retain, motivate and manage effectively our employees. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We may not be able to integrate and manage successfully new systems, controls and procedures for our business, or even if we successfully integrate our systems, controls, procedures, facilities and personnel, such improvements may not be adequate to support our projected future operations. We may never recoup expenditures incurred during this expansion. Any failure to implement and maintain such changes could have a material adverse effect on our business, financial condition and results of operations.

We may undertake acquisitions to expand our business that may pose risks to our business and dilute the ownership of our existing stockholders.

As part of our growth and product diversification strategy, we will continue to evaluate opportunities to acquire other businesses that would complement our current offerings, expand the breadth of markets we can address or enhance our services and products. Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	diversion of management’s time and attention from our core business;

•	need for financial resources above our planned investment levels;

•	difficulties in retaining business relationships with suppliers and customers of the acquired company;

•	risks associated with entering markets in which we lack prior experience;

•	potential loss of key employees of the acquired company; and

•	potential requirements to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment.

Our success depends to a critical extent on the continued efforts of services of our Chief Executive Officer, Francis O’Donnell and to a lesser extent our Chief Financial Officer Susan Weisman. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. We do not currently carry a key-man life insurance policy on any of our executives, which would assist us in recouping our costs in the event of the loss of those officers.

Our inability to hire qualified personnel could impede our ability to generate revenues and profits and to otherwise implement our business plan and growth strategies, which would have a negative impact on our business.

We currently have a management and executive team comprised of five employees. Although we believe that our management team will be able to handle most of our additional management, administrative, research and development, sales and marketing, and manufacturing requirements in the short term, as we ramp up our sales and operations, we will nevertheless be required over the longer-term to hire highly skilled managerial, sales and marketing and administrative personnel to fully implement our business plan and growth strategies. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

Risks Relating to an Investment in Our Securities

Our Officers and Directors owns or controls a significant amount of our outstanding common shares, which may limit the ability of yourself or other shareholders, whether acting singly or together, to propose or direct the management or overall direction of our company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

Currently, Francis O’Donnell, our Chief Executive Officer and Director, beneficially owns or controls approximately 34% of our outstanding common shares and our officers and directors as a group own or control approximately 47% of out outstanding stock. As a result, our management and directors will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The exercise of outstanding warrants into our common stock could cause our common stock price to decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock.

Our issuance of options, warrants or other convertible securities to purchase common shares, could negatively impact the value of your investment in our common shares. The exercise or conversion of our outstanding convertible securities could result in the substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. The market price of our common stock could decline and the voting power and value of your investment would be subject to continual dilution if our security holders exercise or convert their securities and resell those shares into the market.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have enough funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material adverse effect on our results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are subject to the certain anti-takeover provisions under Nevada law, which could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As a Nevada corporation, we are subject to certain provisions of the Nevada General Corporation Law that anti-takeover affects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

Special Note Regarding Forward-Looking Statements

This prospectus and our other filings with the Securities and Exchange Commission contain forward-looking statements that involve risks and uncertainties. Our forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our future profitability, revenues, market growth, demand and pricing trends, competition in our industry, market acceptance, timing of any demand for next generation products, capital requirements and new product introductions. Other statements contained in our filings that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects, “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar words.

Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed in forward-looking statements. They can be affected by many factors, including, those listed in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This section describes some of the additional uncertainties and factors that may affect our forward-looking statements. Forward-looking statements are based on the beliefs, estimates made by, and information presently available to senior management. We do not assume any duty to update our forward-looking statements.

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling security holders. We will receive no proceeds from the sale of shares of common stock in this offering, except upon exercise of the warrants other than by a cashless exercise. In that case, we would receive up to $4,924,167. If the Company is unsuccessful in obtaining an effective registration for the shares underlying these warrants by the respective dates, and the holders of these warrants were to exercise their warrants pursuant to a cashless exercise feature, we would not receive any additional proceeds from these warrants.

On November 4, 2005, we received $7.0 million from Laurus Master Fund, Ltd. (“Laurus”), pursuant to a Secured Note, of which we used $769,042 to pay for our fees and expense incurred in connection therewith. We used approximately $4.9 million to redeem the Convertible Note issued to Laurus on September 29, 2004; and the remaining balance of $1.3 million was used for working capital and general corporate purposes.

On December 2, 2005, we received $2.0 million from several accredited investors (the “Accredited Investors”). We have used approximately $230,000 to pay for our fees and expenses incurred in connection with the financing. The balance of $1.77 million was used as follows: $330,000 for the acquisition of FleetPlan, L.L.C. and the remaining balance of $1.44 million for working capital and general corporate purposes.

The proceeds from exercise of the warrants held by Laurus and the Accredited Investors, other than by a cashless exercise, will be used for working capital and general corporate purposes.

We will bear all expenses incident to the registration of the shares of our common stock under Federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling security holders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling security holder.

Financings

Laurus – Fixed Term Note General

On November 4, 2005, the Company entered into a Securities Purchase Agreement and other ancillary agreements with Laurus Master Fund, Ltd., a Cayman Island company (“Laurus”). Pursuant to the terms of the Securities Purchase Agreement, the Company issued to Laurus a secured term promissory note in the aggregate principal amount of $7,000,000 (the “Note”).

The term of the Note is four years and bears interest at the rate of prime (as published in the Wall Street Journal) plus one and one half percent. Interest on the outstanding principal amount under the Note is payable monthly in arrears. Monthly principal payments under the Note are due commencing on April 1, 2006, and continue until October 31, 2009. The Company will have the option of prepaying any outstanding principal and interest amount at anytime without any pre-payment penalty.

Events of Default

Upon the occurrence and continuance of an event of default under the Note, Laurus may demand immediate payment of 110% of the outstanding principal amount under the Note, plus accrued interest. In addition, the interest rate on the Note will increase to two percent (2%) per month, and all outstanding obligations under the Note, including unpaid interest at the higher interest rate will accrue from the date of default until the date the default is cured or waived. The following events will constitute an event of default under the Note:

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant, representation, term or condition of the note or in any related agreement;

•	an assignment for the benefit of our creditors is made by us, or a receiver or trustee is appointed for us;

•	any money judgment or similar final process filed against us for more than $100,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 45 days;

•	our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market;

•	our failure to timely deliver shares of our common stock when due upon exercise of the warrants;

•	the occurrence and continuance of an event of default under any related agreement or the default under any other agreement of indebtedness; or any change in the controlling ownership of us.

Costs in connection with Debt Financing

We paid Laurus Capital Management, LLC., the manager of Laurus, a closing payment of $30,000, as reimbursement for its expenses incurred in connection with the preparation and negotiation of the Purchase Agreement, Note and other agreements executed in connection therewith and expenses incurred in connection with their due diligence review of the Company and our subsidiaries.

Warrants

In connection with the Note, the Company issued to Laurus a warrant to purchase 762,399 shares of common stock, exercisable for a period of ten years, at an exercise price of $0.50 per share, and repriced certain warrants to purchase an aggregate of 1,487,601 shares of common stock at exercise prices of $1.51, $1.82, and $2.12, previously issued to Laurus in connection with the Convertible Note Purchase Agreement, dated as of September 29, 2004, as follows: with respect to 750,000 shares of common stock, the exercise price will be adjusted to $0.01 per share, and with respect to 737,601 shares of common stock, the exercise price will be adjusted to $0.50 per share.

Limitations on Exercise of Warrants

Laurus may not exercise its warrants if on an exercise date the sum of the number of shares of Common Stock beneficially owned by the Laurus and its affiliates and the number of shares of Common Stock issuable upon the exercise of the Warrant which would result in beneficial ownership by Laurus and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such date. However, Laurus may void the 4.99% limitation upon 75 days prior notice to the Company or without any notice requirement upon an event of default under the terms of the Note. In addition, this 4.99% limitation does not prevent Laurus from exercising the Warrant and then reselling those shares at times when neither Laurus nor its affiliates beneficially own shares in excess of the 4.99% limitation. Therefore, by periodically selling our common shares into the market, avoiding the limitations imposed by the 4.99% limitation.

No Short-Selling by Laurus

Laurus has represented to the Company that neither it nor its affiliates or investment partners will engage in “short sales” of our common Stock during the term of the Note.

Right of First Opportunity

The Company granted Laurus a right of first opportunity to provide any additional financing to the Company or its subsidiaries on terms and conditions no less favorable than offered to a third party, other than with respect to certain indebtedness or equity financing (as specified in the Purchase Agreement, such as, (i) trade debt and debt incurred to finance the purchase of equipment (not in excess of ten percent (10%) of the fair market value of the our assets) whether secured or unsecured other than unsecured indebtedness not to exceed an aggregate principal amount outstanding of $200,000, indebtedness existing prior to the entering into the Purchase Agreement, and debt incurred in connection with the purchase of assets or equipment in the ordinary course of business, or any refinancing or replacements thereof on terms no less favorable to the Purchaser than the indebtedness being refinanced or replaced or (ii) equity issued as consideration for the purchase of assets or property, a business or another entity or other than issuances or sales to employees, officers, directors or consultants.

Registration Rights Granted to Laurus

The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issuable upon exercise of the warrants and the shares of common stock issued to Laurus in lieu of the pre-payment penalty.

December 2005 Common Stock and Warrants Private Placement

General

On December 2, 2005, the Company entered into a purchase agreement and related registration rights agreement, with certain accredited investors pursuant to which the Company issued 6,666,667 shares of common stock (the “Shares”) and a warrant to purchase up to an aggregate of 6,666,667 shares of common stock for an aggregate purchase price of $2,000,000.

Warrants

Pursuant to the terms and conditions of the warrants, each investor will have the right to acquire up to 50% of the number of shares of common stock purchased at an exercise price of $0.50 per share and up to 50% of the number of shares of common stock purchased at an exercise price of $0.75 per share for a period of five years from the closing. If at any time after December 2, 2006, there is no effective registration statement registering the resale of the shares underlying the warrants the warrants may also be exercised at such time by means of a cashless exercise.

Registration Rights

The Company agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares and the shares underlying the warrants. In the event that the Company defaults in its obligations under the registration rights agreement, the Company shall pay to each investor 2.0%, in cash, of the aggregate purchase price paid by such investor pursuant to the purchase agreement for any registrable securities then held by such investor for each month that such default continues. Failure to have an effective registration statement by April 2, 2006. Pursuant to the registration rights agreement, as of May 2, and as of each month thereafter until the registration statement is effective, we owe $40,000 in penalties to the investors.

Selling Security Holders

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 29,133,735 shares of common stock outstanding as of May 1, 2006.

Selling Security Holder	Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Alpha Capital Aktiengesellschaft	2,910,460[2]	(1)	3,666,667	(2)	*(2)
Bluegrass Growth Fund, LP	666,666[3]	(1)	666,666		*
Chestnut Ridge Partners, LP	1,666,668[4]	(1)	1,666,668		*
CMS Capital	666,666[5]	(1)	666,666		*
DICA Partners, LP	666,666[6]	(1)	666,666		*
Ellis International LTD, Inc.	666,666[7]	(1)	666,666		*
Helaine and Meg Mindel JTWROS	333,334[8]	(2)	333,334		*
Insiders Trend Fund, LP	633,334[9]	(1)	633,334		*
Iruguos Masto Fund, LTD	666,666[10]	(1)	666,666		*
Laurus Master Fund, Ltd.	3,235,389[11]		3,235,389		*
Lednim Property Associates	333,334[12]	(1)	333,334		*
Leo E. Mindel Non-GST Exempt Trust	333,334[13]	(1)	333,334		*
Monarch Capital Group, LLC	333,334[14]	(1)	333,334		*
Northern Valley Partners, LLC	300,000[15]	(1)	300,000		*
Whalehaven Capital Fund Limited	3,333,334[16]	(1)	3,333,334		*

Total	16,745,851		17,502,058

(1)	Shares of common stock and warrants were issued pursuant to a December 2005 purchase agreement; one half of warrants to be registered are exercisable at $.50 a share and the other half of the warrants are exercisable at $.75 per share. Each share was accompanied by a warrant and was sold at a price of $0.30 per share.
(2)

Konrad Ackerman may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Alpha Capital Aktiengesellschaft is Prada Fant 7,

Furstentums 9490, Vaduz, Lichtenstein. Shares beneficially owned Includes only 1,077,127 of the 1,833,333 shares of common stock otherwise issuable upon exercise of warrants because Alpha Capital Aktiengesellschaft may not exercise the warrant to the extent such exercise would cause the aggregate number of shares of Common Stock beneficially owned by Alpha Capital Aktiengesellschaft to exceed 9.9% of the outstanding shares of the Common Stock following such exercise. However, shares to be sold in the offering includes, all shares issuable upon exercise of the warrants since, Alpha Capital Aktiengesellschaft would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Alpha Capital Aktiengesellschaft has the right at any time to sell any shares purchased under the purchase agreement which would allow it to avoid the 9.9% limitation, and ultimately exercise all of its warrants.

(3)	Includes 333,333 shares of common stock issuable upon exercise of warrants. Brian Shatz may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Bluegrass Growth Fund, LP is 122 East 42nd Street, Suite 2606, New York, NY 10168.
(4)	Includes 833,333 shares of common stock issuable upon exercise of warrants. Kenneth Pasternak may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Chestnut Ridge Partners, LP is 50 Tice Boulevard, Woodcliff Lake, NJ, 07677.
(5)	Includes 333,333 shares of common stock issuable upon exercise of warrants. Howard Weiss may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of CMS Capital is 9612 Van Nuys Boulevard, #108, Panorama City, CA 91402.
(6)	Includes 333,333 shares of common stock issuable upon exercise of warrants. Jack Rubenstein may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of DICA Partners, LP is 370 Clayton Road, Scarsdale, NY 10583.
(7)	Includes 333,333 shares of common stock issuable upon exercise of warrants. Wilhelm Ungar may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Ellis International LTD, Inc. is 20 East Sunrise Hwy., Suite 302, Valley Stream, NY 11581.
(8)	Includes 166,667 shares of common stock issuable upon exercise of warrants.
(9)	Includes 166,667 shares of common stock issuable upon exercise of warrants. Anthony Marchese may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Insiders Trend Fund, LP is 500 Fifth Avenue, Suite 2240, New York, NY 10110.
(10)	Includes 333,333 shares of common stock issuable upon exercise of warrants. Joshua Silverman may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Iruguos Masto Fund, LTD is 641Lexington Avenue, 26th Floor, New York, NY 10022.
(11)	Includes 2,250,000 shares of common stock issuable upon exercise of warrants. Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the sole members of Laurus Capital Management, LLC, and have shared voting and investment power over the shares being offered under this prospectus. The address of Laurus Master Fund, Ltd. is P.O. Box 309 G.T., Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. _All of the warrants were either issued or repriced in connection with the November 2005 loan of $7 million to the Company from Laurus; the balance of 985,389 shares were issued in connection with the financing._
(12)	Includes 166,667 shares of common stock issuable upon exercise of warrants. Meg Marchese may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Lednim Property Associates is 5 Elm Row, New Brunswick, NJ 08901.
(13)	Includes 166,667 shares of common stock issuable upon exercise of warrants. Meg Marchese is the trustee of the Leo E. Mindel Non-GST Exempt Trust and may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus.
(14)	Includes 333,334 shares of common stock issuable upon exercise of warrants. Michael Potter may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Monarch Capital Group, LLC is 500 Fifth Avenue, Suite 2240, New York, NY 10110.
(15)	Anthony Marchese may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Northern Valley Partners, LLC is 500 Fifth Avenue, Suite 2240, New York, NY 10110.
(16)	Includes 1,666,667 shares of common stock issuable upon exercise of warrants. Evan Schemenauer may be deemed a control person of these shares being offered under this prospectus and has voting and investment control over these shares being offered under this prospectus. The address of Whalehaven Capital Fund Limited is 1055 Dunsmuir Street, Suite 564, Vancouver, BC, Canada V7XIL4.

Plan of Distribution

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a distribution to a selling stockholder’s partners, members or stockholders;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Except for the exercise of warrants, we will not receive any of the proceeds from the selling shareholders’ sale of our common stock.

Business

General

Coach is a holding company, which, through its subsidiaries, offers an array of financial services, insurance products and fleet management to commercial fleet operators. These services include finance and operating leases for vehicles, procurement and disposal of vehicles, and the supply of commercial fleet drivers for these operators. We also provide specialty insurance products for the commercial fleet drivers. Our long-term strategy is to expand our array of products and services to existing customers as well as other commercial fleet operators. Coach will also actively pursue acquisition candidates that can support the expansion of these products and services.

We operate in three business segments; lease finance, independent contractor settlement services and manufacturing using the following subsidiaries.

Our Lease Finance operations are provided by (a) Coach Financial Services, Inc. (“CFS”) and by our newest acquisition with a proposed daily rental business, (b) FleetPlan LLC and its related entities (FleetPlan)

Our Manufacturing operations are provided by (a) Commercial Transportation Manufacturing Corporation (CTMC) and Springfield Coach Industries Corporation, Inc. (SCB) and the (b) product sales by Springfield Coach Industries Corporation, Inc (SCI). SCI owns a 51% interest in American-Springfield, LLC, a Florida Corporation.

Our Independent Contractor Settlement Services are provided by Corporate Development Services, Inc (CDS) and its wholly owned subsidiaries. Effective May 1, 2006, we began offering accident and occupational insurance to our 7,300 drivers through a risk sharing arrangement with Dallas National Insurance Corporation and Coach Insurance Corporation.

Lease Finance Segment

Operations

CFS and FleetPlan offer financial services to commercial fleet operators including customers of CDS and American-Springfield. CFS targets small to mid-size commercial fleet operators through the United States. FleetPlan, our newest acquisition which had not at the time of our acquisition commenced operations, intends to target the daily rental business market.

We intend to expand our financial services business primarily to businesses in our niche markets with the acquisition of FleetPlan, which at the time of our acquisition had not commenced operations. These businesses are largely under-served by the financial community, which we acknowledge may be able to offer lower rates. We will offer various services to our drivers and purchasers of our vehicles that will differentiate us from our competition. By doing so, we believe that we can make our services less sensitive to rate and more focused on the service aspect of the business.

Products and Services

We intend to offer commercial vehicle lease and fleet financing to the commercial fleet operators throughout the United States.

We acquired FleetPlan, L.L.C. in November 2005, which had not commenced operations, but has begun to establish relationships in both the daily rental business and with the manufacturers of both foreign and domestic vehicles. FleetPlan plans to secure allocations of vehicles under agreements it intends to procure with automobile manufacturers, whereby the manufacturer will provide automobiles to FleetPlan for purchase and FleetPlan leases the vehicles to both franchised and independent daily rental operators nationwide. Typical lease terms are 6 to 12 months with an average term of 9 months. We intend to negotiate manufacturer repurchase agreements with a select group of automobile manufacturers enabling us sell the vehicles back to the manufacturer at the end of the lease term and eliminate much of risk of collateral value during the term. We are currently seeking financing to execute on this business plan for FleetPlan and have not commenced these operations

The Company existing subsidiary finances commercial fleet operators with the typical lease term to be from twelve to seventy-two months based on the collateral and credit worthiness of the commercial fleet operator. The rate of interest charged will be within applicable lending guidelines. The typical lease balance is between $20,000 and $50,000; however leases are grouped; the total package is up to $2 million for our typical lease customer.

The borrower credit profile and classification determine the type documentation required to determine credit terms. Borrowers classified with “A” and “B” credit will be required to complete minimal credit application and documentation, compared to full documentation and review of the credit standing, collateral, source of proceeds and review of documentation for those borrowers with “C” or “D” credit criteria. The amount of borrowings and down payment on the loan or lease will have a bearing on the amount of documentation that is required by our lending officer. The collateral typically is a vehicle that is the primary source of revenue for our commercial fleet operators.

Competition

The Company is one of many financial service providers offering vehicle lease products to business customers. The financial services business consists of savings and loans, banks, leasing companies, insurance companies, insurance brokers and other providers of financial services. The industry is highly competitive and the rates charged by the competition may be lower than those rates that we may be able to charge because our cost of funds and overhead are higher than those other companies. Legal and regulatory developments have made it easier for new and sometimes unregulated entities to compete with us. Consolidation among financial service providers has resulted in fewer large national and regional banking and financial institutions holding a large accumulation of assets. These institutions may have significantly greater resources, a wider geographic presence or greater accessibility. Competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

Once, we obtain financing, we intend that our FleetPlan subsidiary will enter into the daily rental financing business to provide vehicles to franchise and independent daily rental car companies. These companies include licensees of Dollar/Thrifty Group, Hertz, Avis, Budget, and National/Alamo Rent-A-Car. These companies may either finance their fleets through the franchisor or through traditional financial sources such as local banks. In many instances, these companies either pay a premium for the relationship with the franchisor or they must utilize additional collateral in the financing of their fleets through traditional finance sources. Management anticipates that our relationships with the manufacturers will provide FleetPlan with a pricing advantage through volume purchases that the individual rental car companies would not receive due to the relatively small volume of purchase orders that they place each model year.

Marketing

Lease Financing

The Company markets its lease financing and other financial services through American-Springfield and through a direct sales force. Our sales team targets fleet operators and independent dealers within the specific niches. The Company also sends out direct mail marketing pieces to select customers or contacts with products or services that we believe will result in a future sale of our products.

Daily Rental

Once financing for this business and contracts with auto manufactures are obtained, the Company will market its lease of vehicles to the daily rental operators through relationships developed over the years, attendance at trade shows and through a direct sales force.

Material Supply Agreements

The Company is negotiating allocations of rental vehicles from both foreign and domestic automobile manufacturers for its proposed FleetPlan daily rental financing business. We anticipate receiving these allocations and securing manufacturer repurchase agreements by the end of the third quarter of 2006. If these agreements were not obtained or FleetPlan financing is not obtained, then the daily rental financing business as presented would not be practical.

Seasonality

We expect that our financial services business will track our other business units. The daily rental business is expected to be busier during the third and forth quarter when new models are introduced and during the summer and winter when the rental business is busier.

Regulations

We are subject to state law limitations on the interest rate we can charge its consumer customers. Interest rates charged to businesses in the states we lend in are not subject to the same limitations. The Company intends to provide leases and loans principally to businesses and in states where usury restrictions are not applicable to businesses.

Our commercial financing, lending and leasing activities are not subject to the same degree of regulation as consumer financing, although states regulate motor vehicle transactions, impose licensing, documentation and lien perfection requirements, and may limit what we can charge. Failure to comply could result in loss of principal and interest or finance charges, penalties and restrictions on future business activities.

Independent Contractor Settlement Segment

CDS provides independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. CDS provides commercial fleet operators with the services of independent contractors, which may help operators, alleviate workplace concerns relating to directly employing commercial fleet operators. CDS also provides health insurance and specialty insurance products to these commercial fleet drivers. The Company currently provides its products to approximately 7,300 commercial fleet drivers and 260 commercial fleet companies. Effective May 1, 2006, we began offering accident and occupational insurance to our 7,300 drivers through a risk sharing arrangement with Dallas National Insurance Corporation and Coach Insurance Corporation.

Claims Management

The claims management function is handled by a third party administrator which provides claims adjustment and legal defense for accident and occupational insurance provided to CDS’ captive courier drivers. The Company will oversee the claims function and review each case with the third party administrator. We maintain a database of claims experience of each of our courier operators and driver classes, which will be utilized to assess levels of risk within the portfolio. This information will be utilized by our third party administrator, actuary and other financial staff.

We will establish case loss reserves for each claim based upon all of the facts available at the time to record our best estimate of the ultimate potential loss of each claim. We will also establish reserves on a case by case basis for the estimated costs of legally defending third-party claims, or allocated loss adjustment expense reserves. In addition, we will establish reserves to record on an overall basis the costs of adjusting claims that have occurred but not yet been settled or unallocated loss adjustment expense reserves.

Our claims operations will be overseen by a claims executive responsible for monitoring the results of the adjusters handling the claims, including adjustments made by program underwriting agents or third party administrators. Our claims executive will work closely with our actuary in reviewing the results of our insurance risk-sharing agreement. As a result, we do not expect that our full-time claims staff will require many people, and in the first couple of years of our operations, our claims staff will consist of our claims executive.

Reserves

We are required to establish reserves for losses and loss expenses under applicable insurance laws and regulations and U.S. GAAP. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured and/or reinsured claims that have occurred at or before the balance sheet date, whether already known to us or not yet reported. Our policy is to establish these losses and loss reserves prudently after considering all information known to us as of the date they are recorded.

Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim, and reserves for incurred but not reported, or IBNR, losses and loss expenses. We establish these two categories of loss reserves as follows:

•	Reserves for reported losses—following our analysis of a notice of claim received from an insured, the third party claims administrator and our ceding company will establish a case reserve for the estimated amount of its ultimate settlement and its estimated loss expenses. Like other insurers, our insurance carrier will establish case reserves based upon the amount of claims reported and may subsequently supplement or reduce the reserves as our claims department and actuary deems necessary.

•	IBNR reserves—Reserves will also be established for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves include estimated loss expenses. We calculate IBNR reserves by using generally accepted actuarial techniques. We utilize actuarial methodologies that rely on historical losses and loss expenses, statistical models, projection techniques as well as our pricing analyses. We revise these reserves for losses and loss expenses as additional information becomes available and as claims are reported and paid.

Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost of claims incurred. We use statistical and actuarial methods to estimate our ultimate expected losses and loss expenses. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial trends, legislative changes and changes in claims handling procedures, our ultimate liability may exceed or be less than these estimates. Our actuaries utilize several methodologies to project losses and corresponding reserves. Based upon these methods, our actuary determines a best estimate of the loss reserves.

Since our accounts will be new, our actuary will utilize available loss development statistics from the program underwriting agents and primary insurance companies with whom we will do business as a basis for conducting these types of projections.

In addition, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, we use this industry information to guide our loss and loss expense estimates. We plan to regularly review these estimates, and to reflect adjustments, if any, in earnings in the periods in which they are determined. We expect that we will, from time to time, engage independent external actuarial specialists to review specific pricing and reserving methods and results.

Underwriting

We employ a disciplined approach to underwriting and risk management that will rely heavily upon the collective underwriting expertise of our management and staff, as well as upon our underwriting process management approach. This expertise is guided by the following underwriting principles:

•	We accept only those risks that we believe will earn a level of profit commensurate with the risk they present;

•	We accept only those risks which have demonstrated track records of profitable performance or else present limited downside potential; and

•	We consistently use peer review in both our underwriting acceptance process as well as to continually audit the performance of underwriting managers against agreed standards and guidelines.

We will have a small underwriting department initially consisting of one person. We will also address acceptable terms and conditions.

Our underwriting process for occupational and accident insurance for our courier drivers will consider the appropriateness of insuring the client by evaluating the quality of its management, its risk profile and its track record. We will obtain available information on the client’s loss history for the group of drivers being insured together with relevant underwriting considerations.

In addition, our underwriters will use a variety of means, including specific contract terms, to manage our exposure to loss.

We will regularly review and revise our profitability guidelines to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

Products and Services

The courier industry consists of approximately 7,200 same day, messenger and expedited courier companies according to 2003 US Census data. According to 2003 US Census data, the industry has combined annual sales of approximately $521 million, with about 562,000 couriers and approximately 400,000 of those couriers are independent contractors. 96% of couriers utilize a vehicle to provide service: 34% by small cars, 48% by pick-up trucks or vans and 13% by small or large trucks as reported by the 2003 US Census.

CDS provides independent contractors to commercial fleet operators. This insulates the operators from employee related workplace concerns. The Company provides drivers with specialty insurance products, health benefits and other insurance products sold by third parties. Effective May 1, 2006, we began directly offering accident and occupational insurance to our drivers through a risk sharing arrangement with Dallas National Insurance. CDS also provides consulting services to each commercial fleet operator. CDS educates both the fleet operator and the drivers on the business methods to stay within the required guidelines for an independent contractor.

CDS provides solutions to problems that are endemic to the courier industry on an individual level, as well as an association. Classification of drivers that service the courier business is an issue for the owner operator, whereby they may subject themselves to questions relating to the driver’s status as an employee or independent contractor. The Company provides the support, education, products and insulation to enhance the independent contractor relationship. Courier companies face an industry risk of public agency investigation of the independent contractor status. CDS has extensive regulatory knowledge in its participating states which allows the Company to effectively assist the courier company client with addressing agency investigations in a more timely and cost efficient manner.

Competition

CDS is one of three entities providing independent contractors to the commercial fleet industry. The other two companies are the National Association of Independent Contractors (NICA) and Contractor Management Services (CMS). The differences between CDS, CMS and NICA are considerable in their scope of coverage and their approach to defense of the independent contractor classification. CDS maintains a three level protection platform for its clients by offering an Occupational Accident policy, a contingent contract liability policy and workers’ compensation policy. NICA offers only an Occupational Accident policy and performs the defense with in-house counsel. CMS offers an Occupational Accident policy as well as a workers compensation policy and they also rely on in house counsel. CDS’ additional layer of protection with the contingent liability policy pays for the legal defense of the case, using the best suited local counsel familiar with the court and will also pay “up to” statutory workers’ compensation levels in the event of a settlement.

The software platform and the relationship with the insurance carrier are the key to the success of this business. The business is run on a low gross profit margin and automation through efficient systems and processing are the key to gaining market share in this industry. CDS has developed a very sophisticated software platform that allows real time management of the independent contractor database. Clients can also manage their driver force on line through of web interface. The system cross-references drivers by their social security number to provide consolidated earnings and premium reports. The system automatically calculates the premium to be submitted to the carrier as well as auto generating client invoices, which are immediately emailed out at the end of the check run.

Competition

Our competitive advantage is tied to the courier drivers supported by CDS. The insurance offered is considered a captive insurance product for occupational and accident insurance.

Marketing

The Company has access to 7,300 commercial fleet operators in the courier/delivery industry that have specific needs relating to insurance products and lease financing products. Since our subcontractor settlement processing for commercial fleet operators requires ongoing communication; we offer our products and services to both drivers and fleet operators frequently (compared to a vehicle leasing business for example which would only offer its services every three to four years, when they are in the market for a new vehicle. We believe that due to our market niche of serving commercial fleet operators in the transportation industry who are generally underserved by the financial services industry, there are many opportunities to cross market our financial services products.

We currently offer financial services products including providing independent contractors with insurance products, tax preparation and payment settlement. We will expanded the services offered to this base of independent contractors as we are able. For example, effective May 1, 2006, the Company began a direct offering of accident and occupational insurance to this driver base through a risk sharing arrangement with Dallas National Insurance Company. The Company will continue to identify those services that will be attractive to these independent contractors.

The Company’s has a growing relationship with California Overnight which is a major customer and which constituted 16.5% of our total revenues in 2005; we have expanded from 400 independent contractors served at acquisition ( September 1, 2004) to 800 independent contractors currently. Our territories have expanded from 1 state ( September 1, 2004) to 3 states currently. This expansion of territories and independent contractors has solidified our relationship with California Overnight.

Seasonality

The courier business is not considered seasonal.

Regulation

Coach Insurance Corporation, through the risk sharing agreement with HighPoint is subject to extensive governmental regulation and supervision in the various states and jurisdictions in which they are domiciled and licensed to conduct business. The laws and regulations of the state of domicile have the most significant impact on operations. This regulation and supervision is designed to protect policyholders rather than investors. Generally, regulatory authorities have broad regulatory powers over such matters as licenses, standards of solvency, premium rates, policy forms, marketing practices, claims practices, investments, security deposits, methods of accounting, form and content of financial statements, reserves and provisions for unearned premiums, unpaid losses and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In addition, regulatory authorities conduct periodic financial, claims and market conduct examinations.

Manufacturing Segment

SCB’s operations consist of manufacturing, selling and servicing stretch sedans. The direct manufacture of the modified chassis is housed in a 45,000 square foot manufacturing facility. We are one of only ten limousine manufacturers operating under a Qualified Vehicle Modifier Agreement (“QVM”) with Ford Motor Company. Securing a QVM is a barrier to entering the specialty vehicle manufacturing industry due to the scrutiny and rigid manufacturing facility requirements imposed by the manufacturer.

Competition

Based upon a October 2005 issue of Limousine and Chauffeured Transportation, SCB and CTMC are one of the ten major limousine manufacturers in the industry operating under a QVM agreement with Ford Motor Company. There are many companies in the marketplace that do not operate under the manufacturer sponsored programs, such as the QVM. Operating within QVM agreement enables the Company to provide enhanced warranty coverage to the purchasers of our vehicles, through superior engineering design and by utilizing the resources provided by Ford. Other QVM and Non-QVM manufacturers may offer similar products to these limousine operators; however, our sales, design and engineering team have focused our products on specifications that commercial fleet operators demand. We intend to further differentiate ourselves by offering commercial fleet operators a broad array of financial solutions including automotive leases, contract settlement processing and insurance products.

Products and Services

Production of limousines consists of manufacture of a modified chassis performed through either a manufacturer-supported program or otherwise. We participate in a manufacturer-supported program through a QVM agreement with Ford. We modify the chassis based on their specifications and are monitored by the manufacturer. We are permitted to provide changes to the design and aesthetics of the product, but not the engineering of the product. The manufacturer closely reviews the performance of all those modification manufacturers in their programs. Other companies produce non-conforming, non-manufacturer supported chassis modifications not associated with the original manufacturer.

Based on the Limousine and Chauffeured Transportation Industry 2005 statistics, the limousine industry generates approximately $4.4 billion in annual revenues. We target the industry for the sale of our luxury limousines, specialty vehicles and limousine buses to approximately 13,000 limousine operators located throughout the United States. However, the 2001 World Trade Center disaster sharply decreased product demand. The industry has been struggling to regain its prior production levels of 5,700 units per year. We do not expect the industry to reach pre-2001 levels of production.

The Company manufactures a modified chassis for limousines. A chassis is modified into a luxury limousine through a multiple step manufacturing process completed over a period of approximately two to three weeks, depending on the model. The Company maintains a finished goods inventory of 35 to 45 days to meet customer demand. The Lincoln Town Car market makes up approximately 90% of the modified limousine chassis market.

Marketing

We intend to utilize existing and new technologies to market all Company products, including limousines and specialty vehicles. To that end, last year we formed a joint venture American-Springfield, LLC, with American Dealerships Corporation; we own 51% of the joint venture. American Springfield was to sell limousines manufactured by SCB. Both parties to the joint venture allege breach of the agreement and are in discussions to mediate the dispute. We have stopped funding and selling limousines to American Springfield.

Material Supply Agreements

The Company manufactures luxury limousines, specialty vehicles and limousine buses under a QVM with Ford Motor Company. These agreements are evaluated and renewed annually by Coach. With this QVM, the Company is able to utilize Ford for engineering expertise, warranty support, rebates for chassis purchases and marketing funds. The Company anticipates renewal of this agreement since its relations with Ford are good.

Research and Development

Research and development expense was $199,000, $830,000 and zero for the three years ended December 31, 2005, December 31, 2004 and December 31, 2003. These expenses were almost entirely incurred in the production of specialty limousine products. We do not anticipate incurring significant research and development expenses in fiscal 2006.

Seasonality

The specialty vehicle business is seasonal; most purchases are made during the second quarter because of upcoming Prom and Wedding seasons and the fourth quarter coinciding with the timing of the new model year.

Regulation

Our QVM Agreement with Ford Motor Company requires that we maintain and adhere to strict engineering and manufacturing standards set by the National Highway Traffic and Safety Agency (“NHTSA”) for manufactured vehicles. The NHTSA, under the U.S. Department of Transportation, was established by the Highway Safety Act of 1970, as the successor to the National Highway Safety Bureau, to carry out safety programs under the National Traffic and Motor Vehicle Safety Act of 1966 and the Highway Safety Act of 1966. We purchase our vehicles directly from the original manufacturers, such as Ford Motor Company, General Motors Company and Daimler-Chrysler, and then modify the vehicles based on our customer’s requirements or the specific product lines. As such, we are not subject to the same regulations as other automotive manufacturers.

Environmental

Our manufacturing facility is subject to a host of Federal and state environmental and employee regulations. We believe that we are in material compliance with such regulations.

General Business

Employees

As of December 31, 2005, we had 60 full-time employees, 41 manufacturing personnel in our limousine subsidiary and 19 managerial, sales, marketing or administrative positions. Our limousine subsidiary outsources its sales and marketing function. We have 21 persons performing services for our CDS subsidiary that are employed through a professional employment organization. We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit.

History

Coach was incorporated in the State of Nevada in October 1998. Its principal executive offices are located at 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330. Our telephone number is (954) 602-1400. Our website address is www.cigi.cc. Information found on our website is not a part of this prospectus.

Coach is a holding company, which was formed through several acquisitions as follows:

Limousine Manufacture. On September 1, 2003, Coach acquired Commercial Transportation Manufacturing Corporation (“CTMC”), a limousine manufacturer. CTMC currently operates in Springfield, Missouri. On December 31, 2003, Coach, through Springfield Coach Industries Group, Inc., acquired certain assets and liabilities from Springfield Coach Builders, Inc. (“SCB”). Its principal executive offices are located in Springfield, Missouri. Effective December 31, 2005, the Company, through Springfield Coach Industries, Inc.

(“SCI”) and American Dealerships Corporation formed American-Springfield, LLC (“American-Springfield”) a Florida limited liability company. American-Springfield was to be a dealer for manufactured vehicles through Springfield Coach Industries, Inc.

Finance and Leasing. On July 9, 2004, Coach purchased all of the common stock of Go Commercial Leasing Corporation (“Go Commercial”) and merged Go Commercial into Coach Financial Services, Inc. (“CFS”). Its principal executive offices are located in Cooper City, Florida. Effective November 15, 2005, the Company acquired the assets of FleetPlan, L.L.C. (“FleetPlan”), which has not commenced operations, but had the infrastructure to provide financial services to commercial fleet operators in the daily rental market.

Courier Services. Effective September 1, 2004, Coach acquired Corporate Development Services, Inc. (“CDS”), a contract settlement company. Its principal executive offices are located in Glens Falls, New York. In May 2006, Coach formed a new subsidiary, Coach Insurance Corporation, to directly offer accident and occupational insurance to courier drivers.

Properties

In July 2004, Coach signed a lease agreement with Cooper City Commerce Center, Inc. for approximately 6,500 square feet of mixed use office space in Cooper City, Florida, to house the corporate offices, the Florida sales offices and CFS operations. Our annual rent is $84,000, plus applicable taxes and common area expenses, such payments commencing in February 2005. The lease term expires October 2009.

SCB leases approximately 45,000 square feet of space located in Springfield, Missouri, pursuant to a lease, which expires in December 2006. SCB uses the space as its executive office, manufacturing facility and approximately 16,000 square feet as a warehouse facility. Annual rent is $132,000.

CDS leases approximately 7,000 square feet of office space located in Glens Falls, New York pursuant to a lease, which expires in December 2008. CDS uses the space as its executive office space and operations center. Annual rent for the space is $74,000. CDS has an option to renew the lease for an additional five years. The space has been subleased to an affiliated company for the same period at our cost.

Legal Proceedings

Universal Express, Inc. v. CDS Merger Sub, Inc., et al: On November 8, 2005, Universal Express, Inc. filed suit in the Supreme Court of the State of New York (Case No. 6723/2005) against CDS Merger Sub, Inc., Corporate Development Services, Inc., Subcontracting Contractors, Inc., a New York Corporation, Subcontracting Concepts, Inc., a Connecticut Corporation, SCI-Two Wheel, Inc., a Georgia Corporation, Coach Industries Group, Inc., Robert Lefebvre, Carmen B. Lefebvre, Mark Lefebvre, Scott Lefebvre, Edmund Lefebvre, Paul Gapp and Robert R. Slack. Universal Express seeks $160 million in damages for the defendants’ alleged failure to provide them with a right of first refusal of the pending sale of CDS with regard to the sale of stock of CDS to a Company subsidiary. The Company has filed a motion to dismiss based on its belief that the suit is frivolous as against the Company and its subsidiaries as purchasers, as neither had any contractual obligation to give notice to plaintiff.

In addition to the foregoing, the Company is subject to legal claims and legal proceedings that arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such other matters should not have a materially adverse effect on its financial position, results of operations or liquidity.

Selected Financial Data

In the table below, we provide you with historical selected financial data for the three months ended March 31, 2006 and 2005 and for the three years ended December 31, 2005, 2004 and 2003 (from January 8, 2003 (inception)), derived from our audited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At or for the Three Months Ended March 31, 2006	At or for the Three Months Ended March 31, 2005
Revenues	$75,077,565	$58,078,835
Loss from operations	$(385,051)	$(278,305)
Loss per share	$(0.01)	$(0.01)
Total Assets	$23,358,280	$22,296,050
Long-term obligations	$9,011,315	$5,715,453

	At or for the Year Ended December 31, 2005	At or for the Year Ended December 31, 2004	For the period from January 8, 2003 (inception) through December 31, 2003 or At December 31, 2003
Revenues	$256,165,770	$83,595,584	$1,068,487
Loss from operations	$(5,013,045)	$(6,502,818)	$(1,743,290)
Loss per share	$(0.25)	$(0.41)	$(0.79)
Total Assets	$23,084,160	$19,521,824	$4,592,720
Long-term obligations	$8,610,852	$3,853,288	$—

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in future filings by the company with the Securities and Exchange Commission, in the company’s press releases and in oral statements made with the approval of an authorized executive officer which are not historical nor current facts are “forward-looking statements” and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The foregoing list should not be construed as exhaustive and the company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the our actual results and could cause the our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) the extremely competitive conditions that currently exist in the market for companies similar to us; (ii) lack or resources to maintain the company’s good standing status and requisite filings with the Securities and Exchange Commission; (iii) history of operating losses and accumulated deficit; (iv) possible need for additional financing; (v) competition; (vi) dependence on management; (vii) risks related to proprietary rights; (viii) government regulation; and (ix) other factors discussed in this prospectus and the Company’s other filings with the Securities and Exchange Commission. The following discussion should be read in conjunction with our financial statements and their explanatory notes included in the prospectus.

Financial Condition - March 31, 2006 compared to December 31, 2005

Current Assets

Cash and cash equivalents. Cash and cash equivalents decreased from $3.0 million at December 31, 2005 to $2.5 million at March 31, 2006, the decrease is primarily the needs of the operating entities to reduce payables and working capital requirements.

Restricted cash. Restricted cash was $247,000 at December 31, 2005 and March 31, 2006. These balances are primarily related to the body-builder line with Daimler Chrysler and are held on deposit in a cash management account at Daimler Chrysler at March 31, 2006.

Accounts receivable. Accounts receivable at December 31, 2005 was $1.6 million compared to $2.2 million at March 31, 2006. The increase primarily relates to receivables associated with CDS.

Supply inventory. Supply inventory consist of inventory specific to the manufacturing facilities. Supply inventory decreased from $1.4 million at December 31, 2005 to $1.1 million at March 31, 2006. Units upon back-orders at March 31, 2006 were 13 compared 10 December 31, 2005.

Prepaid expenses and other assets. The components of prepaid expenses and other assets were as follows:

	March 31, 2006	December 31, 2005
Prepaid expenses	$368,591	$166,351
Prepaid Chassis	226,238	—
Prepaid Parts - Inventory	42,263	—
Stock Issue - Personal Guarantees	162,948	179,970
Other Assets	52,714	—
Security Deposits	104,497	99,594
Repossessed Assets	77,900	—
Investment in JV	25,500	—

	$1,060,651	$445,915

Goodwill. At March 31, 2006 and December 31, 2005 goodwill was $6.3 million relating to the acquisitions of FleetPlan, SCB, CFS and CDS.

Lease receivables, net. At March 31, 2006 the balance of leases receivable was approximately $5.0 million net of an allowance for lease losses of approximately $77,000. The Company recognized a benefit for lease losses as the acquired portfolio declined by approximately $12,000.

Liabilities

Accrued wages. Accrued wages increased from $61,000 at December 31, 2005 to $94,000 at March 31, 2006, the increase is primarily due to the accrued wages relating to the operations and timing of payroll.

Accounts payable and other accrued expenses. Accounts payable and accrued expenses increased from $1.2 million at December 31, 2005 to $1.6 million at March 31, 2006, the increase is primarily relating to the operations the Company. Accrued expenses at Coach increased $125,000 relating to the reserve for losses associated with the joint venture from December 31, 2005 to March 31, 2006. Payables at CDS increased approximately $250,000 relating to payments to the insurance carrier relating to accident and occupational insurance premiums at March 31, 2006. The Company reduced its liabilities with suppliers and dealers at December 31, 2005 in an effort to improve relations with its suppliers at the manufacturing plant.

Customer deposits. Customer deposits increased from $41,000 at December 31, 2005 to $68,000 at March 31, 2006. The increase relates to the Company focusing on increasing the overall deposits it receives on its production for the manufacturing facility to insure that the sale occurs timely. The Company has assessed the value of a deposit of between $5,000 and $10,000 and the commitment by the customer. The Company had nine vehicles in production with deposits totaling $16,000 as December 31, 2005 compared to nine deposits at March 31, 2006, totaling $68,000 relating to the manufacturing facility. CDS had one customer deposit of $25,000 at December 31, 2005 and zero at March 31, 2006.

Related party payable. Related party payable decreased from $376,000 at December 31, 2005 to $88,000 at March 31, 2006. This amount related to approximately $200,000 paid to an affiliate of one of its subsidiary. This amount was repaid in January 2006. In addition the Company owed $125,000 to a company affiliated with a former officer and director at December 31, 2005. The company repaid $62,500 during the three months ended March 31, 2006. The balance is due in the second quarter of 2006.

Lines of credit. The lines of credit increased from $894,000 million at December 31, 2005 to $942,000 at March 31, 2006. This line of credit is directly associated with the number of vehicles in the manufacturing production.

Advance payments contract settlement. Advance payments contract settlements at December 31, 2005 and March 31, 2006 was $2.7 million and $1.9 million, respectively. The contract settlement is funded by commercial fleet operators in anticipation of those balances due to the drivers on the stipulated settlement date. The timing of the settlement to the drivers is typically between twenty-four and forty-eight hours of funding.

Warrant liability. The Company valued its warrants using a Black-Scholes pricing model at March 31, 2006 at $189,000 and $575,000 at December 31, 2005. The net change in the valuation resulted in a benefit of $385,000, based on the market value of $0.36; a duration of between .5 and 1 year on the options; volatility of 62% and a risk free interest rate of 4.80%. Upon the underlying shares of stock being registered, the Company will record a warrant liability. The warrants will be valued as of the balance sheet date until the warrants are registered with the Securities and Exchange Commission. Upon registration the warrants liability is reclassified to equity.

Term Note Payable – At March 31, 2006 and December 31, 2005 the Company Term Note was $7.0 million, due on October 31, 2009. Interest is due monthly at prime plus 1.5%. The portion of the debt that is classified as short-term is approximately $1.3 million at March 31, 2006 and $1.4 million at December 31, 2005. The decline relates to the deferral of payments by the lender until September 1, 2006.

Lease financing obligation. Lease financing obligation at March 31, 2006 was $4.5 million compared to $3.5 million at December 31, 2005. The average interest charged on these leases is 7.25 percent.

Results of Operations – For the Three Months Ended March 31, 2006 compared to March 31, 2005

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The information provided for Segment Reporting is based on internal reports utilized by management. Results of operations are reported through three reportable segments: manufacturing, the lease finance and independent contractor settlement. The Parent Company includes the operations of Coach.

The following summarizes the aggregation of the Company’s operating segments into reportable segments:

Reportable Segment	Operating Segments Aggregated
Manufacturing	SCB and CTMC
Lease Finance	CFS and FleetPlan
Independent Contractor Settlement	CDS
Parent Company	Coach Industries Group Inc.’s operations, costs of acquisitions, and financing activities

March 31, 2006	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$2,722,245	$610,820	$71,744,500	$—	$75,077,565
Cost of Goods Sold	2,393,392	507,627	70,898,144	—	73,799,163
Gross Margin	328,853	103,193	846,353	—	1,278,402
General and Administrative Expenses	391,188	164,615	587,441	520,209	1,663,453

Segments net income (loss) before income taxes	$(62,335)	$(61,422)	$258,915	$(520,209)	$(385,051)

The Company includes FleetPlan in the lease finance segment for 2006. The loss specific to FleetPlan for the three months ended March 31, 2006 was $93,000.

March 31, 2005	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$3,240,515	$1,568,683	$53,269,637	$—	$58,078,835
Cost of Goods Sold	2,362,856	1,432,729	52,490,438	(23,260)	56,626,763
Gross Margin	877,659	135,954	779,199	23,260	1,816,072
General and Administrative Expenses	680,677	93,377	611,156	709,167	2,094,377

Segments net income (loss) before income taxes	$196,982	$42,577	$168,043	$(685,907)	$(278,305)

Manufacturing – The Manufacturing Segment recognized lower revenues and cost of goods sold for the 2006 period, compared to 2005 because the number of units sold for the 2006 quarter was 49 compared to 48 units for the 2005 quarter. The Company slowed down its sales effort for the second half of 2005 to address warranty issues identified by the reorganized Management team as a result of vehicles manufactured in late 2005 and early 2006. Effective May 31, 2005, the reorganized Management team installed processes that enhanced the manufacturing process and strengthened the quality control process.

Gross Margin per vehicle was $6,700 for 2006 compared to $16,000 for 2005. The decline in margin was due to reduced sales prices and higher production costs per vehicle. During 2005, the Company manufactured multiple vehicles which were higher gross margin vehicles but caused some of the increased warranty issues. Overhead expenses per vehicle during the 2005 quarter were $8,200 per unit compared to $5,800 per unit for the 2006 period. The reduction in overhead is directly related to the reduction in headcount discussed below and streamlined manufacturing process in place during 2006. The Company has focused its production on building Lincoln, Towncars and Chrysler 300 Limousines during late 2005 and 2006. During the summer of 2005, the Company reduced the labor force at the plant from a high of 75 employees down to 41 employees, most of them associated with the direct manufacturing of the vehicles. Warranty expense for 2006 was $21,000 compared to $31,000 for 2005. Charges to the reserve were $17,560 for 2006 compared to $59,000 for 2005. Research and development was $106,000 for 2005 compared to zero for 2006.

Lease Finance – The Lease Finance Segment recognized higher revenues and cost of goods sold for the 2005 period compared to the same period in 2006. Production for the three months ended March 31, 2006 and 2005 were $640,000 and 2.5 million, respectively. The production for the period is directly related to the production levels at the manufacturing plant. Included in total assets at March 31, 2006 and December 31, 2005 were $1.5 million in assets acquired as part of the FleetPlan acquisition in late 2005. General and administrative expenses increased slightly from $93,000 for 2005 compared to $165,000 for 2006. The increase is specifically relating to the acquisition of FleetPlan in late 2005. The overhead expenses associated with FleetPlan were $93,000.

Independent Contractor Settlement – The independent contractor settlement segment recognized higher revenues and cost of goods sold for 2006 compared to 2005 based on an increase in number of drivers from approximately 5,800 at March 31, 2005 to over 7,000 drivers at March 31, 2006. In addition, the average annual settlement paid to the courier drivers was approximately $36,000 in 2005 compared to $41,000 for 2006.

Parent Company – Parent Company expenses decreased from $686,000 for the 2005 period to $520,000 for 2006. The decrease in expenses is associated with warrant liability valuation resulting in a benefit of $385,000, offset by a reserve of $125,000 for potential losses associated with the joint venture. Interest expense for 2005 was $202,000 compared to $190,000 for the 2006 period. Higher interest rates for 2006, higher balances for 2006, offset by lower amortization of beneficial conversion features impacted the interest expense for the period. In late 2005, the Company extinguished a convertible note for $4.9 million and replaced it with a term note for $7.0 million. The interest rate charged on the convertible note was prime plus 3.5% or 9.25% at March 31, 2005 as compared to prime plus 1.5%, or 9% at March 31, 2006 on the term note.

Liquidity and Capital Resources

The Company has historically satisfied its operating cash requirements primarily through private placements of restricted stock, the issuance of debt securities, issuance of restricted common stock to satisfy balances currently outstanding, the issuance of convertible debt and warrants, operating cash flow and cash funding from related parties, as required.

Contractual Obligations and Commercial Commitments are as follows as of December 31, 2005:

	Payment Due by Period
Contractual Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term Debt	7,000,000	1,465,119	3,906,984	1,627,897	—
Capital Lease Obligation	4,430,138	1,354,167	2,874,094	201,877	—
Operating Leases	700,633	235,617	311,016	154,000

	12,130,771	3,054,903	7,092,094	1,983,774	—

Interest Attributed to:
Long-term Debt(1)		564,070	644,650	73,255
Capital Lease Obligation(2)		272,096	237,644	7,318
Operating Leases	Landlord Leases -no interest imputed

		836,166	882,294	80,573	—

(1)	The calculated interest expense attributed to the Term Note is based on the rate of prime plus 1.5% or 9% based on the average outstanding balance for each period included in the table.
(2)	The calculated interest expense attributed to the Capital Lease Obligation is based on an average rate of 7.25% based on the average outstanding balance for each period included in the table.

Minimum future rental payments under the initial lease for each of the five years in the aggregate are as follows:

Year Ended December 31,	2005	2004
2005	$—	$283,617
2006	235,617	235,617
2007	158,617	158,617
2008	152,399	152,399
2009	84,000	84,000
2010	70,000	70,000

	$700,633	$984,250

Coach’s other commitments are either contingent upon a future event or terminable on less than thirty (30) days notice.

The repayment of the lease financing obligations is as follows:

Fiscal Year Ended December 31,	Total Liabilities 2005($)	Total Liabilities 2004($)
2005	—	369,145
2006	1,354,167	126,531
2007	1,511,782	163,616
2008	1,362,312	133,091
2009	201,877	92,468

	4,430,138	884,851

The repayment of the Laurus Transaction over the next five years ended December 31, are as follows:

For the year ended December 31,
2006	$1,465,119
2007	1,953,492
2008	1,953,492
2009	1,627,897

Total	$7,000,000

The Company has incurred losses from operations for years ended December 31, 2005 and 2004 of $5.0 million and $6.2 million, respectively. The Company anticipates that its cash requirements will continue to increase as it continues to expend substantial resources to build its infrastructure, develop its business plan and establish its sales and marketing network operations, customer support and administrative organizations. The Company currently anticipates that its available cash resources, the available capital that the outstanding warrants and options will generate and cash generated from operations will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for the next twelve months, without FleetPlan commencing its operations. The daily rental business model for FleetPlan will require significant additional capital or financing to support the business model. The Company is seeking financing arrangement to fund this business over the next twelve months, including discussions and payment of fees to Dresdner Bank if connection with a securitization of the future assets of the daily rental business. We cannot give any assurances that this or other financing of the daily rental business will be available. If the Company is unable to maintain profitability, or seeks further expansion, additional funding will become necessary. There can be no assurances that the Company can realize sufficient revenues to satisfy its business plan and further, there can be no assurance that alternative sources of financing can be procured on behalf of the Company.

On December 2, 2005, the Company issued 6,666,667 shares of common stock valued at $2,000,000 and 3,333,334 warrants to purchase the Company’s common stock for $0.50 and 3,333,334 warrants to purchase the Company’s common stock for $0.75. The Company received $1.7 million, net of issuance costs of $230,000. The Company is required to register these shares and warrants within 120 days of issuance. In addition, the Company issued 166,667 warrants to purchase shares of common stock at $0.50 and 166,667 warrants to purchase shares of common stock at $0.75 valued at $29,400.

On November 15, 2005, the Company acquired all the assets of FleetPlan, L.L.C. for a total of $1.56 million, which included $329,000 of cash, a note in the amount of $725,000, bearing interest at 12% and issued 1,246,883 shares of common stock valued at $500,000 pursuant to the acquisition of all of the assets of FleetPlan, L.L.C.

The Company issued 601,472 and 146,181 shares of common stock in exchange for the extinguishment of accrued liabilities owed to its Chief Executive Officer, Francis O’Donnell and its Chief Financial Officer, Susan Weisman for $322,413 and $72,038 of accrued wages and interest.

The Company issued 800,000 shares of common stock to various consultants for consulting contracts ranging from 12 to 36 months amounting to $258,000.

During May 2005, the Company settled certain obligations with an officer and director and his related companies. All obligations owed to the executive and settlements of related obligations owed by various entities of the officer were considered settled as a result of the agreement. Included was a charge-off of $429,000 of a receivable owed to the Company from a related entity of the officer, offset by a reduction of a liability due to the officer of $485,000 for compensation for his personal guarantees. These balances were offset at year-end and as part of the agreement; all balances due between the related entities and the Company were considered settled.

The above referenced settlement includes the cancellation of 556,098 shares of common stock issued to a related entity of the officer valued at $684,000 in exchange for a payable to the related party of the officer in the amount of $250,000 due in installments over a 12 month period. The Company paid to the related party of the officer $62,500 on July 28, 2005; a subsequent payment of $62,500 was remitted to the related party of the officer on October 31, 2005. The balance of the payments is due to the related party of the director in equal installments of $62,500 on January 31, 2006 and April 30, 2006. The balance of the liability to this related entity at December 31, 2005 was $125,000 and is included in related party payables. The Company recognized a gain on settlement of this obligation amounting to $434,000 for the year ended December 31, 2005.

This officer and director resigned effective May 31, 2005 and entered into a non-compete agreement, whereby the officer cannot compete with the Company for a period of three years. The Company issued to the officer 600,000 shares of restricted common stock valued at $396,000 and paid $55,000 to the director in consideration for the non-compete agreement discussed above. The cost of this agreement will be amortized over the term of the non-compete agreement. The unamortized portion of the non-compete agreement at December 31, 2005 is $363,000. In addition, this former officer and director was issued 341,500 shares of restricted common stock for his personal guarantee of lease obligations to various financial institutions. The stock is valued at $147,000 and is being amortized over the remaining term of the lease obligation.

The Company issued 400,000 shares of common stock to Laurus Master Funds, Ltd. upon conversion of $200,000 of Convertible Notes. The Company recognized a loss related to the conversion of $188,000 during the second quarter of 2005.

The Company issued 50,000 shares to Richardson and Patel for legal services rendered valued at $44,000. On September 29, 2004, the Company entered into a Convertible Note with Laurus Master Funds, Ltd. totaling $6.0 million.

On October 31, 2005, the Company repaid the $4.9 million of the Convertible Note and refinanced with a Term Note of $7.0 million. The Company recognized a loss on extinguishment of the 2004 Convertible Note amounting to approximately $1.9 million; approximately $1.1 million relates to the prepayment penalty associated with the original Convertible Note. The remainder of the extinguishment loss relates to a settlement with DelMar Consulting for their services related to the Laurus financing for 120,000 shares of common stock valued at $49,200, discounts associated with the original debentures and loan issuance costs. The prepayment penalty was paid (1) $735,000 in cash and (ii) $404,000 was paid by the issuance of 985,389 shares of common stock.

The Company received additional funds of $1.3 million under the Laurus Term Note which will be utilized for acquisitions and additional working capital. The terms of the current Laurus Term Note are as follows:

•	Maturity of Term Note – October 31, 2009;

•	Interest Rate – Prime plus 1.5 percent;

•	Debt issuance costs relating to amended and restated warrants of $220,000 based on a black-scholes pricing model at the date of closing;

•	Issuance of 762,399 new warrants with an exercise price of $0.50 valued at $150,000 based on a black scholes pricing model at the date of closing;

•	Repricing of 1.5 million outstanding warrants from exercise prices of $2.12, $1.82 and $1.51 to $.01 for 750,000 warrants; and 737,601 warrants to $.50.

•	Laurus was contractually restricted from selling any shares of common stock until February 1, 2006.

The Company is obligated to register all shares and shares underlying warrants issued to Laura. The Company has de-registered approximately 5.1 million shares of registered common stock originally registered in the registration statement filed and declared effective on February 4, 2004 which were cancelled as part of the Laurus Term Note transaction.

During June 2005, the Company obtained lines of credit with Daimler Chrysler Services North America, LLC (“Daimler Chrysler”) up to $3.5 million; $1.0 million to fund the purchase of chassis for the manufacturing facility and $2.5 million for the acquisition of leases secured by commercial vehicles. Effective July 2005, Daimler Chrysler agreed to increase the lease line to $4.0 million and committed to support the Company’s business plan. The body builder line of credit used to purchase chassis for the manufacturing facility is collateralized by the chassis and also a $200,000 irrevocable letter of credit, which will secure up to $1.0 million in body builder availability. At December 31, 2005 the balance of the line of credit to Daimler Chrysler was $1.6 million for the lease facility and $829,000 for the body builder facility. The interest rates charged on both lines of credit are based on internal published rates at Daimler Chrysler.

Effective December 31, 2005, the Company entered into a joint venture called American-Springfield, LLC (“American-Springfield”) between Springfield Coach Industries Group, Inc. and American Dealerships Corporation, whereby the American-Springfield, LLC, was to be dealer for Springfield limousines. Both parties to the joint venture allege breach of the agreement and are in discussions to mediate the dispute. Springfield Coach has stopped funding and selling limousines to American Springfield. The profits of the joint venture were to be shared 51% to the Company and 49% to American Dealerships Corporation.

Financial Condition - December 31, 2005 compared to December 31, 2004

Current Assets

Cash and cash equivalents. Cash and cash equivalents decreased from $3.5 million at December 31, 2004 to $3.0 million at December 31, 2005. The cash balances at December 31, 2005 and 2004, specific to CDS were $1.7 million and $750,000, respectively. In addition, during 2004, the Company classified as cash and cash equivalents amounts placed in the restricted account amounting to 2.8 million for the Laurus transaction as the funds were released from restriction during the first quarter of 2005. During December of 2005, the Company received $1.7 million from the issuance of 6.7 million shares of common stock and an additional $1.3 million from Laurus as part of the extinguishment of the convertible debentures and issuance of the term note.

Restricted cash. Restricted cash decreased from $500,000 at December 31, 2004 to $247,000 at December 31, 2005. The balance primarily relates to the collateral related to the irrevocable letter of credit, which was collateral for the line of credit with Ford Motor Credit Corporation. The Company closed on the Laurus transaction on September 29, 2004. The $500,000 related to the letter of credit was released and subsequently collateral for a line of credit with another financial institution. At December 31, 2005, the loan was repaid through the application of the underlying collateral. The Company has $200,000 of collateral related to letters of credit with Daimler Chrysler. The letters of credit relate to their bodybuilder line outstanding at year-end. In addition, the Company has $47,000 at its various lenders as additional collateral on leases that the Company has funded through these institutions.

Accounts receivable, net. Accounts receivable, net at December 31, 2005 was $1.6 million compared to $1.3 million at December 31, 2004. The increase reflects balances of $118,000 relating to the manufacturing business and approximately $1.4 million relating to independent contract settlement business.

Unbilled Revenue – Unbilled revenue at December 31, 2004 was $298,000 compared to zero at December 31, 2005. The timing of the contract settlement does have an impact on the unbilled revenue account. The settlement date and the payment date were both on Friday for 2005, compared to Thursday for 2004.

Supply inventory. Supply inventory consist of inventory specific to the manufacturing facilities. Supply inventory decreased from $1.8 million at December 31, 2004 to $1.4 million at December 31, 2005. The decrease is directly attributed to the inventory levels at SCB. The Company formed American-Springfield as an exclusive sales and marketing outlet for SCB. American-Springfield has determined that the product offerings of SCB were too extensive and management is reviewing the product mix. During the last few weeks of the year, SCB focused on eliminating its current inventory to clear the production line for the new models and product mix.

Total current assets. Total current assets decreased from $7.7 million at December 31, 2004 to $6.9 million at December 31, 2005. The primary reasons for the decrease related to lower cash balances and supply inventory offset by higher accounts receivable balances related to CDS. CDS accounts receivable balances were higher for 2005 due to the timing of the contract settlement process.

Property and Equipment. Property and equipment increased from $1.8 million at December 31, 2004 to $2.5 million at December 31, 2005, related to the acquisition of FleetPlan effective November 15, 2005. The Company allocated $300,000 from goodwill relating to the daily rental finance platform.

Goodwill. At December 31, 2004, goodwill was $6.2 million, compared to $6.3 million at December 31, 2005. The Company acquired FleetPlan effective November 15, 2005 for $1.6 million, paid as the issuance of 1.2 million shares of common stock of $500,000, cash of $330,000, a note bearing interest at 12% for $725,000 and costs associated with the acquisition of $42,000. The Company attributed $1.25 million to the titling trust and $300,000 to the daily rental finance platform.

Intangible assets, net. At December 31, 2004, intangible assets of $1.2 million was specifically attributed the customer list relating to the acquisition of CDS. At December 31, 2005, the intangible assets of $2.3 million is attributed to the CDS customer list as well as the titling trust of $1.23 million.

Lease receivables, net. At December 31, 2005 the balance of lease receivables was approximately $5.0 million net of an allowance for lease losses of approximately $103,000. The total production for 2005 was $4.3 million. At December 31, 2004 the balance of lease receivable was approximately $2.2 million net of an allowance of $105,000. At acquisition the Company acquired specific reserves to the portfolio of approximately $166,000 and a general reserve of $80,000. The Company recognized an additional provision for lease losses on new production of approximately $25,000 for 2004 and $51,000 for 2005, offset by a reduction in the reserve of $57,000 related to the acquired portfolio. In addition, the Company charged off one lease for $8,000.

Liabilities

Accrued wages. Accrued wages decreased from $427,000 at December 31, 2004 to $61,000 at December 31, 2005, primarily relating to the conversion of $324,000 of accrued wages relating to 2004 by two officers during 2005.

Accounts payable and other accrued expenses. Accounts payable decreased from $2.3 million at December 31, 2004 to $1.2 million at December 31, 2005, the decrease is primarily relating to the operations of Coach, CDS, CTMC and SCB. Accounts payable and accrued expenses at December 31, 2005, associated for the individual entities is as follows; Coach, approximately $177,000; CDS approximately $437,000; CTMC, approximately $94,000; SCB, approximately $458,000 and CFS, approximately $52,000.

Accrued Contract Settlement. Accrued contract settlement at December 31, 2004 was $295,000 compared to $1.9 million at December 31, 2005 specifically related to the acquisition of CDS. The increase of $1.6 million relates to the timing of the payments.

Customer deposits. Customer deposits decreased from $233,000 at December 31, 2004 to $41,000 at December 31, 2005. At the end of 2005, the Company made changes to its business plan and entered into a joint venture to support the sales function for SCB. The Company was selling its inventory at year-end and planning the new models for production. The number of deposits on hand at the end of 2005 was minimal due to the changes in the product line.

Related party payable. Related party payable increased from $95,450 at December 31, 2004 to $376,000 at December 31, 2005. The amount outstanding at December 31, 2005 totaling $251,000 related to amounts due to a company owned by an officer and director of the Company. This amount outstanding for 2005 was repaid in January 2006. In addition, the Company owes $125,000 to a company affiliated with a former officer and director. See further discussion relating to the settlement in “Liquidity and Capital Resources”.

Notes payable-related parties. Notes payable-related parties decreased from $900,000 at December 31, 2004, to $650,000 at December 31, 2005. The $900,000 of notes payable relates to the $200,000 due to a former shareholder of CDS, upon acquisition and the $700,000 relates to the notes established in accordance with the purchase agreement. The $650,000 outstanding at December 31, 2005 relates to the acquisition of FleetPlan.

Lines of credit. The lines of credit decreased from $1.1 million at December 31, 2004 to $894,000 million at December 31, 2005, primarily related to a line of credit with Ford Motor Credit Corporation for 2004 and the line of credit with Daimler Chrysler for 2005.

4) Convertible notes payable. On September 29, 2004, the Company entered into a Secured Convertible Term Note (the “Convertible Note”) with Laurus Master Fund, Ltd. (“Laurus”). The Convertible Note consists of a three-year, fixed price convertible note that bears an interest rate equal to the Prime Rate as published in the Wall Street Journal, plus 3.5 percent, at December 31, 2004 the interest rate was 8.75 percent. At December 31, 2004, the balance of the convertible notes payable for both restricted and funded balances was $5.7 million. On October 31, 2005, the Company extinguished the convertible debentures with Laurus Master Funds Ltd. And entered into a new note for $7.0 million, whereby the Company canceled approximately 5.1 million shares of registered securities, the Company received an additional $1.3 million, paid termination fees of $769,000, repriced warrants the original 1.5 million warrants to $.01 for 750,000 warrants and $0.50 for 737,601 warrants. In addition, the Company issued 762,399 additional warrants at $0.50 and additional stock of 985,389 shares of common stock valued at $404,009 to Laurus Master Funds, LTD. The Company is required to register the new issuance of warrants. In addition, the Company settled with DelMar Consulting for their services related to the Laurus financing for 120,000 shares of common stock valued at $49,200. This amount was included in the loss on extinguishment of $1.9 million for the year ended December 31, 2005. The loss related to a prepayment penalty was paid in cash of $769,000, stock valued at $404,000, or 985,392 shares of common stock, the unamortized warrants, beneficial conversion features and loan fees of $675,000.

The loss on extinguishment consisted of the following:

Stock Transaction
Termination Fee	$30,000
Early Termination Fee - Cash	739,042
Early Termination Fee - Stock	404,010
Loan Fees, net	165,590
DelMar Stock	49,200
Unamortized Warrants	199,972
Unamortized Beneficial Conversion Feature	307,263

$1,895,077

Term note. On October 31, 2005, as discussed above, the Company entered into a $7.0 million Term Note with Laurus Master Funds. The note bears interest at prime plus 1.5 percent, is due on October 31, 2009. The Company is required to begin principal repayment on April 1, 2006. The balance of the term note at December 31, 2005 was $7.0 million.

Lease financing obligation. Lease financing obligation at December 31, 2004 was $885,000 compared to $4.4 million at December 31, 2005. The amount is outstanding with Daimler Chrysler, Sovereign Bank and New World Lease Funding for 2005 and only Sovereign Bank in 2004.

Warrant Liability

The Company has warrant liabilities established for the Laurus warrants that are not registered and the issuance of common stock and related warrants on December 2, 2005. The following table summarizes the warrant liability, the warrants outstanding relating to this liability and the related adjustment to valuation at December 31, 2005:

Description	Exercise Price	Value
Laurus Warrants	$1.58	$103,400
Laurus Warrants	1.82	104,400
Laurus Warrants	2.12	105,200

Warrant Value at issuance		313,000

Adjustment 12/31/04		(144,920)

Value at 12/31/04		168,080

Warrant Adjustment at 2/4/05		79,080

Warrant Value at Registration		247,160

Reclassification to APIC		(247,160)
		—
Laurus Warrants at Issuance	$0.50	109,095
Warrant at Issuance	$0.50	304,738
Warrant at issuance	$0.75	313,088

		726,921

Warrant Adjustment at December 31, 2005		(151,923)

Warrant Liability at December 31, 2005		$574,998

The warrants were valued using a Black Scholes model, volatility between 100 to 105 percent, term of between 180 days to one year with an interest free rate of 2.50 percent with market values of $0.37 for December 31, 2005.

Warranty reserve. The Company provides warranties to its new car customers for the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $117,000 and $149,000 as of December 31, 2005 and 2004, respectively. Warranty expense for the years ended December 31, 2005 and 2004 were $179,000 and $201,000, respectively and charges to the warranty reserve was $11,000 and $73,000 for the year-end December 31, 2005 and 2004, respectively.

Financial Condition - December 31, 2004 compared to December 31, 2003

Cash and cash equivalents. Cash and cash equivalents increased from $91,565 at December 31, 2003 to $3.5 million at December 31, 2004, the increase is primarily due to the acquisition of CDS, effective August 31, 2004 and the Laurus transaction. The cash balances at December 31, 2004, specific to CDS were $750,000. The amount classified as short-term pertains to the short-term debt repayment required by the transaction, as well as cash funded from the restricted account for collateral in the subsequent period.

Restricted cash. Restricted cash increased from zero at December 31, 2003 to $500,000 at December 31, 2004. The balance primarily relates to the collateral related to the irrevocable letter of credit, which is collateral for the line of credit with Ford Motor Credit Corporation. The Company closed on the Laurus transaction on September 29, 2004. The amount classified as short-term pertains to the short-term debt repayment required by the transaction, as well as cash funded from the restricted account for collateral in the subsequent period.

Accounts receivable, net. Accounts receivable, net at December 31, 2004 was $1.3 million compared to $12,939 at December 31, 2003. The increase reflects balances of $280,000 relating to the manufacturing business and $810,000 relating to the acquisition of CDS on August 31, 2004.

Unbilled Revenue – Unbilled revenue at December 31, 2004 was $298,000 specifically related to the CDS acquisition as of August 31, 2004.

Supply inventory. Supply inventory consist of inventory specific to the manufacturing facilities. Supply inventory increased from $1.3 million at December 31, 2003 to $1.8 million at December 31, 2004. The increase is directly attributed to the inventory levels at SCB. The Company at December 31, 2004 had back orders on its vehicles of 34 limousines and specialty vehicles.

Total current assets. Total current assets increased from $1.5 million at December 31, 2003 to $7.7 million at December 31, 2004, primarily as a result of the Company acquiring CDS effective August 31, 2004, closing the Laurus transaction for $6.0 million and the increase in accounts receivable, net primarily relating to the operations of CDS and SCB. Accounts receivable – related parties increased from $31,593 at December 31, 2003 to $188,862 at December 31, 2004. The increase relates to balances due from affiliates of the former companies. Prepaid expenses and other current assets increased from $57,680 at December 31, 2003 to $247,923 at December 31, 2004. The increase relates to rental and security deposits placed on corporate offices of approximately $67,000 and costs associates with capital transactions $67,500.

Property and Equipment. Property and equipment increased from $901,865 at December 31, 2003 to $2.0 million at December 31, 2004, related to the acquisition of CDS effective September 1, 2004. The Company allocated $1.4 million from goodwill.

Goodwill. At December 31, 2003 goodwill was $2.2 million, specifically related to the acquisition of certain assets and liabilities of Springfield, effective December 31, 2003. The acquisition was valued at $2.82 million based on 2 million shares of common stock, at $1.33 per share, the closing market price on November 6, 2003 plus cash proceeds of $156,500 paid in April 2004. Management believes that the acquisition of certain assets and liabilities of Springfield enabled the Company’s entrée into the Midwestern and Western United States Markets through the Company’s existing sales force, engineering expertise and management. The Company was able to assume the existing lease for the manufacturing facility in Springfield, Missouri, which increased our manufacturing capacity and reduced the cost of distribution in those markets.

At December 31, 2004, goodwill was $6.2 million, including the acquisition of certain assets and certain liabilities of Springfield discussed above, the acquisition of Go Commercial, effective July 9, 2004 and the acquisition of CDS effective August 31, 2004. The acquisition of Go Commercial was valued at $720,000 or $1.70 a share and 423,529 shares of common stock were issued out of treasury stock on that date. The Company recorded goodwill on the transaction of approximately $797,000.

The CDS acquisition was valued at $6.0 million, a combination of cash, notes and common stock. Approximately 4.0 million shares of common stock were issued to each of the shareholders of CDS. Goodwill on the transaction was valued at $3.0 million. The Company valued the intangible assets as of the date of the acquisition, September 1, 2004 and they attributed $1.4 million to the independent contractor settlement platform and $1.2 million attributed to the customer list of CDS.

Lease receivables, net. At December 31, 2004 the balance of lease receivables was approximately $2.2 million net of an allowance for lease losses of approximately $105,000. At acquisition the Company acquired specific reserves to the portfolio of approximately $166,000 and a general reserve of $80,000. The Company recognized an additional provision for lease losses on new production of approximately $25,000.

Liabilities

Accrued wages. Accrued wages increased from $32,921 at December 31, 2003 to $427,205 at December 31, 2004; the increase is primarily due to the accrued wages relating to the operations of CTMC, SCB and Coach. Accrued wages included approximately $324,000 of accrued wages for officers and directors of Coach. In an effort to better utilize corporate resources, a significant portion of these accrued and unpaid wages are anticipated to be converted into common stock at the discretion of the Executive, based on a fixed conversion price of $0.92, which represents a 15% discount to the closing bid price of the Company’s common stock. The restricted common stock is not registered under the Securities Act of 1933, nor were the holders afforded any registration rights. During 2004 one executive and director converted $714,000 of accrued wages into 777,058 shares of common stock related to compensation pertaining to personal guarantees. Also, one executive and director offset $429,000 of accrued wages relating to personal guarantees against a liability owed by a company owned and controlled by him for the year ended December 31, 2004.

Accounts payable and other accrued expenses. Accounts payable increased from $367,670 at December 31, 2003 to $2.3 million at December 31, 2004, the increase is primarily relating to the operations of Coach, CDS, CTMC and SCB. Accounts payable and accrued expenses at December 31, 2004, associated for the individual entities is as follows; Coach, approximately $301,000; CDS approximately $710,000; CTMC, approximately $237,000; and SCB, approximately $600,000.

Accrued Contract Settlement. Accrued contract settlement at December 31, 2004 was $295,000 specifically related to the acquisition of CDS.

Customer deposits. Customer deposits increased from $230,273 at December 31, 2003 to $233,345 at December 31, 2004.

Related party payable. Related party payable decreased from $305,739 at December 31, 2003 to $95,450 at December 31, 2004. The decrease relates primarily due to expenses paid for by an officer of the Company, offset by the reclassification $305,739 to convertible debt.

Notes payable-related parties. Notes payable-related parties increased from $613,659 at December 31, 2003, to $900,000 at December 31, 2004. The $900,000 of notes payable relates to the $200,000 due to a former shareholder of CDS, upon acquisition and the $700,000 relates to the notes established in accordance with the purchase agreement. The 2003 balance relates to the acquisition of certain assets and liabilities of Springfield Coach Builders, Inc. The notes payable – related parties was funding the purchase of chassis for SCB. These balances were transferred and/or repaid on the floor plan line of credit to Ford Motor Credit Corporation.

Lines of credit. The lines of credit increased from zero at December 31, 2003 to $1.1 million at December 31, 2004, primarily related to a line of credit with Ford Motor Credit Corporation for the purchase of chassis for production and the reclassification discussed above.

Deferred Revenues. Deferred revenues at December 31, 2004 were zero based on the timing of the year-end payments and also that the billing and payment cycle ended on the date of payment; the Company received no advance payments. Typically the courier operator will fund in anticipation of those balances due to the drivers on the stipulated payment date.

Related party payable – convertible. The Company has related party payables - convertible at December 31, 2004 and December 31, 2003 to a related party of zero. Approximately $1.3 million was converted during the three months ended September 30, 2004 into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five-day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt as of September 30, 2004. During the three months ended June 30, 2004, $817,650 of these notes was converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share.

The Company recognized a loss of $169,500 for the year ended December 31, 2004 related to the conversion of related party payables — convertible, and the related issuance of warrants discussed above.

Convertible notes payable. On September 29, 2004, the Company entered into a Secured Convertible Term Note (the “Convertible Note”) with Laurus Master Fund, Ltd. (“Laurus”). The Convertible Note consists of a three-year, fixed price convertible note that bears an interest rate equal to the Prime Rate as published in the Wall Street Journal, plus 3.5 percent, at December 31, 2004 the interest rate was 8.75 percent.

The Laurus Master Fund, LLC Obligation outstanding as of December 31, 2004 was as follows:

Conversion Rate	Amount Outstanding	Number of Shares Issuable Upon Conversion
$0.97	$2,000,000	2,061.856
$1.21	868,015	717,368

Total Unrestricted Balance as of December 31, 2004 of Convertible Debentures:	2,868,015	2,779,224

Restricted Balance as of December 31, 2004:
$0.97	240,000	247,243
$1.09	1,500,000	1,376,147
$1.33	1,091,985	821,041

Total Restricted Cash	2,831,985	2,444,431

Total Convertible Notes	$5,700,000	5,223,655

The repayment of the Laurus Transaction over the next five years ended December 31, are as follows:

For the year ended December 31,	Funded Balance	Restricted Cash Released in 2005	Total Convertible Notes
2005	$982,949	$653,451	$1,636,400
2006	1,042,915	1,029,813	2,072,728
2007	842,151	1,148,721	1,990,872

Total	$2,868,015	$2,831,985	$5,700,000

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$103,400
495,867	$1.82	104,400
495,867	$2.12	105,200

1,487,601		$313,000

The Laurus transaction provided for 1.5 million warrants valued as freestanding instruments that meet the definition of a derivative under SFAS 133. We measured and recognized the warrants as a liability at their fair value, as determined using the Black-Scholes option-pricing model, prior to the registration of shares underlying the warrants. We subsequently valued the warrants at December 31, 2004 for an adjustment to the market value to $168,000, and a gain of $145,000. The warrants will be valued quarterly, and upon registration of the underlying common stock through an effective Registration Statement. We allocated the $1.6 million of proceeds received from the first borrowing as: a $313,000 liability for the warrants (at fair value), $465,000 of additional paid-in capital for the benefit on conversion, and $822,000 liability for the convertible debt (net of debt discount). The $465,000 of additional paid-in capital reflects the value of Laurus’ option to convert the initial $1.6 million of debt at prices beneficial to Laurus as compared to the market price of our common stock (the beneficial conversion option). The beneficial conversion option on the initial $1.6 million of debt was determined by comparing the $1.3 million of proceeds not allocated to the detached warrants to the 1,649,485 shares into which the $1.6 million of debt was convertible. Effectively, the initial debt was convertible to common stock at $0.78 per share, which was less than $1.06 market price of our stock on the date off issuance, resulting in $465,000 value for the beneficial conversion option. The proceeds of subsequent borrowings under the agreement were allocated between additional paid-in capital (for beneficial conversion options present on the date of borrowing, if any) and a liability for the debt (discounted to the extent value was assigned to a beneficial conversion option). We accreted the recorded debt balances up to its face amounts over the term of the borrowings using the effective interest method, which results in additional interest expense and effective interest rates on the borrowings greater than the stated interest rates and at the time of conversion additional interest expense is recorded for the unamortized discount on such debt.

Our effective interest rates, debt, conversion prices and beneficial conversion on the various tranches of borrowings for the Laurus transaction are at December 31, 2004:

Date of Draw	Debt	Warrants	Additional Paid in Capital	Total Draw	Effective Interest Rate
9/29/04	$821,798	$313,000	$465,202	$1,600,000	49%
10/22/04	465,157	—	13,430	478,587	11%
11/3/04	—	—	300,000	300,000	NA
11/10/04	105,517	—	—	105,516	10%
11/16/04	683,910	—	—	683,910	10%

	2,076,382	313,000	778,632	3,168,015

Conversion	—	—	(300,000)	(300,000)
Accretion	65,618	(26,083)	(39,535)	—

Total	$2,142,000	$286,917	$439,097	$2,868,015	114%

Allocated to Restricted	2,831,985	0	0	2,831,985	9%

Total	$4,973,985	$286,917	$439,197	$5,700,000

The Company holds the balance at December 31, 2004 under the Note of $2,831,985 in a restricted account controlled by Laurus. The amounts included in the restricted account are considered as a cash and cash equivalent, as the Company has drawn those funds from the restricted account in the first quarter of 2005.

Lease financing obligation. Lease financing obligation at December 31, 2004 was $885,000. This balance relates to the amount funded by, or pending funding in relationship to the portfolio acquired from Go Commercial acquired in July 2004. Sovereign Bank also provided an additional secured guidance line of credit to the Company for $4.5 million. The interest rate is determined on a lease-by-lease basis and interest rate includes a component for servicing for the portfolio. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The average interest charged on these leases is between 6.25 percent and 6.75 percent.

Warranty reserve. The Company provides warranties to its new car customers of the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $148,755 and $20,535 as of December 31, 2004 and 2003, respectively. Warranty expense for the years ended December 31, 2004 and 2003 were $200,995 and $20,535, respectively and charges to the warranty reserve was $72,775 for the year-end December 31, 2004. The warranty reserve during 2003 was related to CTMC.

Results of Operations – For the Years Ended December 31, 2005 compared to December 31, 2004

Gross revenues. Gross revenues were $256.2 million for the year ended December 31, 2005 compared to $83.6 million for the year ended December 31, 2004. Revenue attributed to CDS for the period from September 1, 2004 through December 31, 2004 was approximately $68.4 million and $243.0 million for the year ended December 31, 2005. Revenues relating to the manufacturing facilities were $9.5 million for 2005 compared to $14.5 million for the same period in 2004. Revenues relating to the lease finance operations were $3.6 million for 2005 compared to $630,000 for 2004. Revenues were lower during 2005 compared to 2004 primarily due to the Company slowing its sales effort to address warranty issues identified by the reorganized Management team as a result of vehicles manufactured in late 2004 and early 2005. Effective May 31, 2005, the reorganized Management team installed processes that enhance the manufacturing process and strengthen the quality control process. In addition, the Company has entered into a Joint Venture agreement effective December 31, 2005 to support the sales effort at the plant and also to focus on captive manufacturing lease financing. Revenues for CFS were also adversely impacted by the managed slow down in the sales process at the manufacturing facility, for the second half of 2005. CFS began operations July 2004.

Costs of goods sold. Cost of goods sold were $251.8 million for the year ended December 31, 2005 compared to $80.0 million for the same period of 2004. Cost of Goods Sold attributed to CDS for the period from September 1, 2004 through December 31, 2004 was approximately $67.5 million and $240 million for the year ended December 31, 2005. The cost of goods sold relates to SCB and CTMC, or $8.6 million compared to $12.1 million for the same period in 2004. The lower costs are directly associated with the reduced volume discussed above. The lower volume impacted the costs of goods sold through lost efficiency at the plant. During the summer, the Company reduced the labor force at the plant from a high of 75 employees down to 41 employees, most of them associated with the direct manufacturing of the vehicles.

Operating expenses. Operating expenses were $9.4 million for the year ended December 31, 2005 compared to $10.1 million for the year ended December 31, 2004 specifically related to the operations as described below.

General and administrative expenses were $4.0 million for the year ended December 31, 2005 compared to $5.0 million for the year ended December 31, 2004. Included in the general and administrative expenses for 2004 is $1.2 million of compensation to two executives and directors for their personal guarantees on approximately $12 million of indebtedness of the Company.

Amortization of intangible assets amounted to $551,000 for the year ended December 31, 2005 compared to $107,000 for the same period in 2004. The Company hired an industry expert to value the intangible assets as of the date of the acquisition, September 1, 2004 and they attributed $1.4 million to the independent contractor settlement platform and $1.2 million attributed to the customer list of CDS. The Company hired an independent industry expert to value the intangible assets for the acquisition of FleetPlan. At the date of acquisition, November 15, 2005, the value of the daily rental finance platform was $300,000 and the titling trust was $1.25 million. It is anticipated that these assets will be placed in service in the second quarter of 2006. Amortization of deferred compensation was $228,000 for the year ended December 31, 2005 compared to $1.3 million for the same period in 2004. The Company issued stock for past and future consulting services. The Company issued 1.3 million shares of restricted common stock, with a value of $1.9 million to these consultants, of which approximately $104,000 is to be earned over a period of up to one year for the year ended December 31, 2004. The Company issued 1,230,000 shares of restricted common stock, with a value of $645,000 to these consultants, of which approximately $524,000 is to be earned over a period of up to three years for the year ended December 31, 2005.

Sales and marketing expenses for the year ended December 31, 2005 were $957,000 compared to $549,000 for the same period in 2004. The sales and marketing expenses include commission, advertising and marketing expenses primarily for the CDS, CFS and the manufacturing facilities.

On October 31, 2005, the Company extinguished the convertible debentures with Laurus Master Funds Ltd. And entered into a new note for $7.0 million, whereby the Company canceled approximately 5.1 million shares of registered securities, the Company received an additional $1.3 million, paid termination fees of $769,000, repriced warrants the original 1.5 million warrants to $.01 for 750,000 warrants and $0.50 for 737,601 warrants. In addition, the Company issued 762,399 additional warrants at $0.50 and additional stock of 985,389 shares of common stock valued at $404,009 to Laurus Master Funds, LTD. The Company is required to register the new issuance of warrants. In addition, the Company settled with DelMar Consulting for their services related to the Laurus financing for 120,000 shares of common stock valued at $49,200. This amount was included in the loss on extinguishment of $1.9 million for the year ended December 31, 2005. The loss related to a repayment penalty which was paid in cash of $769,000, stock valued at $404,000, or 985,392 shares of common stock, the unamortized warrants, beneficial conversion features and loan fees of $675,000.

As part of the modification of the Laurus transaction from a convertible note to a term note, the company modified the terms of the warrants issued to Laurus as part of the convertible notes. The warrants were recorded based on the value of the old warrants at the date of extinguishment of $223,000, compared to the value of the new warrants of $406,000. The Company expensed the amount of unamortized warrants, which was $223,000 and was included in the extinguishment loss and the net amount of $182,000 was included in deferred loan fees. The Company also issued 762,399 warrants to purchase common stock for $0.50, valued at $109,000 based on the duration 1 year, market value of $0.41, risk free interest rate of 2.50 percent and a projected volatility of 105 percent. The new warrants were classified as deferred loan fees and amortized over the term of the debt using the level yield over 48 months.

During 2004 the Company relocated the CTMC facility at a cost of $1.3 million, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete or too costly to move to the new location. The Company negotiated a settlement of the lease agreement with the landlord and paid the landlord $684,000 in common stock totaling 556,098 shares for this obligation.

During 2004 one executive and director converted $714,000 of accrued wages into 777,058 shares of common stock related to compensation related to personal guarantees. Also, one executive and director offset $429,000 of accrued wages relating to personal guarantees against a liability owed by a company owned and controlled by him for the year ended December 31, 2004.

During May 2005, the Company settled certain obligations with an officer and director and his related companies. All obligations owed to the executive and settlements of related obligations owed by various entities of the officer were considered settled as a result of the agreement. Included was a charge-off of $429,000 of a receivable owed to the Company from a related entity of the officer, offset by a reduction of a liability due to the officer of $485,000 for compensation for his personal guarantees. These balances were offset at year-end and as part of the agreement; all balances due between the related entities and the Company were considered settled.

The above referenced settlement includes the cancellation of 556,098 shares of common stock issued to a related entity of the officer valued at $684,000 in exchange for a payable to the related party of the officer in the amount of $250,000 due in installments over a 12 month period. The Company paid to the related party of the officer $62,500 on July 28, 2005; a subsequent payment of $62,500 was remitted to the related party of the officer on October 31, 2005. The balance of the payments is due to the related party of the director in equal installments of $62,500 on January 31, 2006 and April 30, 2006. The balance of the liability to this related entity at September 30, 2005 was $187,500 and is included in related party payables. The Company recognized a gain on settlement of this obligation amounting to $434,000 for the year ended December 31, 2005.

This officer and director resigned effective May 31, 2005 and entered into a non-compete agreement, whereby the officer cannot compete with the Company for a period of three years. The Company issued to the officer 600,000 shares of restricted common stock valued at $396,000 and paid $55,000 to the director in consideration for the non-compete agreement discussed above. The cost of this agreement will be amortized over the term of the non-compete agreement. The unamortized portion of the non-compete agreement at December 31, 2005 is $377,000. In addition, this former officer and director was issued 341,500 shares of restricted common stock for his personal guarantee of lease obligations to various financial institutions. The stock is valued at $156,500 and is being amortized over the remaining term of the lease obligation.

Rent expense for the year ended December 31, 2005 was $333,000 compared to $233,000 for the year ended December 2004. Rent expense is specifically attributed to the plant facilities in Springfield, Missouri and the corporate offices for CFS, CDS and the Company.

Interest expense for the year ended December 31, 2005 was $1.0 million compared to 370,000 for the same period in 2004. Interest expense for the years ended December 31, 2005 and 2004, respectively, associated with the Laurus transaction was $798,000 and $232,000, inclusive of interest paid and accrued amortization expense on warrants, deferred loan costs and discounts associated with the conversion of the debt. The balance of the interest expense is directly attributed to the line of credit and floor plan facilities due a related party. The interest represents interest paid on these facilities for limousine chassis, held over 90 days.

During 2005 the Company recognized a loss of $188,000 upon the conversion of $200,000 of convertible notes at $0.50. The Company recognized losses from conversion of convertible debt – related party of $169,500 and convertible debt related to the Laurus transaction of $300,000, for the year ended December 31, 2004, respectively.

The Company recognized a gain on mark to market of the warrant liability associated with the Laurus transaction of $145,000 and $73,000 for the year ended December 31, 2005 and 2004, respectively.

Net Loss. Net loss was $5.0 million for the year ended December 31, 2005 compared to a loss of $6.5 million for the same period in 2004. The net loss for 2005 specifically is attributed to the $1.9 million loss on extinguishment of convertible debt related to the Laurus transaction. In addition, the Company incurred interest expense primarily associated with the Laurus transaction was $1.0 million, in addition to $188,000 associated with the cost of the conversion of convertible notes. Amortization expense associated with the CDS acquisition was $551,000 for the year ended December 31, 2005 was an increase of $444,000 compared to 2004.

The Company evaluates segment performance based on net segment income after tax. The table below is segment information for income from continuing operations for the ended December 31, 2005 and 2004:

December 31, 2005	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$9,539,125	$3,617,987	$243,008,658	$—	$256,165,770
Cost of Goods Sold	8,648,438	3,140,621	240,001,623	—	251,790,682
Gross Margin	890,687	477,366	3,007,035	—	4,375,088
General and Administrative Expenses	2,086,056	308,001	2,338,946	4,655,130	9,388,133

Segments net income (loss) before income taxes	$(1,195,369)	$169,365	$668,089	$(4,655,130)	$(5,013,045)

Total assets	$2,184,381	$6,926,914	$3,731,925	$10,040,962	$23,084,16

December 31, 2004	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$14,532,392	$629,591	$68,433,601	$—	$83,595,584
Cost of Goods Sold	12,080,332	491,513	67,459,215	(15,039)	80,016,021
Gross Margin	2,452,060	138,078	974,386	(15,039)	3,579,563
General and Administrative Expenses	5,079,175	121,715	872,172	4,009,319	10,082,381

Segments net income (loss) before income taxes	$(2,627,115)	$16,363	$102,214	$(3,994,280)	$(6,502,818)

Total assets	$3,248,466	$2,248,052	$3,891,053	$10,134,253	$19,521,824

For the period from January 8, 2003 (inception) through December 31, 2003, the Company operated in the manufacturing segment only.

Manufacturing – The Manufacturing Segment recognized lower revenues and cost of goods sold for the 2005 period, compared to 2004 based on the number of units sold for 2005 were 150 compared to 213 units sold for 2004. The Company slowed down its sales effort for the second half of 2005 as it slowed its sales effort to address warranty issues identified by the reorganized Management team as a result of vehicles manufactured in late 2004 and early 2005. Effective May 31, 2005, the reorganized Management team installed processes that enhance the manufacturing process and strengthen the quality control process.

Gross Margin per vehicle was $5,938 for 2005 compared to $11,512 for 2004. The decline in margin was due to reduced sales prices and higher production costs per vehicle. During the summer, the Company reduced the labor force at the plant from a high of 75 employees down to 41 employees, most of them associated with the direct manufacturing of the vehicles. Warranty expense for 2005 was $178,746 compared to $200,995 for 2004. Charges to the reserve were $211,109 for 2005 compared to $72,775 for 2004. General and administrative expenses declined from $5.1 million for 2004, compared to $2.1 million in 2005. The 2004 period included a loss on relocation of CTMC of $1.3 million. Research and development was $199,000 for 2005 compared to $830,000 for 2004. In general, overhead expenses in the Bohemia Manufacturing Plant were much higher than the costs at the Springfield Plant which caused overall higher general and administrative expenses for the 2004 period.

Lease Finance – The Lease Finance Segment recognized higher revenues and cost of goods sold for the 2005 period compared to the same period in 2004. The Company acquired a portfolio and began operations in July 2004. Total assets as of December 31, 2004 were $2.2 million compared to $6.9 million at December 31, 2005, an increase of $4.7 million. General and administrative expenses increased from $121,715 for 2004 compared to $308,001. General and administrative expenses were for a full year of operations for 2005.

Independent Contractor Settlement – The Independent Contractor Settlement Segment recognized higher revenues and cost of goods sold for 2005 compared to 2004 related to the acquisition of CDS effective September 1, 2004. Proforma revenues for 2004 would have been $191 million. The additional increase for 2005 related to the increased driver base from 5,500 drivers at December 31, 2004 to approximately 7,000 at December 31, 2005.

Parent Company- Parent Company expenses increased from $4.0 million for the 2004 period to $4.7 million for 2005. The increase in expenses is associated with interest expenses and costs associated with the Laurus transaction which was initiated on September 29, 2004. Interest expenses for 2004 was $370,480 compared to $1.05 million for the 2005 period. In addition during 2005 the Company incurred a $1.9 million extinguishment on the Laurus transaction. General and administrative expenses for 2004 included amortization of deferred compensation of $1.3 million compared $266,162 for the same period in 2005. During 2004, in an effort to conserve liquidity the company paid for services with restricted stock.

Results of Operations – For the Year Ended December 31, 2004 compared to December 31, 2003

Effective September 1, 2003, the Company has restated its consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows in conjunction with the reverse merger with CTMC. The accompanying financial statements include the accounts of the Company from September 1, 2003, and its wholly owned subsidiaries CTMC from January 8, 2003 (inception) and SCB, effective December 31, 2003. CTMC was formed on January 8, 2003 (inception), however they did not commence operations until April 1, 2003.

Gross revenues. Gross revenues were $83.6 million for the year ended December 31, 2004 compared to $1.1 million for the year ended December 31, 2003 the increase is directly related to the Company’s acquisition of CDS effective August 31, 2004. Revenue attributed to CDS for the period from September 1, 2004 through December 31, 2004 was approximately $68.4 million. The balance of the revenue primarily relates to SCB and CTMC, or $14.5 million compared to $1.1 million for the same period in 2003, which was for CTMC operations only.

Costs of goods sold. Costs of goods sold were $80.0 million for the year ended December 31, 2004 compared to $1.4 million for the same period of 2003, primarily as a result of the Company’s acquisition of CDS effective August 31, 2004. Cost of Goods Sold attributed to CDS for the period from September 1, 2004 through December 31, 2004 was approximately $67.5 million. The balance of the costs primarily relates to SCB and CTMC, or $11.9 million compared to $1.4 million for the same period in 2003, which was for CTMC operations only.

Operating expenses. Operating expenses were $10.0 million for the year ended December 31, 2004 compared to $1.4 million for the year ended December 31, 2003 specifically related to the operations of CTMC, CDS, SCB and Coach as described below.

General and administrative expenses were $5.0 million for the year ended December 31, 2004 compared to $463,099 for the year ended December 31, 2003; the increase is primarily due to the operations of CTMC, CDS, SCB and Coach. The general and administrative expenses for 2003 only reflect CTMC for the period, as they began operations during 2003 and the operations are reflected through the reverse merger. Included in the general and administrative expenses for 2004 is $1.2 million of compensation to two executives and directors for their personal guarantees on approximately $12 million of indebtedness of the Company.

Amortization of intangible assets amounted to $107,000 for the year ended December 31, 2004 compared to zero for the same period in 2003. The Company hired an industry expert to value the intangible assets as of the date of the acquisition, September 1, 2004 and they attributed $1.4 million to the independent contractor settlement platform and $1.2 million attributed to the customer list of CDS.

Amortization of deferred compensation was $1.3 million for the year ended December 31, 2004 compared to $550,366 for the same period in 2003. The Company issued stock for past and future consulting services. The Company issued 1.3 million shares of restricted common stock, with a value of $1.9 million to these consultants, of which approximately $104,000 is to be earned over a period of up to one year.

Sales and marketing expenses for the year ended December 31, 2004 were $549,317 compared to $47,999 for the same period in 2003. The 2004 period reflect the operations of CTMC, CDS, CFS and SCB. The sales and marketing expenses include commission, advertising and marketing expenses primarily for the CDS and the manufacturing facilities.

During the third quarter of 2004, Coach assessed the labor market and the cost structure of the manufacturing plant in Bohemia, New York and determined that it was necessary to relocate the manufacturing facility to Springfield, Missouri to eliminate redundant back-office activities at SCB and CTMC and to take advantage of the lower cost structure and abundant labor market, in Springfield. The Springfield, Missouri area has three limousine manufacturing companies, thus providing a cost effective labor market, rich with the skills that are required to manufacture quality products. The cost of relocating the CTMC facility was $1.3 million, of which $491,000 related to the disposal of leasehold improvements and inventory that was considered obsolete or too costly to move to the new location. The overhead reduction that will be attained on an annual basis for administrative salaries and related overhead is approximately $300,000 and the reduction in overhead expense is anticipated to be between $150,000 and $300,000, for a total annual savings of between $450,000 and $600,000. We anticipate that the manufacturing facility will be fully operational in Springfield by the second quarter of 2005 and expects to see benefits relating to this relocation in both manufacturing facilities. The Company will continue to maintain a significant sales presence in the New York area. The Company negotiated a settlement of the lease agreement with the landlord and paid the landlord $684,000 in common stock totaling 556,098 shares for this obligation. The sales office is occupying 3,500 square feet of this facility for $5,000 a month, on a month-by-month basis.

Rent expense for the year ended December 31, 2004 was $232,954 compared to $259,200 for the year ended December 2003. Rent expense is specifically attributed to the plant facilities in Springfield, Missouri and Bohemia, New York.

Interest expense for the year ended December 31, 2004 was $370,480 compared to zero for the same period in 2003. Interest expense associated with the Laurus transaction is $232,000, inclusive of interest paid and accrued amortization expense on warrants, deferred loan costs and discounts associated with the conversion of the debt. The balance of the interest expense is directly attributed to the line of credit and floor plan facilities due a related party. The interest represents interest paid on these facilities for limousine chassis, held over 90 days. Also included in interest expense is the related amortization of deferred loan costs and warrant costs.

The Company recognized losses from conversion of convertible debt – related party of $169,500 and convertible debt related to the Laurus transaction of $300,000, for the year ended December 31, 2004, respectively.

The Company recognized a gain on mark to market of the warrant liability associated with the Laurus transaction of $145,000 for the year ended December 31, 2004.

Net Loss. Net loss was $6.5 million for the year ended December 31, 2004 compared to a loss of $1.7 million for the same period in 2003, primarily due to amortization of deferred compensation, loss on relocation of the CTMC facility, losses related to conversion of debt and higher general and administrative overhead, including the compensation of $1.2 million for personal guarantees.

Commitments

Coach’s other commitments are either contingent upon a future event or terminable on less than thirty (30) days notice.

The repayment of the lease financing obligations is as follows:

Fiscal Year Ended December 31,	Total Liabilities 2005($)	Total Liabilities 2004($)
2005	—	369,145
2006	1,354,167	126,531
2007	1,511,782	163,616
2008	1,362,312	133,091
2009	201,877	92,468

	4,430,138	884,851

The repayment of the Laurus Transaction over the next five years ended December 31, are as follows:

For the year ended December 31,
2006	$1,465,119
2007	1,953,492
2008	1,953,492
2009	1,627,897

Total	$7,000,000

Coach’s other commitments are either contingent upon a future event or terminable on less than thirty (30) days notice.

Other Matters

Coach carries liability and casualty insurance for owned or leased tangible assets and directors’ and officers’ liability insurance plans.

Summary of Significant Accounting Policies

Restatement of Financial Statements

The Company, after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Commercial Transportation Manufacturing, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $490,000. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this transaction. The primary factor influencing the accounting treatment change for this Transaction is that the Company, Coach Industries Group, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of approximately $490,000 of goodwill and a reduction of Additional Paid – in Capital and the accumulated deficit by the same amount.

The restatement was recorded as follows:

Accounts	As Reported	Restated	Net Change
Good will	$2,678,896	$2,186,595	$(492,301)

Capital Stock	9,785	9,785	0
Additional Paid in Capital	5,675,277	5.360,228	(315,049)
Restricted Stock – unearned compensation	0	0	0
Accumulated deficit	(1,566,037)	(1,743,290)	(177,253)

Revenues	471,762	1,068,487	596,725
Cost of Goods Sold	647,574	1,411,058	763,484
Gross Loss	(175,812)	(342,571)	(166,759)
Total Operating Expenses (1)	1,525,325	1,400,719	124,606
Loss from continuing operations	(1,701,137)	(1,743,290)	(42,153)
Gain on discontinued operations	135,100	—	(135,100)
Net Loss	(1,566,037)	(1,743,290)	(177,253)

Total operating expenses as reported includes $810,000 relating to amortization of deferred compensation and $94,118 relating to the loss on reduction of trade payables. The amount of operating expenses as restated does not include any expense or income attributed to these captions included in expense for the same period.

For the year ended December 31, 2004, the Company reviewed the generally accepted accounting principals for the beneficial conversion feature (“BCF”), as it relates to EITF – 98-5 and EITF – 00-27 and recorded adjustments for the initial transaction with Laurus Master Funds, LLC. The Company also was required to record a liability for the warrants related to EITF -00-19 based on the terms of the registration rights agreement. The impact of the change in accounting policy was to record a decrease of $731,000 to additional paid in capital and a debt discount as it relates to the beneficial conversion feature of $641,130 and a warrant liability of $972,300. In accordance with EITF Issue 98-5, as amended by EITF 00-27, we must evaluate the potential effect of any beneficial conversion terms related to convertible instruments such as convertible debt or convertible preferred stock. The Company has issued several debentures and a beneficial conversion may exist if the holder, upon conversion, may receive instruments that exceed the value of the convertible instrument. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants, that may have been issued with the convertible instruments, conversion terms, value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the value of the beneficial feature is considered an estimate due to the partially subjective nature of valuation techniques.

The Beneficial Conversion Feature relates to the Laurus Transaction and the related party convertible debt.

In addition, the Company has reviewed the valuation of the warrants issued in the Laurus transaction and the related party convertible debt. The financial statements have been restated to reflect the accounting policy change for the beneficial conversion feature recorded in the Laurus transaction and the valuation of the warrants. The change in the warrant valuation also causes a recalculation of the beneficial conversion feature and the related amortization. See Note 16 – for further disclosure.

The following table provides the reversal of the original transaction recorded by the Company for the Laurus transaction, the recording of the beneficial conversion feature as it relates to the transaction, the warrant liability and the related amortization. The table then revalues the warrants and recalculates the beneficial conversion feature as it relates to the Laurus transaction and the related amortization as well as the conversion of debt and the valuation of the warrant liability. The restatement for the Liabilities and Shareholders’ Equity at December 31, 2004 was recorded as follows:

	December 31, 2004 - Originally Presented	(1) Reversal of BCF Original	(2) Record BCF - Laurus Transaction	December 31, 2004 - Adjusted for BCF Change	(3) Valuation of Warrants	December 31, 2004 - Adjusted for Warrant Valuation Change	(4) Laurus Conversion	(5) ELM Street Conversion	(6) Market Valuation	(7) Reclassification December 31, 2004	December 31, 2004 - Amendment 2
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,292,355	$—		2,292,355		2,292,355					$2,292,355
Accrued interest payable	90,682	—		90,682		90,682					90,682
Related party payable	95,450	—		95,450		95,450					95,450
Accrued contract settlement	294,561	—		294,561		294,561					294,561
Current portion of long-term debt – funded	1,784,776	—		1,784,776		1,784,776				(801,827)	982,949
Current portion of long-term debt – restricted	—	—		—		—				653,451	653,451
Warrant liability	—		972,300	972,300	(659,300)	313,000			(144,920)		168,080
Deferred rent	—	—				—					—
Warranty reserve	148,755	—		148,755		148,755					148,755
Customer deposits	233,345			233,345		233,345					233,345
Accrued wages	427,205			427,205		427,205					427,205
Note payable – related parties	900,000			900,000		900,000					900,000
Lines of credit	1,054,909			1,054,909		1,054,909					1,054,909

Total current liabilities	7,322,038	—	972,300	8,294,338	(659,300)	7,635,038	—	—	(144,920)	(148,376)	7,341,742

OTHER LIABILITIES:
Convertible notes payable- long term - funded	2,592,833	972,300	(972,300)	2,436,276	659,300	3,189,206				(2,030,158)	1,159,048
			(641,130)
		400,000			162,497
			134,484								—
		(49,911)			(68,867)						—
Convertible notes payable – long term – restricted	—	—		—		—				2,178,534	2,178,534
Lease financing obligation	884,851	—		884,851		884,851					884,851
COMMITMENTS AND CONTINGENCIES				—		—					—
SHAREHOLDERS’ EQUITY:				—		—					—
Common stock $0.001 par value; 50,000,000 shares authorized; 18,982,785 and 9,785,531 shares issued and outstanding, respectively	18,982	—		18,982		18,982					18,982
				—		—					—
Additional paid-in capital	17,159,784	(972,300)	641,130	16,428,614	(162,497)	16,266,117	300,000	169,500			16,735,617
		(400,000)									—
Restricted stock – unearned compensation	(550,842)			(550,842)		(550,842)					(550,842)
Accumulated deficit	(7,905,822)	49,911	(134,484)	(7,990,395)	68,867	(7,921,528)	(300,000)	(169,500)	144,920		(8,246,108)
Treasury stock, 1,176,471 shares at cost	—					—					—

Total shareholders’ equity	8,722,102	(1,322,389)	506,646	7,906,359	(93,630)	7,812,729	—	—	144,900	—	7,957,649

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,521,824	—	—	19,521,824	—	19,521,824	—	—	—	—	$19,521,824

The following table provides the reversal of the original transaction recorded by the Company for the Laurus transaction, the recording of the beneficial conversion feature as it relates to the transaction and the related amortization. The table then revalues the warrants and recalculates the beneficial conversion feature as it relates to the Laurus transaction and the related amortization as well as the conversion of debt and the valuation of the warrant liability. The restatement for the Statement of Condition for the year ended December 31, 2004 was recorded as follows:

	2004 - Originally Presented	(1) Reversal of BCF Original		(2) Record BCF - Laurus Transaction	December 31, 2004 - Adjusted for BCF Change	(3) Valuation of Warrants	December 31, 2004 - Adjusted for Warrant Valuation Change	(4) Laurus Conversion	(5) ELM Street Conversion	(6) Market Valuation	December 31, 2004 - Amendment 2
REVENUES	$83,595,584	$			83,595,584		83,595,584	—	$—	$—	$83,595,584
COST OF GOODS SOLD	80,016,021				80,016,021		80,016,021	—	—	—	80,016,021

GROSS PROFIT (LOSS)	3,579,563		—	—	3,579,563	—	3,579,563	—	—	—	3,579,563

OPERATING EXPENSES:
General and Administrative	4,990,340				4,990,340		4,990,340	—	—	—	4,990,340
Provision for lease losses and uncollectible accounts receivables	55,263				55,263		55,263	—	—	—	55,263
Mark to Market - Warrant Liability					—		—			(144,920)	(144,920)
Loss on Conversion of convertible debt					—		—	300,000	169,500		469,500
Interest expense	354,774		(49,911)	134,484	439,347	(68,867)	370,480				370,480
Interest income	(14,496)				(14,496)		(14,496)	—	—	—	(14,496)
Research and development	829,840				829,840		829,840	—	—	—	829,840
Sales and marketing	549,317				549,317		549,317	—	—	—	549,317
Rent	232,954				232,954		232,954	—	—	—	232,954
Amortization of intangible assets	106,667				106,667		106,667	—	—	—	106,667
Other	—						—	—	—	—	—
Loss on relocation of CTMC	1,328,436				1,328,436		1,328,436	—	—	—	1,328,436
Amortization of deferred					—		—				—
Compensation	1,309,000				1,309,000		1,309,000	—	—	—	1,309,000

Total operating expenses	9,742,095		(49,911)	134,484	9,826,668	(68,867)	9,757,801	300,000	169,500	(144,920)	10,082,381

Loss before income taxes	(6,162,532)		49,911	(134,484)	(6,247,105)	68,867	(6,178,238)	(300,000)	(169,500)	144,920	(6,502,818)

Income taxes	—

NET LOSS	$(6,162,532)		$49,911	(134,484)	(6,247,105)	68,867	(6,178,238)	(300,000)	$(169,500)	$144,920	$(6,502,818)

Basic and diluted net (loss) per share :

Net loss per share	$(0.39)		$0.00	(0.01)	(0.39)	0.00	(0.39)	(0.02)	$(0.01)	$0.01	$(0.41)

(1)	Reversal of BCF – Original – The Company originally recorded the Laurus transaction by first valuing the warrants using a Black Scholes Model and based on the original assumptions utilized valued the warrants at $972,300. The Company also identified as part of the Laurus transaction a discount associated with the beneficial conversion of the Convertible Notes a beneficial conversion feature of $400,000. The discount associated with the original transaction was recorded based on a discount to market of twenty percent for $2.0 million of convertible debentures. The amortization of the warrants and beneficial conversion feature recorded by the Company for these both the warrants and the beneficial conversion was $49,911. The Company amortized the warrants based on the contractual term of 84 months and the discount associated with the convertible debentures based on 36 months.
(2)	Record BCF – Laurus Transaction – Upon review of the generally accepted accounting principals for the beneficial conversion feature, as it relates to EITF – 98-5 and EITF – 00-27 and recorded adjustments for the initial transaction with Laurus Master Funds, LLC. The impact of the change in accounting policy, was to record the warrants at the valuation of $972,300, which in accordance with EITF – 00-19, the Company was required to record a liability until such time as the warrants were registered, a discount related to the beneficial conversion of $641,130. As part of the beneficial conversion, the Company was required to issue 1.6 million shares of common stock, thus at a discount to market of $0.38. Since the discount would have been greater than the amount owed to Laurus, the Company recorded $627,700 related to the first draw of $1.6 million. In addition, the Company recorded $14,130 relating to the issuance of $100,000 at a discount to market price of $0.13. Additional paid in capital was increased by $641,130 warrant liability was established at $972,300 and an offsetting reduction in the debt outstanding for the transaction. The amortization related to the warrants and the beneficial conversion feature was $134,484 for the year ended December 31, 2004, which was based on a 36-month amortization period.
(3)	Valuation of Warrants - The Company identified inconsistencies in the assumptions used in valuing the warrants related to the Laurus transaction. The Company revalued the warrants from $972,300 to $313,000, a net change of $659,300. The valuation was performed using the Black Scholes model with the assumption utilized as follows:

Description	Volatility	Interest Rate	Duration	Market Value
Original	.75 (a)	3.85 (b)	7 Years Contractual (c)	$1.21	(d)
New	.56 (a)	2.50 (b)	3 Years (c)	$1.06	(d)

(a)	The assumption change for volatility was based on the short history of the Company and the fact that taking month-end volatility was not appropriate or indicative of the volatility for the Company. We shortened the timeframe to three months and took weekly pricing into the formula. By shortening the timeframe to three months and taking weekly pricing, the volatility was more in line with the trends that the Company was experiencing and more accurately reflecting the expected future volatility of our stock.
(b)	The risk-free interest rate changed based on the change in the assumptions for the duration of the warrants from 7 years down to between two and three years in both calculations.
(c)	The Company reviewed the assumptions that were made in our internal projections for that timeframe and based on those assumptions; the warrants that were issued would have been well above the strike price in a 12 to 24 month period. Even though the contractual agreements were for 7 years, the model duration was shortened to a period less than the contractual term to reflect the estimated economic life of the warrant. The change in the duration of the warrants was appropriate based on how we believed at the time the warrants would be liquidated based on the relationship with Laurus and their investment strategy. Laurus was required to abide by the conversion guidelines set forth in the secured convertible term note.
(d)	The market value that was utilized in the original assumptions, which were the contractual values prior to consummation of the transaction. The market value utilized for the new assumptions were the 5 trading days prior to the closing and 5 days subsequent to the closing of the transaction, discounted by 5% for the holding period that reflected the period from which we closed to the period to which we would have the securities registered.

Based on the above review of the warrant valuation, the Company recorded the warrants at $313,000, recalculated the beneficial conversion feature at $478,633, and reversed the original assumptions. The net impact of the change in the accounting for the beneficial conversion feature and the warrant valuation is as follows:

Warrant Liability	$659,300	See discussion above on the valuation assumptions attributed to the warrants
Beneficial Conversion	$162,497	See discussion relating to the calculation of the beneficial conversion, change in assumptions
Additional Paid in Capital	$162,497	See above
Reduction in Amortization For warrants and beneficial Feature	$68,867	Based on the amortization of the beneficial conversion feature before and after the warrant valuation and the new beneficial conversion features

(4)	Laurus Conversion – The Company converted $300,000 of convertible notes related to the Laurus transaction at $0.50. The Company recognized a loss upon conversion of this note amounting to $300,000 based on the calculation of the beneficial conversion feature discussed in more detail above.
(5)	ELM Street Conversion – The Company converted $2.1 million of related party debt convertible during the year ended December 31, 2004. At the same time the Company issued warrants to purchase common stock totaling 2.1 million with exercise prices between $1.58 and $2.50. The Company converted $2.1 million of related party debt – convertible and issued 2.0 million warrants to purchase common stock at exercise prices ranging from $1.58 to $2.50. Upon conversion, the Company recognized a loss of $169,500. The warrants were valued using a Black-Scholes Model with volatility ranging from 56% to 68%, risk free interest rate of two percent, an estimated duration of one year and market values at the time of conversion between $1.00 and $1.30.
(6)	See discussion above for valuation of warrants for the Laurus transaction. A liability was established in accordance with EITF 00-19. The Laurus transaction provided for 1.5 million warrants valued as freestanding instruments that meet the definition of a derivative under SFAS 133. We measured and recognized the warrants as a liability at their fair value, as determined using the Black-Scholes option-pricing model, prior to the registration of shares underlying the warrants. We subsequently valued the warrants at December 31, 2004 for an adjustment to the market value to $168,000, and a gain of $145,000. The warrants will be valued quarterly, and upon registration of the underlying common stock through an effective Registration Statement.
(7)	Reclassification December 31, 2004 – The Company reclassified long-term debt related to the Laurus transaction for both funded and restricted balances at year-end. The ending balances as restated are based on the five-year repayment schedule in Note 16 of the financial statements.

Principles of Consolidation and Financial Statement Presentation

The financial condition and results of operations are included in the consolidated financial statements from acquisition date.

All significant inter-company balances and transactions have been eliminated.

Certain amounts from prior years have been reclassified to conform to revised presentation for 2005.

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2005 and 2004, cash and cash equivalents include cash on hand and cash in the bank.

Revenue Recognition

Subcontract Settlement Processing

The Company records revenue in accordance with EITF 99-19 – “Reporting Revenues Gross as a Principal versus Net as an Agent”. The Company recognizes revenue as services are provided. The Company’s revenues consist of fees paid by its clients under Contract Management Agreements, for the provision of drivers, vehicles and processing services. In addition, the Company’s revenues consist of fees for administrative services provided to independent contractors under separate contractual arrangements with these independent contractors.

In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the independent contractors: (i) operators (drivers); (ii) vehicles; (iii) occupational and accidental insurance; and (iv) management services. The Company is the primary obligor in these arrangements, establishes the price of services, has discretion in supplier selection, determines service specifications and has credit risk for services provided.

The Company accounts for fees and the related direct costs using the accrual method. Under the accrual method, fees relating to independent contractors with earned but unpaid settlements at the end of each period are recognized as unbilled revenues and the related direct costs for such services are accrued as a liability during the period in which contract settlements are earned by the independent contractor.

Manufacturing

Revenues are reported at the time the custom re-fabrication or modification is complete and delivered to the customer. Customer deposits for partial payment of vehicles are deferred and treated as current liabilities until the vehicle is completed and recognized as revenue. Repairs and other services are recorded when the service is performed. Inventory is relieved upon delivery of the vehicle.

Sales-type leases

Sales type leases require the lessee to assume responsibility at the end of the lease term for substantially all the difference between the market value of the equipment as agreed to by the Company and the lessee and the value determined by a formula in the lease agreement. At the inception of the lease the Company records the present value of the lease payments, including the residual values as sales values at inception of the lease and charges to income the vehicle costs and related direct lease costs. The remaining unearned income is amortized to income over the lease term.

Direct-financing leases

Revenue from direct-financing lease is recognized by amortizing the excess of aggregate rentals receivable over the cost of the related vehicles during the term of the lease by the interest method and is included in interest income. All future lease payments, net of unearned income and an allowance for lease losses are included in the net investment in direct-financing leases.

Initial direct costs

Initial direct costs relating to direct financing leases are included as a component of the net investment in direct-financing leases and are amortized over the term of the prospective leases using the interest method.

Allowance for Lease Losses

The allowance for lease losses reflects management’s estimate of probable incurred credit losses in the lease portfolios. Leases are charged off against the allowance when management believes the uncollectibility of the lease balance is confirmed. Recoveries are credited to the allowance.

The allowance consists of two components. The first component of the allowance is for high-balance “non-homogenous” leases that are individually evaluated for impairment. A lease is impaired when collection of principal and interest based on the contractual terms of the lease is not likely to occur. The process for identifying leases to be evaluated individually for impairment is based on management’s identification of classified leases. Once an individual lease is found to be impaired, a valuation allowance is assigned to the lease based on one of the following three methods: (1) present value of expected future cash flows, (2) fair value of collateral less costs to sell, or (3) observable market price. Non-homogenous leases that are not impaired are assigned an allowance based on historical data by product. The second component of the allowance is for “homogenous leases” in which groups of leases with common characteristics are evaluated to estimate the inherent losses in the portfolio. Homogenous leases have certain characteristics that are common to the entire portfolio so as to form a basis for predicting losses on historical data and delinquency trends as it relates to the group. The methodology utilized in establishing the allowance for homogenous loans includes consideration of trends in industries, analysis of historical losses, delinquency trends, and credit scores. Management believes the allowance for lease losses is adequate and that it has a sound basis for estimating the adequacy of the allowance for lease losses. Actual losses incurred in the future are highly dependent upon future events, including the economies of the geographic areas in which the Company holds leases.

Non-performing Leases

A lease is generally placed on non-accrual status at the earlier of (i) the lease becoming past due 90 days as to either principal or interest or (ii) when the borrower has entered bankruptcy proceedings and the lease is delinquent. Exceptions to placing 90-day past due leases on non-accrual may be made if there exists an abundance of collateral and the lease is in the process of collection. Leases are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. When a lease is placed on non-accrual status, interest accrued but not received is reversed against interest income. A non-accrual lease may be restored to accrual status when delinquent loan payments are collected and the lease is expected to perform in the future according to its contractual terms. Interest income on performing impaired leases is recognized on an accrual basis.

Stock-Based Compensation Plans

During the three years ended December 31, 2005, the Company maintained both qualifying and non-qualifying stock-based compensation plans for its employees and directors. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations. No compensation is recognized in connection with option grants that had an exercise price equal to the market value of the underlying common stock on the date of grant. The tax benefit recognized upon the exercise of certain options is recorded as a component of additional paid-in-capital.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Pro forma net income

	2005	2004	2003
Net loss, as reported	$(5,013,045)	$(6,502,818)	$(1,743,290)
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related income tax effect	(606,000)	(263,330)	—

Pro forma net loss	$(5,619,045)	$(6,766,148)	$(1,743,290)

Loss per share:
Basic as reported	$(0.23)	$(0.41)	$(0.79)

Basic pro forma	$(0.26)	$(0.42)	$(0.79)

Property and Equipment, net

Property and equipment, net are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are typically three to seven years.

Included in property and equipment, net are internally generated software costs and the contract settlement management platform allocated from goodwill as part of the CDS acquisition. The useful lives attributed to these assets are seven years.

Expenditures and major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Revenue Recognition – Subcontractor Settlement

Customers are generally billed weekly on the day prior to the couriers being paid by the Company. The Company is a third party administrator specializing in the brokerage of transportation services, including vehicles and drivers for its subscribing courier operators. The Company provides vehicles, manpower and the necessary management associated equipment and subcontractors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash balances at various financial institutions with balances insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2005, the balances at various financial institutions over the FDIC insured balances are $2.4 million.

Concentrations of credit with respect to accounts receivable are limited because of the Company’s policy to require deposits from some customers and the number of customers comprising the client base and their dispersion across geographical locations. The Company has one major customer that comprises approximately 18% of its revenue base. Its relationship with this customer is in good standing and the Company believes that there is no imminent threat to this relationship.

Deferred Revenue

Deferred revenues at December 31, 2005 and 2004 were zero. This balance relates to the acquisition of CDS effective August 31, 2004. The deferred revenues are funded by the courier operators in anticipation of those balances due to the drivers on the stipulated payment date. On December 31, 2004 no advance payments were made by the courier operators, based on the timing of the payments, which were due on Friday, December 31, 2004 and paid on Friday December 31, 2004.

Supply Inventory

Supply inventory includes the cost of the unmodified vehicle chassis, direct manufacturing labor and parts related to vehicles in the process of being modified and remanufactured. Shipping and handling costs are included in inventory.

All inventories are valued at the lower of cost or market. The cost of new and used vehicles is determined using the specific identification method. The cost of new parts is valued using the first in first out basis.

The Company performs periodic inventory procedures and at times identifies supply inventory that is considered excess inventory or obsolete. The Company writes the obsolete and excessive inventory down to the lower of cost or market and the amount is included in general and administrative expenses for the period. During the year ended December 31, 2004, the Company recorded $20,000 of expenses related to obsolete inventory with zero recorded for the same period in 2003.

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs for the year ended December 31, 2005 and 2004 was $140,000 and $8,701, respectively.

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2005 and 2004, the Company believes that there has been no impairment of its long-lived assets other than those identified as part of the relocation of CTMC during 2004.

Advertising

The Company expenses advertising production costs as they are incurred. Advertising costs for the years ended December 31, 2005 and 2004 were approximately $176,000 and $65,000, respectively.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, accounts receivable; due from related parties, prepaid expenses, other assets, and accounts payable and other current liabilities carrying amounts approximate fair value.

Warrant Liability – Warrants issued that are potentially settled with free trading common stock are accounted for according to EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in the Company’s Own Stock”. Warrant liabilities are adjusted to fair value (calculated using the Black-Scholes method) at each balance sheet date and are reassessed to determine whether the warrants should be classified as a liability or equity. The Company is contractually required to register the shares underlying the warrants. Upon registration, the warrants will be reevaluated for its classification as either a liability or equity. The terms associated with the various warrants that the Company has outstanding would then meet the classification criteria for an equity instrument, thus settled in shares of the Company’s common stock. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in the Company’s stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in the Company’s stock price and other input formulas related to the Black-Scholes model, such as changes in interest rates, duration and volatility.

Warranty Reserve

The Company provides warranties to its new car customers for the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. The Company provides warranties to its new car customers of the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $116,392 and $148,755 as of December 31, 2005 and 2004, respectively. Warranty expense for the years ended December 31, 2005 and 2004 were $178,746 and $200,995, respectively and charges to the warranty reserve was $205,993 and $72,775 for the year-end December 31, 2005 and 2004, respectively.

Beneficial Conversion Feature in Debentures

In accordance with EITF Issue 98-5, as amended by EITF 00-27, we must evaluate the potential effect of any beneficial conversion terms related to convertible instruments such as convertible debt or convertible preferred stock. The Company has issued several debentures and a beneficial conversion may exist if the holder, upon conversion, may receive instruments that exceed the value of the convertible instrument. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants, that may have been issued with the convertible instruments, conversion terms, value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the ultimate value of the beneficial feature is considered an estimate due to the partially subjective nature of valuation techniques.

Income Taxes

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. It is more likely that the deferred tax asset will not be recognized. The deferred tax asset as of December 31, 2003 was restated as part of a reverse merger and presented as a $0 balance.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

Goodwill and Other Intangibles

The Company adopted SFAS No.142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually. The impairment test consists of two steps. In the first step, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value, the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No.141, to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill. The Company valued the intangible assets as of the date of the acquisition, September 1, 2004 and they attributed

$1.2 million to the independent contractor settlement platform, which is included in property, plant and equipment on the statement of financial condition as of December 31, 2004 and $1.2 million attributed to the customer list of CDS. The remaining balance of $3.1 million is considered goodwill attributed to the acquisition of CDS. The Company has established an anticipated useful life for the customer list of ten years and seven years for the independent contractor settlement platform. The amortization attributed to the allocated intangibles for the year ended December 31, 2004 was $106,667.

At December 31, 2005 and 2004, the Company had not recognized an impairment loss in connection with this goodwill.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share exclude dilution and are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if convertible securities or options to issue common shares of the Company or its subsidiaries were exercised. In calculating diluted earnings (loss) per share, interest expense net of taxes on convertible securities is added back to net income (loss) and equity in earnings of subsidiaries is adjusted for the effect of subsidiary stock options outstanding, if dilutive. The resulting net income amount is divided by the weighted average number of common shares outstanding, when dilutive. The options and restricted stock are included in the weighted average number of common shares outstanding based on the treasury stock method, if dilutive.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) UNDER THE GUIDANCE IN ARB 43, Chapter 4, “inventory Pricing” Paragraph 5 of ARB 42, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal a to require treatment as current period charges...”

This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company intends to implement the above effective January 1, 2006.

In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. The Company is not impacted by this pronouncement.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The Company is in the process of reviewing this pronouncement and will implement this pronouncement effective January 1, 2006, where applicable.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The new standard will require us to recognize compensation costs in our financial statements in an amount equal to the fair value of share-based payments granted to employees and directors. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations and earnings per share.

The Company has requested the Compensation Committee to review the impact of this pronouncement and to review the costs of stock options, restricted stock and other incentive-equity based programs to align management and its employees with the shareholders’ interests. The Company will implement this pronouncement effective January 1, 2006.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management are reviewing SAB 107 in conjunction with its review of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47 “ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS—AN INTERPRETATION OF FASB STATEMENT NO. 143” (“FIN No. 47”). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB NO. 20 AND FASB STATEMENT NO. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 was utilized for the restatement of the beneficial conversion feature for the year ended December 31, 2004.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Directors and Executive Officers of the Registrant.

The following table identifies our current executive officers and directors and their respective offices held:

Name	Age	Position
Francis O’Donnell	47	Chief Executive Officer and Chairman of the Board of Directors
Susan Weisman	45	Director and Chief Financial Officer
Joseph I. Emas	51	Director
Robert Lefebvre	65	Director and President of Subcontracting Concepts, Inc.
Pamela Jarratt	51	Director
Steven Rothman	58	Director

Business Experience

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. The following is a brief description of the business experience of our executive officers, director and significant employees:

Francis O’Donnell has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since July 10, 2003. Mr. O’Donnell is also the managing member of International Equities and Finance, LLC, a company specializing in recapitalizing and re-engineering entities and has held this position since February 2001. From November 1996 to February 2001, Mr. O’Donnell was the President and Chief Executive Officer of Inorganic Recycling Corporation. From November 1993 to November 1996, Mr. O’Donnell was a Group Director for Ryder Systems. From February 1991 to November 1993, Mr. O’Donnell was the President and Chief Executive Officer of Business Telecom, Inc. From January 1987 to February 1991, Mr. O’Donnell was the Vice President of Strategic Planning at MCI Telecommunications.

Susan Weisman has served as Chief Financial Officer of the Company since June 1, 2004 and as a member of the Board of Director since September 1, 2004. From May 2001 to May 2004, Ms. Weisman was with Kramer Weisman and Associates, LLP, an accounting and consulting firm providing SEC and various other management services. Ms. Weisman provided accounting, tax and consulting services to various clients (including Coach since September 2003) in the financial services, real estate, manufacturing and other industries, focusing on publicly held reporting companies. From July 2000 through May 2001, Ms. Weisman was the Corporate Controller of Viasource Communications, Inc., a telecommunications company. Ms. Weisman was with BankAtlantic Bancorp, Inc. from

September 1990 through May 2000 in various positions, leaving the company as their Chief Financial Officer. BankAtlantic Bancorp, Inc. is a $5 billion NYSE listed financial institution located primarily in South Florida, with real estate holdings, as well as an investment-banking firm. Ms. Weisman is a Certified Public Accountant.

Joseph I. Emas served as general counsel of the Company since July 2004 and as a director since November 2004. Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas has been a member of the Juvenile Court Rules Committee for the State of Florida since 1999. Mr. Emas, our initial securities regulation counsel, was our Chief Ethics and Compliance Officer from January 1, 2004 to December 31, 2005.

Robert L. Lefebvre served as a director since December 3, 2004. Mr. Lefebvre has served as the president of our recently acquired subsidiary, Subcontracting Concepts, Inc., since 1996. Mr. Lefebvre began his career in 1958 while serving a five-year tour of duty in the US Air Force as a system analyst. While in the Air Force’s Pacific Air Command, Mr. Lefebvre was part of a seven-member team whose responsibility was the conversion from punch card accounting systems to the newly developed computer. After his discharge in 1963, Mr. Lefebvre spent a number of years as a systems analyst at the Glens Falls Hospital. In 1970, capitalizing on changes in Medicare reimbursement policies that provided for direct reimbursement to hospital based physicians, he founded Regional Data Center (RDC) a company designed to manage the accounts receivables for the hospital-based physician. RDC grew very quickly to a company collecting over $400 million per year from 29 offices in New York. Mr. Lefebvre then merged his company into Advacare, a national accounts receivable management firm and continued as Vice President until Advacare went public in 1991. In l993, after two years of retirement, Mr. Lefebvre founded a professional employment organization, Total Benefit Management, which he still heads today.

Pamela Jarratt served as a director since December 31, 2005. Ms. Jarratt is currently a consultant to banks and other financial service companies, including the International Monetary Fund, where she helps developing countries establish anti-money laundering programs. Ms. Jarratt was previously the Director of Internal Audit Services for PricewaterhouseCoopers, LLP from 1998 to 2003, where she served as the outsourced Internal Audit Director for numerous financial services clients. As the Senior Vice President, Director of Internal Audit at BankAtlantic, a Federal Savings Bank and BFC Financial Services, Inc., reporting to the Board of Directors from 1989 to 1997, Ms. Jarratt was responsible for assessing the effectiveness of internal controls and procedures for operations and financial reporting Ms. Jarratt holds an Accounting Degree from Florida Atlantic University and is a Certified Public Accountant.

Steven Rothman served as a director since February 1, 2006. Mr. Rothman is a founder of MTM Technologies, Inc. where he has held several key executive positions since 1986 including its Chairman, CEO, CFO, and President. Presently, Mr. Rothman is a member of the Board of Directors and Executive Vice President responsible for Mergers and Acquisitions at MTM Technologies, Inc which is a SEC reporting company. Mr. Rothman was very involved in the initial public offering of MTM in October, 1993 and has led numerous financings for MTM.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Committees and Independence

All of the directors serve until the next annual meeting of common shareholders and until their successors are elected and qualified by our common shareholders, or until their earlier death, retirement, resignation or removal. We currently have six directors. Our Bylaws authorized the Board of Directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more members, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during 2005, and (ii) the total number of meetings held by all committees of the Board of Directors during 2005 on which such person served. The Board of Directors held ten meetings during 2005.

Audit Committee. The Board has a standing Audit Committee that (i) monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (ii) monitors the independence and performance of the Company’s independent registered public accounting firm, and (iii) provides an avenue of communications among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee was formed in February 2006 and did not meet during 2005. At the date of this report, Pamela Jarratt was Chairperson of the Audit Committee and the Committee was comprised of two independent directors, Pamela Jarratt and Steven Rothman. The Board has determined that Ms. Jarratt qualifies as an “audit committee financial expert” as defined under the Securities Act of 1933, as amended.

Compensation Committee. The Board’s Compensation Committee (i) reviews and approves corporate goals and objectives relevant to compensation of the executive officers, (ii) evaluates the performance of the executive officers in light of those goals and objectives, (iii) determines and approves the compensation level of the executive officers based on this evaluation, and (iv) makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The Compensation Committee also reviews and recommends to the Board any new compensation and administers the Company’s stock option plans. The Compensation Committee was formed in February 2006 and did not meet during 2005. As of the date of this report, Steven Rothman was Chairman of the Compensation Committee and the Committee was comprised of Steven Rothman and Pamela Jarratt.

Executive Compensation.

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to Chief Executive Officer and our four most highly compensated employees.

	Annual Compensation				Long Term Compensation
					Awards			Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options/ SARs (#)	LTIP Payouts	All Other Compensation
Francis O’Donnell Chief Executive Officer	2005	$250,000	(1)	—			—	1,098,250	—	$2,500
	2004	$200,000	(2)	—			—	500,000	—	—
	2003	$632,250	(3)	—				—	—	—
Susan Weisman Chief Financial Officer	2005	$225,000	(4)	—			—	710,750	—	$2,500
	2004	$122,917	(5)	—	—		—	300,000	—	—
	2003	—		—	—		—	—	—	—
John H. Gore Chief Sales and Marketing Officer	2005	$90,000	(6)		$453,186	(6)	—	—	—
	2004	$90,421	(7)		—		—	500,000	—	—
	2003	$91,755		—	—		—	—	—	—
Robert Lefebvre President of Subcontracting Concepts, Inc.	2005	$15,000		—	—		—	710,750	—	—
	2004	$3,750		—	—		—	—	—	—
	2003	—		—	—		—	—	—	—

(1)	Of this amount Mr. O’Donnell was owed $8,750 for accrued and unpaid wages from salary earned at December 31, 2005. Other Compensation reflects $2,500 paid as a car allowance for 2005. Mr. O’Donnell converted $115,917 of wages into common stock related to 2005 compensation.
(2)	Of this amount Mr. O’Donnell was owed $193,000 for accrued and unpaid wages from salary earned at December 31, 2004. This amount was converted into common stock during 2005. See Certain Relationships and Related Transactions.
(3)	Mr. O’Donnell received 1,405,000 shares of common stock on August 26, 2003 valued at $0.45 a share, for past and future services to the Company. The value of the stock was $632,250.
(4)	Of this amount Ms. Weisman was owed $30,328 for accrued and unpaid wages from salary earned during 2004. This amount was converted into common stock during 2005.
(5)	Of this amount Ms. Weisman is still owed $5,625 for accrued and unpaid wages from salary earned during 2005. Other Compensation reflects $2,500 paid as a car allowance for 2005. Ms. Weisman converted $39,375 of wages into common stock related to 2005 compensation.
(6)	Mr. Gore left the Company on May 31, 2005. In addition to salary paid to him during that partial year, a settlement of all obligations due to Mr. Gore or his affiliates required us to pay Mr. Gore $56,926 in cash, issue 600,000 shares of common stock valued at $396,260 for a total of $453,186 for his non-competition agreement. See Certain Relationships and Related Transactions for a full description of the settlement.
(7)	Mr. Gore was owed $31,684 for accrued and unpaid wages from salary earned during 2004.

Option Grant Table

The grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2005:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Francis O’Donnell	175,000	3.69%	$0.56	7/1/2015	$13,851	$75,309
	600,000	12.64%	$0.43	9/30/2015	$125,488	$336,203
	30,000	0.63%	$0.37	10/31/2015	$8,074	$18,610
	45,750	0.96%	$0.31	11/21/2015	$15,058	$31,125
	60,000	1.26%	$0.31	12/2/2015	$19,749	$40,820
	12,500	0.26%	$0.31	12/7/2015	$4,114	$8,504
	100,000	2.11%	$0.38	8/31/2015	$25,915	$61,034
	75,000	1.58%	$0.43	9/30/2015	$15,686	$42,025
John H. Gore	—	—	—	—	—	—
Susan Weisman	400,000	8.42%	$0.43	9/30/2015	$83,659	$224,135
	30,000	0.63%	$0.37	10/31/2015	$8,074	$18,610
	45,750	0.96%	$0.31	11/21/2015	$15,058	$31,125
	60,000	1.26%	$0.31	12/2/2015	$19,749	$40,820
	100,000	2.11%	$0.38	8/31/2015	$25,915	$61,034
	75,000	1.58%	$0.43	9/30/2015	$15,686	$42,025
Robert Lefebvre	400,000	8.42%	$0.43	9/30/2015	$83,659	$224,135
	30,000	0.63%	$0.37	10/31/2015	$8,074	$18,610
	45,750	0.96%	$0.31	11/21/2015	$15,058	$31,125
	60,000	1.26%	$0.31	12/2/2015	$19,749	$40,820
	100,000	2.11%	$0.38	8/31/2015	$25,915	$61,034
	75,000	1.58%	$0.43	9/30/2015	$15,686	$42,025

	2,519,750

(1)	The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in 2005, assuming that the stock appreciates in value from the date of grant until the end of the option term at the compounded annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

Name	Shares Acquired On Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options At FY-End (#)Exercisable /Unexercisable	Value of In the Money Options at FY-End ($)Exercisable/ Unexercisable
Francis O’Donnell	0	$0	2,489,850/0	$13,543/$0
Susan Weisman	0	$0	1,902,350/0	$12,418/$0
John Gore	0	$0	0/0	$0/$0
Robert Lefebvre			1,010,750/0	$12,418/0

Compensation of Directors

We currently have six directors, two of which are deemed independent directors. Our compensation policy for independent directors is to pay an annual retainer of $12,000 pursuant to a consulting agreement, $1,000 for each meeting of the Board of Directors attended, and $500 for each meeting of any committee of the Board of Directors attended as a participant or $1,000 for each such meeting attended as the Chairperson. In addition, we grant an option to purchase 50,000 shares of restricted common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of the grant and under the terms of the Company’s 2005 Stock Option Plan. In addition, we reimburse our independent directors for their expenses incurred in connection with their services. We do not currently provide our non-independent directors with cash compensation. In addition, we reimburse our non-independent directors for their expenses incurred in connection with their services.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Francis O’Donnell-Effective September 1, 2004, we entered into an employment agreement with Francis O’Donnell, our Chief Executive Officer. Mr. O’Donnell’s employment agreement provides for a term of five years. Mr. O’Donnell is initially entitled to annual base compensation of $200,000 per year, which shall be increased to $250,000 per year in fiscal 2005 and to $300,000 per year for the remainder of the term and options to purchase up to 500,000 shares of common stock. Mr. O’Donnell is entitled to a bonus at the end of each fiscal year as determined by the Board of Directors. Mr. O’Donnell is entitled to a $1,250 per month automobile allowance. Mr. O’Donnell is entitled to receive options at the discretion of the Company’s Board of Directors. At December 31, 2005, Mr. O’Donnell has deferred approximately $8,750 in cash compensation under his employment agreement.

If Mr. O’Donnell is terminated by the Company without cause or good reason or upon a change in control (only if controlling entity does not assume the terms and conditions of the agreement): (i) a severance allowance of the remainder of the base salary through the end of the term at the then-effective rate; (ii) an additional severance allowance of five hundred thousand (500,000) shares of common stock of the Company) and, at the option of the Mr. O’Donnell, the Company will affect an immediate purchase of these shares and any options issued under our option plan; and (iii) all accrued but unpaid allowances and expense reimbursements. The purchase price for the common stock and any common stock underlying his options will be the average closing bid price of the Company’s common stock for the ten business trading days preceding termination. The Company will be obligated to a Registration Statement within 30 business days of termination that includes all of the common shares and the common shares underlying any options held by the Executive.

Susan Weisman-Effective September 1, 2004, we entered into an employment agreement with Susan Weisman, our Chief Financial Officer. Ms. Weisman’s employment agreement provides for a term of five years. Ms Weisman is initially entitled to annual base compensation of $225,000 per year, which shall be increased at the discretion of the Board of Directors and options to purchase up to 500,000 shares of common stock. Ms. Weisman is entitled to a bonus at the end of each fiscal year as determined by the Board of Directors. Ms. Weisman is entitled to a $1,250 per month automobile allowance. Ms Weisman is entitled to receive options at the discretion of the Company’s Board of Directors. At December 31, 2005, Ms. Weisman has deferred approximately $5,625 in cash compensation under her employment agreement.

If Ms Weisman is terminated by the Company without cause or good reason or upon a change in control (only if controlling entity does not assume the terms and conditions of the agreement): (i) a severance allowance of the remainder of the base salary through the end of the term at the then-effective rate; (ii) an additional severance allowance of 500,000 shares of common stock of the Company) and, at the option of the Ms Weisman, the Company will affect an immediate purchase of these shares; and (iii) all accrued but unpaid allowances and expense reimbursements.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

As of the date of this annual report, the members of the Compensation Committee were Steven Rothman and Pamela Jarratt. None of the members of he Compensation Committee were officers or employees of the Company or any of its subsidiaries during fiscal year 2005 or were former officers or employees of the Company or any of its subsidiaries.

Board Compensation Committee Report on Executive Compensation

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors consists entirely of directors who have never served as officers or employees of the Company or any of its subsidiaries. The Committee determines and administers the compensation of the Company’s executive officers. Set forth below are the principal factors underlying the Committee’s philosophy used in setting compensation.

Compensation Philosophy — At the direction of the Board of Directors, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are competitive and consistent in order to attract and retain key executives critical to the Company’s long-term success. The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options, stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The Committee considers such corporate performance measures as net sales, open orders, net income, earnings per share and similar quantitative measures. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. For 2005, the most important qualitative factors in determining incentive compensation awards to executive officers were the Committee’s assessments of their contributions to the Company’s sales, acquisitions, increased revenues, and improved capital structure.

The Committee also evaluates the total compensation of the Company’s chief executive officer and other executive officers in light of information regarding the compensation practices and corporate financial performance of similar companies in the Company’s industry. However, the Committee does not target a specific percentile range within the peer group compensation structure in determining compensation for executive officers. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

Relationship of Performance to Compensation — Compensation that may be earned by the executive officers in any fiscal year consists of base salary, cash bonus and stock-based compensation. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. The Committee focuses primarily on total annual compensation, including incentive awards and cash bonuses, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

The executive officers receive incentive compensation awards based on individual goals and milestones established for each officer at the beginning of each year and other factors as determined by the Committee. Such officers receive compensation for the subsequent attainment of these goals.

The Company’s various stock option plans authorize the Committee to make grants and awards of stock options, stock appreciation rights, non-vested stock units and other stock-based awards. The Committee grants such compensation to executive officers, as well as other employees and consultants of the Company and its subsidiaries below the executive officer level, as it deems appropriate.

In approving grants and awards under the stock option plans, the quantitative and qualitative factors and industry comparisons outlined above will be considered. The number and type of awards previously granted to and held by executive officers is reviewed but is not an important factor in determining the size of current grants.

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread of exercise of non-qualified options) depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation.

Chief Executive Officer Compensation — Mr. O’Donnell entered into an employment agreement, effective September 1, 2004 for a five year term, renewable at the option of Mr. O’Donnell for an additional five year term. For 2005, his employment agreement provided for an annual salary of $250,000, related to various capital transactions, acquisitions, financings, integration of the business units acquired and revenue growth. The amounts of Mr. O’Donnell’s bonuses will be determined by the Compensation Committee based upon a combination of factors, weighted heavily toward operating results of the Company. Mr. O’Donnell did not receive a bonus for 2005.

The Compensation Committee has not yet considered 2006 compensation of executive officers, but will do so as it meets in 2006.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.

The Company has not adopted any formal policy with respect to Section 162(m) of the Internal Revenue Code of 1986. However, the Compensation Committee generally structures compensation to be deductible and considers cost and value to the Company in making compensation decisions, which would result in non-deductibility. The Board has on occasion made decisions resulting in non-deductible compensation.

The undersigned members of the Compensation Committee have submitted this report to the Board.

COMPENSATION COMMITTEE
Stephen Rothman, Chairperson
Pamela Jarratt

The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Stockholder Return Performance Presentation

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Composite Index and a peer group index for the period from inception commencing January 8, 2003 and ending December 31, 2005. The data represented below assumes $100 invested in the Company’s Common Stock, the Nasdaq Composite Index and the peer group index on January 8, 2003. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Index	January 8, 2003 (inception)	December 31, 2003	December 31, 2004	December 31, 2005
Nasdaq	100	143	155	157
Coach Industries Group, Inc.	100	1,227	820	267
Specialty Finance Index *	100	135	164	185

*	The peer group, Specialty Finance Index, consists of CIT Group Inc. (NYSE: CIT), Principal Financial Group Inc. (NYSE: PFG) and American Capital Strategies, Ltd. (Nasdaq.NM: ACAS).

Description of Securities

General

The company is authorized to issue 50,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of March 1, 2006, there were 29,133,735 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Amendment of our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination”, unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Market for Registrant’s Common Equity,

Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common shares are currently quoted on the OTC Bulletin Board under the symbol “CIGI.” The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	Bid Price
Period	High	Low
Fiscal Year 2006:
March 31, 2006	$0.49	$0.36
Fiscal Year 2005:
December 31, 2005	$0.58	$0.31
September 30, 2005	0.72	0.43
June 30, 2005	1.09	0.55
March 31, 2005	1.23	0.78
Fiscal Year 2004:
December 31, 2004	$1.37	$1.03
September 30, 2004	1.70	1.10
June 30, 2004	2.15	1.15
March 31, 2004	2.00	1.50

Holders

We have approximately 300 record holders of our common stock as of March 1, 2006. This number does not include stockholders for whom shares were held in a “nominee” or “street” name.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan Information

2005 Stock Option Plan

Our board of directors adopted the 2005 Stock Option Plan (the “2005 Plan”). The purposes of the 2005 Plan are (i) to promote the long-term interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (ii) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. The Company believes that the granting of stock options and other awards will serve as partial consideration for and give well-qualified employees, non-employee directors and others an additional inducement to remain in the service of the Company and provide them with an increased incentive to work for the Company’s success.

The 2005 Plan provides for the granting of (i) options to purchase Common Stock that qualify as “incentive stock options” (ii) options to purchase Nonqualified Options and (iii) restricted stock. The total number of shares of common stock with respect to which awards may be granted under the 2005 Plan shall be three million (3,000,000). As of December 31, 2005, the Board has approved and allocated the issuance of all 3,000,000 shares of common stock under the 2005 Plan. The Board intends to seek stockholder approval of the 2005 Stock Option Plan at its next annual stockholders’ meeting.

The following table sets forth information as of December 31, 2005, the most recently completed fiscal year, regarding our compensation plans pursuant to which we have granted or are authorized to issue equity securities:

Equity Compensation Plan Information

Category	Number of Securities to be issued upon exercises of outstanding options and warrants	Weighted Average Exercise Price Of Outstanding Options and Warrants	Number of Securities available For future Plan Issuance
Equity compensation plans approved by shareholders	4,328,462	$0.65	671,538
Equity compensation plans not approved by shareholders	5,494,550	$0.75	1,250,000
Total	9,823,012	$.070	1,921,538

Non-Plan Grants

During 2005, our Board of Directors approved the issuance of options to purchase up to 135,750 shares of common stock with an average exercise price of $0.32 per share to each of our Chief Executive Officer, Frank O’Donnell, Susan Weisman and Robert Lefebvre In addition, in 2005, the Board of Directors approved the issuance to Frank O’Donnell of options to purchase up to 187,500 shares of common stock with an average exercise price of $0.54 per share as compensation for his personal guarantee of Company indebtedness.

During 2004, our Board of Directors approved the issuance of options to purchase up to 891,600 shares of common stock with an average exercise price of $1.10 per share to each of our Chief Executive Officer, Frank O’Donnell, Susan Weisman and John Gore in connection with their respective employment agreements. All of Mr. Gore’s options were cancelled upon termination of his employment effective May 31, 2005. In addition, in 2004, the Board of Directors approved the issuance to various employees of options to purchase up to 300,000 shares of common stock with an average exercise price of $0.91 per share.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding beneficial ownership of the common stock as of May 1, 2006, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 12330 SW 53rd Street, Suite 703, Cooper City, FL 33330.

Name of Beneficial Owner	Number of Shares of Common Stock (1)		Percent of Class
Francis O’Donnell, Chief Executive Officer, Chairman of the Board of Directors	12,184,409	(2)	33.27%
Robert Lefebvre Director	2,304,867	(6)	6.61%
Joseph I. Emas Director	575,000	(5)	1.65%
Susan Weisman Chief Financial Officer, Director	2,154,238	(3)	6.18%
Steven H. Rothman Director	50,000	(4)	* %
Pamela H. Jarratt Director	50,000	(4)	* %
All Officers and Directors as a group (6 persons)	17,318,514		47.28%

Alpha Capital Aktiengesellschaft	2,910460	(7)	9.9%

(1)	Calculated based on 29,133,735 shares of common stock outstanding as of May 1, 2006.

(2)	Includes up to 2,489,850 shares of common stock, issuable upon exercise of options issued; 2,035,582 shares of common stock and 1,760,582 warrants to purchase shares of common stock issuable upon conversion of promissory notes, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 188,333 shares of common stock owned by Innovative Consulting LLC, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 60,533 shares of common stock owned by International Equities and Finance LLC, all of which Francis O’Donnell may be deemed to beneficially own under Rule 13d-3; 423,529 shares of common stock owned by Go Commercial Leasing Company, all of which Francis O’Donnell may be deemed to be beneficially own under Rule 13d-3; and 1,022,500 shares of common stock of which Francis O’Donnell retains voting control. Francis O’Donnell collectively maintains the voting rights for these shares of common stock. 1,800,000 shares owned by Springfield Coach Industries Corporation, Inc. all of which Elm Street Partners may be deemed to beneficially own under Rule 13d-3.
(3)	Includes up to 1,902,350 shares of common stock, issuable upon exercise of options; and 75,000 shares of common stock owned by Kramer Weisman and Associates, LLP, an accounting and consulting firm controlled by Lester Weisman, the husband of Susan Weisman, which may be deemed beneficially owned by Susan Weisman under Rule 13d-3.
(4)	Includes 50,000 shares of common stock, issuable upon exercise of options.
(5)	Includes up to 325,000 shares of common stock, issuable upon exercise of options.
(6)	Includes up to 1,010,750 shares of common stock issuable upon exercise of options; and 1,294,117 shares of common stock owned by Carmen Lefebvre, the wife of Robert Lefebvre, all of which may be deemed beneficially owned by Robert Lefebvre under Rule 13d-3.
(7)	Includes only 1,077,127 shares of the 1,833,333 shares of common stock issuable upon exercise of a warrant because Alpha Capital Aktiengesellschaft may not exercise the warrant to the extent such exercise would cause the aggregate number of shares of Common Stock beneficially owned by Alpha Capital Aktiengesellschaft to exceed 9.9% of the outstanding shares of the Common Stock following such exercise. However, even though Alpha Capital Aktiengesellschaft may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Alpha Capital Aktiengesellschaft would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Alpha Capital Aktiengesellschaft has the right at any time to sell any shares purchased under the purchase agreement which would allow it to avoid the 9.9% limitation.

Certain Relationships and Related Transactions.

John Gore Transactions: On May 31, 2005, John H. Gore left all positions he held with the Company and the Company settled all obligations of Mr. Gore personally, FCW Realty and Go Commercial Leasing, companies in which Mr. Gore owns and/ or controls through his wife Helen Gore. All obligations owed to Mr. Gore and related obligations owed by various entities controlled by Mr. Gore were considered settled.

The settlement included a charge-off of $429,000 for a receivable owed to us by a related entity of Mr. Gore for salaries, rent, materials and reimbursement of leasehold improvements which arose because we paid these expenses on behalf of Mr. Gore’s company. This was offset by canceling $485,000 we owed Mr. Gore in 2004 for his personal guarantees of Company obligations.

The settlement included the cancellation of 556,098 shares of common stock issued to a related entity of Mr. Gore valued at $684,000 in exchange for a $250,000 obligation due in installments over a 12 month period. The Company paid the related party of Mr. Gore $62,500 on July 28, 2005 and on October 31, 2005. The balance was due in two equal installments of $62,500 on January 31, 2006 and April 30, 2006. The $125,000 was paid to Mr. Gore during the first and second quarter of 2006.

The settlement also included Mr. Gore’s entry into a non-compete agreement for a period of three years in return for 600,000 shares of common stock (valued at $396,000) and payment of $55,000 in cash. In addition, Mr. Gore was issued 341,500 shares of restricted common stock for his personal guarantee of lease obligations to various financial institutions in 2005. The stock is valued at $150,000.

The Company was a lessee of office and plant facilities; the lessor was FCW Realty, a company in which Mr. Gore own and/or controls through his wife Helen Gore. The lease term payments began in July 2003 and expired in December 2007. Payments were $29,000 per month. The lease was non-cancellable. The Company negotiated a settlement of the remaining lease obligation with the lessor of $684,000 payable in common stock (556,098 shares). The Company now has a sales office occupying 3,500 square feet of this facility for $5,000 a month, on a month by month basis.

Lefebvre Transactions: Mr. Lefebvre owns 33% of an insurance brokerage company which provided exclusive services to CDS in 2004 and 2005; specifically accident and occupational hazard insurance and the contract liability program for CDS. The total commission earned by this company from CDS premiums amounted to $690,000 for the year ended December 31, 2005 and $195,000 for the year ended December 31, 2004. The rates charged by his insurance brokerage company to CDS are comparable to those paid by unaffiliated customers.

Executives Voluntary Conversions of Debt to Stock:

In 2005, the Company issued 601,472 shares of common stock for $322,413 of accrued wages and interest to Francis O’Donnell and 146,181 shares of common stock for $72,038 of accrued wages and interest to Susan Weisman.

Mr. O’Donnell voluntarily converted $714,894 due from us for personally guarantying Company debt to 777,058 shares of common stock, effective December 31, 2004.

In 2003, Mr. O’Donnell converted $165,000 his affiliated companies had advanced to the Company to cover operating expenses into 1,200,000 shares of common stock. Since the conversion was calculated at the value on the date of the advance which was lower than the fair market value on the date of conversion; Mr. O’Donnell is credited with a gain of $333,200 reflecting the increase in value of the shares while the advance was outstanding.

Other O’Donnell Transactions:

In August 2004, we issued 1,299,582 million shares of common stock valued at $1.00 per share to Elm Street Partners, LLC, an affiliate of Frank O’Donnell, our Chief Executive Officer, in connection with its conversion of a convertible promissory note and issued warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share.

On June 28, 2004, we issued Elm Street Partners, LLC, an affiliate of Francis O’Donnell, 336,000 shares of common stock, upon conversion of $386,400 of convertible notes, or $1.15 per share. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50.

On May 11, 2004, we issued Elm Street Partners, LLC, an affiliate of Francis O’Donnell, 375,000 shares of common stock, upon conversion of $431,250 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50.

On July 9, 2004, we issued 423,529 shares of common stock to various shareholders in consideration for all of the common stock of Go Commercial in connection with the merger of Go Commercial into CFS. This transaction was valued at $720,000. Go Commercial was controlled by Francis O’Donnell.

Interest of Named Experts and Counsel

Our financial statements for the year ended December 31, 2005, contained in this prospectus have been audited by Jewett, Schwartz & Associates, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Jewett, Schwartz & Associates does not own any interest in us.

Richardson & Patel LLP passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. As of March 29, 2006, Richardson & Patel LLP, or its principals or employees, owns 10,000 common shares, none of which are being registered for sale under this prospectus. Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common shares purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. You may obtain a copy of any of our public filings by contacting the Company or from the SEC as mentioned above.

Transfer Agent

Madison Stock Transfer, Inc., is the transfer agent for our common stock. Their address is P. O. Box 145, Brooklyn, NY 11229; telephone number (718) 627-4453.

Exhibits and Financial Statements Schedules.

Financial Statements

Description	Page
Consolidated condensed balance sheets at March 31, 2006 (unaudited) and December 31, 2005	F-1

Consolidated condensed statements of operations for the three months ended March 31, 2006 and 2005 (unaudited)	F-2

Consolidated condensed statements of cash flows for the three months ended March 31, 2006 and 2005 (unaudited)	F-3

Notes to consolidated condensed financial statements for the three months ended March 31, 2006 and 2005 (unaudited)	F-4 – F-8

Report of Independent Registered Certified Public Accounting Firm	F-9

Consolidated balance sheets at December 31, 2005 and 2004	F-10

Consolidated statements of operations for the for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004	F-11

Consolidated statements of shareholders’ equity for the for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004	F-12

Consolidated statements of cash flows for the for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004	F-13

Notes to consolidated financial statements for the for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004	F-14

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2006 (Unaudited)	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,478,582	$3,046,069
Restricted cash	247,237	247,196
Accounts receivable, net	2,160,317	1,582,335
Supply inventory	1,100,100	1,363,694
Lease receivable – current	2,127,840	1,559,635
Accounts receivable - other	200,238	190,681
Prepaid expenses and other current assets	1,060,651	445,915

Total current assets	9,374,965	8,435,525

PROPERTY AND EQUIPMENT, net	2,179,693	2,231,347
INTANGIBLE – CUSTOMER LIST, net	2,260,000	2,290,000
LEASE RECEIVABLES, net	2,849,066	3,443,793
DEFERRED LOAN COSTS, net	403,597	379,313
GOODWILL	6,290,959	6,304,182

	$23,358,280	$23,084,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,573,178	$1,215,170
Advance payment contract settlement	2,722,150	1,868,000
Accrued interest payable	134,852	109,854
Warrant liability	189,958	574,998
Related party payable	87,500	376,246
Current portion lease receivable	1,131,187	1,354,167
Current portion of long-term debt	1,302,339	1,465,119
Warranty reserve	119,832	116,392
Customer deposits	68,000	41,000
Accrued wages	94,338	61,019
Note payable – related parties	575,000	650,000
Lines of credit	942,276	894,418

Total current liabilities	8,940,610	8,726,383

OTHER LIABILITIES:
Convertible notes payable- long term	5,697,661	5,534,881
Lease financing obligation	3,313,654	3,075,971
Minority interest	(61,683)	—

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Common stock $0.001 par value; 50,000,000 shares authorized; 29,133,375 and 29,038,214 shares issued and outstanding, respectively	29,134	29,038
Additional paid-in capital	20,002,966	19,915,720
Restricted stock – unearned compensation	(919,857)	(938,680)
Accumulated deficit	(13,644,205)	(13,259,153)

Total shareholders’ equity	5,468,038	5,746,925

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,358,280	$23,084,160

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31 (Unaudited)
	2006	2005
REVENUES	$75,077,565	$58,078,835

COST OF GOODS SOLD	73,799,163	56,262,763

GROSS PROFIT	1,278,402	1,816,072

OPERATING EXPENSES:

General and Administrative	1,454,026	1,394,618
Research and development	—	106,050
Provision (benefit) from lease losses	(12,486)	31,068
Amortization of deferred compensation	60,248	57,450
Provision for losses associated with the joint venture	125,000	—
Warrant liability valuation	(385,040)	—
Sales and marketing	165,837	189,061
Rent	87,408	72,230
Interest expense	255,643	243,900

Total operating expenses	1,750,636	2,094,377

Loss before minority interest	(472,234)	(278,305)

Less: Minority interest	(87,183)	—

Loss before income taxes	(385,051)	(278,305)

Income taxes	—	—

NET LOSS	$(385,051)	$(278,305)

Basic and diluted net (loss) per share :
Net loss per share	$(0.01)	$(0.01)

Basic and diluted weighted average common shares outstanding	29,038,277	18,831,272

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, (Unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(385,051)	$(278,305)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	181,453	242,807
Provision (benefit from) lease losses	(12,486)	31,068
Amortization of deferred compensation	60,248	57,450
Warranty expense	21,000	31,000
Charges to warranty reserve	(17,560)	(59,408)
Warrant Liability Valuation	(385,040)	—
Provision for losses associated with joint venture	125,000	—
Loss attributed to JV	(87,183)	—
Changes in operating assets and liabilities
Accounts receivable	(577,982)	42,864
Customer Deposits	27,000	(98,445)
(Due from) due to related party	—	(15,040)
Unbilled revenue	—	(1,395,562)
Supply inventory	263,594	157,107
Lease receivable repayments	679,665	479,568
Lease fundings	(639,918)	(2,512,366)
Lease liability repayments	(625,216)	(541,704)
Fundings lease liability	639,918	3,121,370
Prepaid expenses and other	(598,793)	(40,036)
Accrued contract settlement	854,150	2,310,323
Advance payment – contract settlement	—	158,334
Accounts payable and accrued expenses	338,675	(710,776)

Net cash provided (used in) in operating activities	(138,526)	980,249

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions not of cash received		—
Restricted cash	(41)	(53,000)
Acquisition of fixed assets	(33,015)	(166,225)
Investment in JV	(50,000)	—
Reduction in investment in FleetPlan	12,483	—

Net cash used in investing activities	(70,573)	(219,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of related party payable	(288,746)	(35,000)
Repayment of notes payable – related parties	(75,000)	(700,000)
Repayment on convertible debentures	—	(90,455)
Repayment on line of credit	—	(910,803)
Deferred Loan Fees	(42,500)	(3,100)
Borrowings from line of credit	47,858	500,000

Net cash (used in) financing activities	(358,388)	(1,239,358)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(567,487)	(478,334)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,046,069	3,545,995

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,478,582	$3,067,661

The accompanying notes are an integral part of these financial statements

COACH INDUSTRIES GROUP, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2006 and 2005

1. Background

The Company

Coach Industries Group, Inc. (Coach) is a holding company, which, through severally wholly owned subsidiaries, offers an array of financial services, insurance products and fleet management services to commercial fleet operators. These services include finance and operating leases for vehicles, procurement and disposal of vehicles, and the provisioning of commercial fleet drivers for these operators. Coach also provides specialty insurance products for the commercial fleet drivers. The Company’s long-term strategy is to offer and expand our array of products to existing customers as well as other commercial fleet operators.

Finance Leasing Operations. Coach Financial Services, (“CFS”) offers financial services to commercial fleet operators including, but not limited to, customers of Corporate Development Services (“CDS”), Springfield Coach Industries Group, Inc. (“SCB”) and Commercial transportation Manufacturing Corporation (“CTMC”), all wholly owned subsidiaries of Coach. CFS targets small to mid-size Commercial fleet operators through the United States. The Company acquired FleetPlan LLC (“FleetPlan”) in the fourth quarter of 2005. Fleet Plan had not commence operations at the time of the acquisition but will be the platform, business model, titling trust for our planned commercial daily rental leased vehicles to franchisees for terms up to twelve months. The Company anticipates beginning to deliver vehicles and leases to franchisees by the beginning of the third quarter. This was delayed a quarter due to constraints relating to vehicle allocation from the large vehicle manufacturers such as DaimlerChrysler, Hyundai, Kia, etc. as well as financing availability.

Contractor Settlement Processing. CDS provides independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. Through its primary product offering CDS insulates the commercial fleet operator from workplace concerns relating to employment by creating a true independent operator status between commercial fleet drivers and the commercial fleet operators. CDS provisions specialty insurance products to these commercial fleet drivers, as well as health benefits and other insurance products through various relationships with independent insurance brokers. Currently the Company provides its products to approximately 7,300 commercial fleet drivers and 270 commercial fleet companies. Effective May 1, 2006, the Company began offering accident and occupational insurance to these drivers directly through its new risk sharing insurance product.

Manufacturing. SCB and CTMC are one of the eight limousine manufacturers in the limousine manufacturing industry operating under a Qualified Vehicle Modifier Agreement (“QVM”) with Ford Motor Company. Securing a QVM is a barrier to entering the specialty vehicle manufacturing industry due to the scrutiny and rigid manufacturing facility requirements imposed by the manufacturer. SCB’s operations consist of manufacturing, selling and servicing stretch sedans. The operations are housed in a 60,000 square foot manufacturing facility with approximately 40 employees involved in the direct manufacture of the modified chassis. Effective December 31, 2005, the Company, through Springfield Coach Industries, Inc. (“SCI”) and American Dealerships Corporation for American-Springfield, LLC (“American-Springfield”) a Florida limited liability company. American-Springfield performs the sales and marketing Springfield Coach Industries, Inc.

2. Summary of Significant Accounting Policies

Interim Financial Statements

The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company’s annual financial statements, notes and accounting policies included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC. In the opinion of management, all adjustments which are necessary to provide a fair presentation of financial position as of March 31, 2006 and the related operating results and cash flows for the interim period presented have been made. The results of operations, for the period presented are not necessarily indicative of the results to be expected for the year ended December 31, 2006.

All significant inter-company balances and transactions have been eliminated.

Earnings (Loss) Per Common Share

Basic earning (loss) per shares excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if convertible securities or options to issue common stock of the Company were exercised. In calculating diluted earnings (loss) per share, interest expense net of applicable taxes on convertible securities is added back to net income, if dilutive. The resulting net income amount is divided by the weighted average number of common shares outstanding based on the treasury stock method, if dilutive.

Stock Based Compensation

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The Company has requested the Compensation Committee to review the impact of this pronouncement and to review the costs of stock options, restricted stock and other incentive-equity based programs to align management and its employees with the shareholders’ interests.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation is classified in the same expense lines as cash compensation is reported for the same employees.

The Company implemented this pronouncement effective January 1, 2006, however all options granted in prior years were fully vested prior to January 1, 2006.

The Company recognized costs associated with the common stock options issued to employees of $3,600 and capitalized $52,000 related to the valuation of those options to an officer and a director of the Company. The options vest over a three year period. The value of the options were based on a Black-Scholes model, with a duration of the options of 2 years, volatility related to these options of 62%, the market value at the date the options were granted was $0.36.

Minority Interest

The Company entered into a joint venture, American Springfield, LLC at December 31, 2005. The joint venture operations are conducted through this subsidiary; a 51% owned joint venture. Our consolidated financial statements include balance sheet and income statement items, after eliminating inter-company accounts and transactions, of each wholly-owned and majority-owned subsidiary and entities consolidated under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”). The allocated interest of the earnings or loss of majority-owned subsidiaries attributable to the minority owners of those subsidiaries is reflected in a single statement of operations entry, with minority interests in earnings being a reduction in net income and minority interests in losses being an increase in net income. The proportionate interest in the equity of majority-owned subsidiaries attributable to the minority owners of those subsidiaries is reflected as a single balance sheet entry between liabilities and stockholders’ equity. We allocate profits and losses to the minority interest in our majority-owned subsidiaries based on the underlying economics of the investment. These may or may not reflect our ownership percentage and can be inconsistent with the allocation provisions specified in the joint venture agreements The change in this balance from period to period represents the investors’ share of the income or loss.

Under FIN 46, an entity is considered to be a variable interest entity (“VIE”) when it has equity investors which lack the characteristics of a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor is the primary beneficiary and will absorb a majority of the VIE’s expected losses or residual returns if they occur.

Management has assessed the joint venture established at December 31, 2005, which is not wholly owned by us, to determine if this entity would be considered a VIE and whether we would be considered the primary beneficiary. It was determined that the joint venture is not a VIE.

The Company invested $50,000 at inception of the joint venture. The Company owns a 51% ownership of the joint venture. SCB is required to support all losses for the joint venture and the pricing model for the Joint Venture would be based on SCB selling the vehicles to the joint venture at a break-even pricing. The joint venture is marketing all the vehicles and providing the sales function for SCB. The minority interest share of the losses is $87,000. As the joint venture must have profits on future sales of the vehicles to absorb future losses, the Company has provided for a reserve of $87,000 to protect against the potential for the future losses in future periods not offset by future profits. In addition, the Company reserved an accrual for additional expenses associated with the agreement with the joint venture.

Warrant Liability

Warrants issued that are potentially settled with free trading common stock are accounted for according to EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in the Company’s Own Stock”. Warrant liabilities are adjusted to fair value (calculated using the Black-Scholes method) at each balance sheet date and are reassessed to determine whether the warrants should be classified as a liability or equity. The Company is contractually required to register the shares underlying the warrants. Upon registration, the warrants will be reevaluated for its classification as either a liability or equity. The terms associated with the various warrants that the Company has outstanding would then meet the classification criteria for an equity instrument, thus settled in shares of the Company’s common stock. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in the Company’s stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in the Company’s stock price and other input formulas related to the Black-Scholes model, such as changes in interest rates, duration and volatility.

The Company valued its warrants using a Black-Scholes pricing model at March 31, 2006 at $189,000 and $575,000 at December 31, 2005. The net change in the valuation resulted in a benefit of $385,000, based on the market value of $0.36; a duration of between .5 and 1 year on the options; volatility of 62% and a risk free interest rate of 4.80%. Upon the underlying shares of stock being registered, the Company will record a warrant liability. The warrants will be valued as of the balance sheet date until the warrants are registered with the Securities and Exchange Commission. Upon registration the warrants liability is reclassified to equity.

3. Supplemental Cash Flow Information

	As of March 31, 2006	As of March 31, 2005
Non cash financing/investing activities:

Issuance of restricted stock related to deferred compensation	—	$97,000
Reclassification of deferred loan fees to additional paid in capital relating to conversion of debt to equity	—	$25,000
Issuance of common stock options to employees	$52,039	—
Conversion of officer’s wages	$35,000	—

4. Prepaid Expenses and Other Assets

The components of prepaid expenses and other assets are as follows:

	March 31, 2006	December 31, 2005
Prepaid expenses	$368,591	$166,351
Prepaid Chassis	226,238	—
Prepaid Parts - Inventory	42,263	—
Stock Issue - Personal Guarantees	162,948	179,970
Other Assets	52,714	—
Security Deposits	104,497	99,594
Repossessed Assets	77,900	—
Investment in JV	25,500	—

	$1,060,651	$445,915

5. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The information provided for Segment Reporting is based on internal reports utilized by management. Results of operations are reported through three reportable segments: manufacturing, lease finance and independent contractor settlement. The Parent Company includes the operations of Coach.

The following summarizes the aggregation of the Company’s operating segments into reportable segments:

Reportable Segment	Operating Segments Aggregated
Manufacturing	SCB and CTMC
Lease Finance	CFS and FleetPlan
Independent Contractor Settlement	CDS
Parent Company	Coach Industries Group Inc.’s operations, costs of acquisitions, and financing activities

March 31, 2006	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$2,722,245	$610,820	$71,744,500	$—	$75,077,565
Cost of Goods Sold	2,393,392	507,627	70,898,144	—	73,799,163
Gross Margin	328,853	103,193	846,356	—	1,278,402
General and Administrative Expenses	391,188	164,615	587,441	520,209	1,663,453

Segments net income (loss) before income taxes	$(62,335)	$(61,422)	$258,915	$(520,209)	$(385,051)

The Company includes FleetPlan in the lease finance segment for 2006. The loss specific to FleetPlan for the three months ended March 31, 2006 was $93,000.

March 31, 2005	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$3,240,515	$1,568,683	$53,269,637	$—	$58,078,835
Cost of Goods Sold	2,362,856	1,432,729	52,490,438	(23,260)	56,262,763
Gross Margin	877,659	135,954	779,199	23,260	1,816,072
General and Administrative Expenses	680,677	93,377	611,156	709,167	2,094,377

Segments net income (loss) before income taxes	$196,982	$42,577	$168,043	$(685,907)	$(278,305)

6. Subsequent Events

Formation of New Insurance Product

During April 2006 the Company formed and began marketing a new insurance product through a risk sharing insurance arrangement whereby the Company provides Occupational and Accident Insurance directly to its more than 7,300 independent contractors supported through CDS. The Company has engaged Dallas National Insurance Company to provide the excess and aggregate insurance for the program.

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders of Coach Industries Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Coach Industries Group, Inc. (a Nevada corporation) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coach Industries Group, Inc. and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ JEWETT, SCHWARTZ & ASSOCIATES

JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida

March 9, 2006

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,046,069	$3,545,995
Lease receivable - current	1,559,635	912,335
Accounts receivable, net	1,582,335	1,094,196
Unbilled revenues	—	298,290
Supply inventory	1,363,694	1,836,535
Accounts receivable – other	190,681	188,862
Prepaid expenses and other current assets	445,915	247,922

Total current assets	8,188,329	8,124,135

PROPERTY AND EQUIPMENT, net	2,231,347	1,968,927
LEASE RECEIVABLES, NET	3,443,793	1,290,453
Restricted cash	247,196	500,000
DEFERRED LOAN COSTS, net	379,313	270,728
INTANGIBLES, net	2,290,000	1,160,000
GOODWILL	6,304,182	6,207,581

	$23,084,160	$19,521,824

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,215,170	$2,292,355
Accrued interest payable	109,854	90,682
Related party payable	376,246	95,450
Accrued contract settlement	1,868,000	294,561
Current portion of long-term debt - funded	1,465,119	982,949
Current portion of long-term debt – restricted	—	653,451
Current portion lease liability	1,354,167	369,145
Warrant liability	574,998	168,080
Warranty reserve	116,392	148,755
Customer deposits	41,000	233,345
Accrued wages	61,019	427,205
Note payable – related parties	650,000	900,000
Lines of credit	894,418	1,054,909

Total current liabilities	8,726,383	7,710,887

OTHER LIABILITIES:
Convertible notes payable- long term - funded	—	1,159,048
Convertible notes payable – long term – restricted	—	2,178,534
Term note – long term	5,534,881	—
Lease financing obligation	3,075,971	515,706
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock $0.001 par value; 50,000,000 shares authorized; 29,038,308 and 18,982,785 shares issued and outstanding, respectively	29,038	18,982
Additional paid-in capital	19,915,720	16,735,617
Restricted stock – unearned compensation	(938,680)	(550,842)
Accumulated deficit	(13,259,153)	(8,246,108)
Treasury stock, zero and 1,176,471 shares at cost	—	—

Total shareholders’ equity	5,746,925	7,957,649

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,084,160	$19,521,824

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Period from January 8, 2003 (Inception) Through December 31, 2003
REVENUES	$256,165,770	$83,595,584	$1,068,487
COST OF GOODS SOLD	251,790,682	80,016,021	1,411,058

GROSS PROFIT (LOSS)	4,375,088	3,579,563	(342,571)

OPERATING EXPENSES:
General and Administrative	4,032,645	4,990,840	463,099
Provision for lease losses and uncollectible accounts receivable	17,881	55,263	—
Interest expense	1,046,931	370,480	—
Interest expense on conversion of convertible notes	188,000	469,000	—
Gain on market valuation attributed to warrant liability	(72,773)	(144,920)	—
Interest income	(3,727)	(14,496)	—
Research and development	199,868	829,840	—
Sales and marketing	956,679	549,317	47,999
Rent	333,161	232,954	259,200
Amortization of intangible assets	550,815	106,667	—
Loss on extinguishment of convertible notes	1,895,077	—	—
Loss on relocation of CTMC	(22,586)	1,328,436	—
Amortization of deferred Compensation	266,162	1,309,000	550,366
Other	—	—	80,055

Total operating expenses	9,388,133	10,082,381	1,400,719

Loss before income taxes	(5,013,045)	(6,502,818)	(1,743,290)

Income taxes	—	—	—

NET LOSS	$(5,013,045)	$(6,502,818)	$(1,743,290)

Basic and diluted net income (loss) per share :
Net loss per share	$(0.25)	$(0.41)	$(0.79)

Basic and diluted weighted average common shares outstanding	19,731,310	15,877,662	2,219,699

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the period from January 8, 2003 (inception) through December 31, 2003 and for the years ended December 31, 2005 and December 31, 2004

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Income	Unearned Compensation Restricted Stock Grants	Total
	Shares	Amount
BALANCE, December 31, 2002	0	0	0	0	0	0	0	0
Issuance of common stock capitalization of CTMC	1,450	0	580,500					580,500
Recognition of unearned compensation – restricted stock	—	—	550,366	—	—	—	—	550,366
Reclassification of common stock related to the reverse merger of Coach and CTMC	3,184,081	3,185	(3,185)	—	—	—	—	—
Issuance of common stock upon reverse merger of CTMC	3,000,000	3,000	(3,000)	—	—	—	—	—
Issuance of common stock into treasury for settlement of a pending acquisition	1,600,000	1,600	718,400	—	(720,000)	—	—	—
Issuance of common stock upon acquisition of SCB	2,000,000	2,000	2,658,000	—	—	—	—	2,660,000
Contribution of inventory and raw materials	—	—	859,147	—	—	—	—	859,147
Net loss				(1,743,290)				(1,743,290)

BALANCE, DECEMBER 31, 2003	9,785,531	$9,785	$5,360,228	$(1,743,290)	$(720,000)	$—	$—	$2,906,723
Issuance of common stock out of treasury					720,000	—	—	720,000
Issuance of restricted stock for payment to consultants	1,289,900	1,290	1,858,552	—	—	—	(1,859,842)	—
Amortization of deferred compensation	—	—	—	—	—	—	1.309,000	1,309,000
Conversion of common stock	3,943,738	3,943	4,312,169	—	—	—	—	4,316,112
Issuance of common stock	25,000	25	24,975	—	—	—	—	25,000
Repurchase of common stock	(95,000)	(95)	(94,905)	—	—	—	—	(95,000)
Discount on Laurus transaction	—	—	478,632	—	—	—	—	478,632
Acquisition of CDS	4,033,616	4,034	4,795,966	—	—	—	—	4,800,000
Net loss				(6,502,818)				(6,502,818)

BALANCE, DECEMBER 31, 2004	18,982,785	$18,982	$16,735,617	$(8,246,108)	$—	$—	$(550,842)	$7,957,649
Reversal of stock related to settlement with landlord	(556,098)	(556)	(683,444)	—	—	—	—	(684,000)
Settlement with former officer and director	941,500	942	545,318	—	—	—	(396,000)	150,260
Issuance of common stock through conversion of accrued wages due to officers	747,653	747	393,703	—	—	—	—	394,450
Issuance of restricted stock for payment to consultants	800,000	800	350,400	—	—	—	(258,000)	93,200
Amortization of deferred compensation							266,162	266,162
Issuance of common stock for extinguishment of Laurus transaction	985,389	985	403,024	—	—	—	—	404,009
Issuance of common stock	6,666,667	6,667	1,763,333	—	—	—	—	1,770,000
Registration of warrants	—	—	247,160	—	—	—	—	247,160
Warrants issued , unregistered	—	—	(726,920)	—	—	—	—	(726,920)
Acquisition of FleetPlan	1,246,883	1,247	498,753	—	—	—	—	500,000
Conversion of convertible notes	400,000	400	199,600	—	—	—	—	200,000
Convertible note conversion			188,000					188,000
Cancellation of treasury stock	(1,176,471)	(1,176)	1,176					—
Net loss				(5,013,045)				(5,013,045)

Balance, December 31, 2005	29,038,308	$29,038	$19,915,720	$(13,259,153)	$—	$—	$(938,680)	$5,746,925

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2005	For the year ended December 31, 2004	For the period from January 8, 2003 (inception) through December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,013,045)	$(6,502,818)	$(1,743,290)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	535,185	284,129	(9,600)
Interest expense on conversion of convertible notes	188,000	469,000	—
Loss on extinguishment of convertible notes	1,895,077	—	—

Gain on market valuation attributed to warrant liability	(79,212)	(144,920)	—
Amortization of deferred compensation	266,162	1,309,000	550,366
Warranty Expense	178,746	200,995	20,535
Warranty charges	(211,109)	(72,775)	—
Charge-off related party payable	429,000

Provision for lease losses receivables	(6,654)	55,263	—
Net change accounts receivable – related party and other	(430,819)
Charge-offs lease receivables	(8,000)	(166,497)	—
Charges (recovery) relating to relocations of CTMC	(434,000)	1,328,436	—
Changes in operating assets and liabilities:
Accounts receivable	(425,139)	(414,407)	(12,939)
Unbilled revenues	298,290	969,785	—
Inventory	472,841	(656,971)	(230,117)
Funding lease receivables	(4,275,123)	(1,257,308)	—
Repayment of lease receivables	1,490,397	417,957	—
Funding lease obligations	4,275,123	441,250
Repayment lease obligation	(729,836)	(583,889)
Prepaid expenses and other	(3,732)	(140,810)	(57,680)
Deferred Rent	—	—	124,800
Accounts payable and accrued expenses	(1,160,242)	2,556,259	394,406
Accrued contract settlement	1,573,439	(1,220,979)	—
Advanced payments contract settlement	—	(185,600)	—
Customer deposits	(192,345)	(63,094)	223,273

Net cash used in operating activities	(1,366,996)	(3,377,994)	(740,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(351,189)	(196,415)	(1,877)
Investment of restricted cash	(736,250)	(500,000)	—
Usage of restricted cash	500,000	74,657	—
Capitalization of CTMC	—	—	580,500
Cash(paid) received from business acquisitions, net	(330,000)	718,156	24,042

Net cash provided from investing activities	(917,439)	96,398	602,665

CASH FLOWS FROM FINANCING ACTIVITIES:
Funding deferred loan costs	(100,000)	(296,554)	—
Borrowings of convertible and term notes	7,000,000	6,000,000	—
Repayment of convertible notes	(5,500,000)	—	—
Borrowings line of credit, net	(160,491)	—	—
Investment in common stock, net of costs	1,770,000	25,000	—
Repurchase of common stock	—	(95,000)	—
Related party accounts payable, net	(1,225,000)	1,102,580	229,146

Net cash provided from financing Activities	1,784,509	6,736,026	229,146

NET INCREASE IN CASH AND CASH EQUIVALENTS	(499,926)	3,454,430	91,565
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,545,995	91,565	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,046,069	$3,545,995	$91,565

The accompanying notes are an integral part of these financial statements.

COACH INDUSTRIES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 8, 2003 (inception) through December 31, 2003 and for the Years Ended December 31, 2005 and 2004

1. Background

The Company

Coach is a holding company, which, through its subsidiaries, offers an array of financial services, insurance products and fleet management to commercial fleet operators. These services include finance and operating leases for vehicles, procurement and disposal of vehicles, and the provisioning of commercial fleet drivers for these operators. We also provide specialty insurance products for the commercial fleet drivers. The Company’s long-term strategy is to offer and expand our array of products to existing customers as well as other commercial fleet operators. Coach will also actively pursue acquisition candidates that can support the expansion of these products and financial services

Finance Leasing Operations. CFS offers financial services to commercial fleet operators including customers of CDS and the AS. CFS targets small to mid-size Commercial fleet operators through the United States

Contractor Settlement Processing. CDS provisions independent contractors, subcontractor settlement processing and specialty insurance products to commercial fleet operators. Through its primary product offering CDS insulates the commercial fleet operator from workplace concerns relating to employment by creating a true independent operator status for the commercial fleet drivers. CDS provides specialty insurance products to these commercial fleet drivers, as well as health benefits and other insurance products through various relationships with independent insurance brokers. The Company currently provides its products to approximately 7,000 commercial fleet drivers and 260 commercial fleet companies.

Manufacturing. SCB and CTMC are one of the eight limousine manufacturers in the limousine manufacturing industry operating under a Qualified Vehicle Modifier Agreement (“QVM”). Securing a QVM with Ford Motor Company is a barrier to entering the specialty vehicle manufacturing industry due to the scrutiny and rigid manufacturing facility requirements imposed by the manufacturer. SCB’s operations consist of manufacturing, selling and servicing stretch sedans. The operations is housed in a 45,000 square foot manufacturing facility with approximately 40 employees involved in the direct manufacture of the modified chassis.

Summary of Significant Accounting Policies

Restatement of Financial Statements

The Company, after careful consideration and review, has elected to change the accounting treatment of the transaction between the Company and Commercial Transportation Manufacturing, Inc. (the “Transaction”) and accordingly restate the financial statements. Originally, the Transaction was accounted for as a business combination that resulted in recording goodwill, an intangible asset, of approximately $490,000. After further investigation and consideration, the Company has concluded that the accounting treatment of this Transaction as a reverse merger more accurately reflects the nature of this transaction. The primary factor influencing the accounting treatment change for this Transaction is that the Company, Coach Industries Group, Inc. had no operations prior to the Transaction. The accounting impact of treating this Transaction as a reverse merger instead of a business combination is an elimination of approximately $490,000 of goodwill and a reduction of Additional Paid – in Capital and the accumulated deficit by the same amount.

The restatement was recorded as follows:

Accounts	As Reported	Restated	Net Change
Good will	$2,678,896	$2,186,595	($492,301)
Capital Stock	9,785	9,785	0
Additional Paid in Capital	5,675,277	5.360,228	(315,049)
Restricted Stock – unearned compensation	0	0	0
Accumulated deficit	(1,566,037)	(1,743,290)	(177,253)

Revenues	471,762	1,068,487	596,725
Cost of Goods Sold	647,574	1,411,058	763,484
Gross Loss	(175,812)	(342,571)	(166,759)
Total Operating Expenses (1)	1,525,325	1,400,719	(124,606)
Loss from continuing operations	(1,701,137)	(1,743,290)	(42,153)
Gain on discontinued operations	135,100	—	(135,100)
Net Loss	(1,566,037)	(1,743,290)	(177,253)

Total operating expenses as reported includes $810,000 relating to amortization of deferred compensation and $94,118 relating to the loss on reduction of trade payables. The amount of operating expenses as restated does not include any expense or income attributed to these captions included in expense for the same period.

For the year ended December 31, 2004, the Company reviewed the generally accepted accounting principals for the beneficial conversion feature (“BCF”), as it relates to EITF – 98-5 and EITF – 00-27 and recorded adjustments for the initial transaction with Laurus Master Funds, LLC. The Company also was required to record a liability for the warrants related to EITF -00-19 based on the terms of the registration rights agreement. The impact of the change in accounting policy was to record a decrease of $731,000 to additional paid in capital and a debt discount as it relates to the beneficial conversion feature of $641,130 and a warrant liability of $972,300. In accordance with EITF Issue 98-5, as amended by EITF 00-27, we must evaluate the potential effect of any beneficial conversion terms related to convertible instruments such as convertible debt or convertible preferred stock. The Company has issued several debentures and a beneficial conversion may exist if the holder, upon conversion, may receive instruments that exceed the value of the convertible instrument. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants, that may have been issued with the convertible instruments, conversion terms, value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the value of the beneficial feature is considered an estimate due to the partially subjective nature of valuation techniques.

The Beneficial Conversion Feature relates to the Laurus Transaction and the related party convertible debt.

In addition, the Company has reviewed the valuation of the warrants issued in the Laurus transaction and the related party convertible debt. The financial statements have been restated to reflect the accounting policy change for the beneficial conversion feature recorded in the Laurus transaction and the valuation of the warrants. The change in the warrant valuation also causes a recalculation of the beneficial conversion feature and the related amortization. See Note 16 – for further disclosure.

The following table provides the reversal of the original transaction recorded by the Company for the Laurus transaction, the recording of the beneficial conversion feature as it relates to the transaction, the warrant liability and the related amortization. The table then revalues the warrants and recalculates the beneficial conversion feature as it relates to the Laurus transaction and the related amortization as well as the conversion of debt and the valuation of the warrant liability. The restatement for the Liabilities and Shareholders’ Equity at December 31, 2004 was recorded as follows:

	December 31, 2004 - Originally Presented	(1) Reversal of BCF Original	(2) Record BCF - Laurus Transaction	December 31, 2004 - Adjusted for BCF Change	(3) Valuation of Warrants	December 31, 2004 - Adjusted for Warrant Valuation Change	(4) Laurus Conversion	(5) ELM Street Conversion	(6) Market Valuation	(7) Reclassification December 31, 2004	December 31, 2004 - Amendment 2
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,292,355	$—		2,292,355		2,292,355					$2,292,355
Accrued interest payable	90,682	—		90,682		90,682					90,682
Related party payable	95,450	—		95,450		95,450					95,450
Accrued contract settlement	294,561	—		294,561		294,561					294,561
Current portion of long-term debt – funded	1,784,776	—		1,784,776		1,784,776				(801,827)	982,949
Current portion of long-term debt – restricted	—	—		—		—				653,451	653,451
Warrant liability	—		972,300	972,300	(659,300)	313,000			(144,920)		168,080
Deferred rent	—	—				—					—
Warranty reserve	148,755	—		148,755		148,755					148,755
Customer deposits	233,345			233,345		233,345					233,345
Accrued wages	427,205			427,205		427,205					427,205
Note payable – related parties	900,000			900,000		900,000					900,000
Lines of credit	1,054,909			1,054,909		1,054,909					1,054,909

Total current liabilities	7,322,038	—	972,300	8,294,338	(659,300)	7,635,038	—	—	(144,920)	(148,376)	7,341,742

OTHER LIABILITIES:
Convertible notes payable- long term - funded	2,592,833	972,300	(972,300)	2,436,276	659,300	3,189,206				(2,030,158)	1,159,048
		400,000	(641,130)		162,497
		(49,911)	134,484		(68,867)
											—
											—
Convertible notes payable – long term – restricted	—	—		—		—				2,178,534	2,178,534
Lease financing obligation	884,851	—		884,851		884,851					884,851
COMMITMENTS AND CONTINGENCIES				—		—					—
SHAREHOLDERS’ EQUITY:				—		—					—
Common stock $0.001 par value; 50,000,000 shares authorized; 18,982,785 and 9,785,531 shares issued and outstanding, respectively	18,982	—		18,982		18,982					18,982
				—		—					—
Additional paid-in capital	17,159,784	(972,300)	641,130	16,428,614	(162,497)	16,266,117	300,000	169,500			16,735,617
		(400,000)									—
Restricted stock – unearned compensation	(550,842)			(550,842)		(550,842)					(550,842)
Accumulated deficit	(7,905,822)	49,911	(134,484)	(7,990,395)	68,867	(7,921,528)	(300,000)	(169,500)	144,920		(8,246,108)
Treasury stock, 1,176,471 shares at cost	—					—					—

Total shareholders’ equity	8,722,102	(1,322,389)	506,646	7,906,359	(93,630)	7,812,729	—	—	144,900	—	7,957,649

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,521,824	—	—	19,521,824	—	19,521,824	—	—	—	—	$19,521,824

The following table provides the reversal of the original transaction recorded by the Company for the Laurus transaction, the recording of the beneficial conversion feature as it relates to the transaction and the related amortization. The table then revalues the warrants and recalculates the beneficial conversion feature as it relates to the Laurus transaction and the related amortization as well as the conversion of debt and the valuation of the warrant liability. The restatement for the Statement of Condition for the year ended December 31, 2004 was recorded as follows:

	2004 - Originally Presented	(1) Reversal of BCF Original		(2) Record BCF - Laurus Transaction	December 31, 2004 - Adjusted for BCF Change	(3) Valuation of Warrants	December 31, 2004 - Adjusted for Warrant Valuation Change	(4) Laurus Conversion	(5) ELM Street Conversion	(6) Market Valuation	December 31, 2004 - Amendment 2
REVENUES	$83,595,584	$			83,595,584		83,595,584	—	$—	$—	$83,595,584
COST OF GOODS SOLD	80,016,021				80,016,021		80,016,021	—	—	—	80,016,021

GROSS PROFIT (LOSS)	3,579,563		—	—	3,579,563	—	3,579,563	—	—	—	3,579,563

OPERATING EXPENSES:
General and Administrative	4,990,340				4,990,340		4,990,340	—	—	—	4,990,340
Provision for lease losses and uncollectible accounts receivables	55,263				55,263		55,263	—	—	—	55,263
Mark to Market - Warrant Liability					—		—			(144,920)	(144,920)
Loss on Conversion of convertible debt					—		—	300,000	169,500		469,500
Interest expense	354,774		(49,911)	134,484	439,347	(68,867)	370,480				370,480
Interest income	(14,496)				(14,496)		(14,496)	—	—	—	(14,496)
Research and development	829,840				829,840		829,840	—	—	—	829,840
Sales and marketing	549,317				549,317		549,317	—	—	—	549,317
Rent	232,954				232,954		232,954	—	—	—	232,954
Amortization of intangible assets	106,667				106,667		106,667	—	—	—	106,667
Other	—						—	—	—	—	—
Loss on relocation of CTMC	1,328,436				1,328,436		1,328,436	—	—	—	1,328,436
Amortization of deferred Compensation	1,309,000				1,309,000		1,309,000	—	—	—	1,309,000

Total operating expenses	9,742,095		(49,911)	134,484	9,826,668	(68,867)	9,757,801	300,000	169,500	(144,920)	10,082,381

Loss before income taxes	(6,162,532)		49,911	(134,484)	(6,247,105)	68,867	(6,178,238)	(300,000)	(169,500)	144,920	(6,502,818)

Income taxes	—

NET LOSS	$(6,162,532)		$49,911	(134,484)	(6,247,105)	68,867	(6,178,238)	(300,000)	$(169,500)	$144,920	$(6,502,818)

Basic and diluted net (loss) per share :
Net loss per share	$(0.39)		$0.00	(0.01)	(0.39)	0.00	(0.39)	(0.02)	$(0.01)	$0.01	$(0.41)

(1)	Reversal of BCF – Original – The Company originally recorded the Laurus transaction by first valuing the warrants using a Black Scholes Model and based on the original assumptions utilized valued the warrants at $972,300. The Company also identified as part of the Laurus transaction a discount associated with the beneficial conversion of the Convertible Notes a beneficial conversion feature of $400,000. The discount associated with the original transaction was recorded based on a discount to market of twenty percent for $2.0 million of convertible debentures. The amortization of the warrants and beneficial conversion feature recorded by the Company for these both the warrants and the beneficial conversion was $49,911. The Company amortized the warrants based on the contractual term of 84 months and the discount associated with the convertible debentures based on 36 months.

(2)	Record BCF – Laurus Transaction – Upon review of the generally accepted accounting principals for the beneficial conversion feature, as it relates to EITF – 98-5 and EITF – 00-27 and recorded adjustments for the initial transaction with Laurus Master Funds, LLC. The impact of the change in accounting policy, was to record the warrants at the valuation of $972,300, which in accordance with EITF – 00-19, the Company was required to record a liability until such time as the warrants were registered, a discount related to the beneficial conversion of $641,130. As part of the beneficial conversion, the Company was required to issue 1.6 million shares of common stock, thus at a discount to market of $0.38. Since the discount would have been greater than the amount owed to Laurus, the Company recorded $627,700 related to the first draw of $1.6 million. In addition, the Company recorded $14,130 relating to the issuance of $100,000 at a discount to market price of $0.13. Additional paid in capital was increased by $641,130 warrant liability was established at $972,300 and an offsetting reduction in the debt outstanding for the transaction. The amortization related to the warrants and the beneficial conversion feature was $134,484 for the year ended December 31, 2004, which was based on a 36 month amortization period.
(3)	Valuation of Warrants - The Company identified inconsistencies in the assumptions used in valuing the warrants related to the Laurus transaction. The Company revalued the warrants from $972,300 to $313,000, a net change of $659,300. The valuation was performed using the Black Scholes model with the assumption utilized as follows:

Description	Volatility		Interest Rate		Duration	Market Value

Original	.75	(a)	3.85	(b)	7 Years Contractual(c)	$1.21	(d)
New	.56	(a)	2.50	(b)	3 Years(c)	$1.06	(d)

(a)	The assumption change for volatility was based on the short history of the Company and the fact that taking a month-end volatility was not appropriate or indicative of the volatility for the Company. We shortened the timeframe to three months and took weekly pricing into the formula. By shortening the timeframe to three months and taking weekly pricing, the volatility was more in line with the trends that the Company was experiencing and more accurately reflecting the expected future volatility of our stock.
(b)	The risk-free interest rate changed based on the change in the assumptions for the duration of the warrants from 7 years down to between two and three years in both calculations.
(c)	The Company reviewed the assumptions that were made in our internal projections for that timeframe and based on those assumptions; the warrants that were issued would have been well above the strike price in a 12 to 24 month period. Even though the contractual agreements were for 7 years, the model duration was shortened to a period less than the contractual term to reflect the estimated economic life of the warrant. The change in the duration of the warrants was appropriate based on how we believed at the time the warrants would be liquidated based on the relationship with Laurus and their investment strategy. Laurus was required to abide by the conversion guidelines set forth in the secured convertible term note.
(d)	The market value that was utilized in the original assumptions which were the contractual values prior to consummation of the transaction. The market value utilized for the new assumptions were the 5 trading days prior to the closing and 5 days subsequent to the closing of the transaction, discounted by 5% for the holding period that reflected the period from which we closed to the period to which we would have the securities registered.

Based on the above review of the warrant valuation, the Company recorded the warrants at $313,000, recalculated the beneficial conversion feature at $478,633, and reversed the original assumptions. The net impact of the change in the accounting for the beneficial conversion feature and the warrant valuation is as follows:

Warrant Liability	$659,300	See discussion above on the valuation assumptions attributed to the warrants
Beneficial Conversion	$162,497	See discussion relating to the calculation of the beneficial conversion, change in assumptions
Additional Paid in Capital	$162,497	See above
Reduction in Amortization For warrants and beneficial Feature	$68,867	Based on the amortization of the beneficial conversion feature before and after the warrant valuation and the new beneficial conversion features

(4)	Laurus Conversion – The Company converted $300,000 of convertible notes related to the Laurus transaction at $0.50. The Company recognized a loss upon conversion of this note amounting to $300,000 based on the calculation of the beneficial conversion feature discussed in more detail above.
(5)	ELM Street Conversion – The Company converted $2.1 million of related party debt convertible during the year ended December 31, 2004. At the same time the Company issued warrants to purchase common stock totaling 2.1 million with exercise prices between $1.58 and $2.50. The Company converted $2.1 million of related party debt – convertible and issued 2.0 million warrants to purchase common stock at exercise prices ranging from $1.58 to $2.50. Upon conversion, the Company recognized a loss of $169,500. The warrants were valued using a Black-Scholes Model with volatility ranging from 56% to 68%, risk free interest rate of two percent, an estimated duration of one year and market values at the time of conversion between $1.00 and $1.30.
(6)	See discussion above for valuation of warrants for the Laurus transaction. A liability was established in accordance with EITF 00-19. The Laurus transaction provided for 1.5 million warrants valued as freestanding instruments that meet the definition of a derivative under SFAS 133. We measured and recognized the warrants as a liability at their fair value, as determined using the Black-Scholes option pricing model, prior to the registration of shares underlying the warrants. We subsequently valued the warrants at December 31, 2004 for an adjustment to the market value to $168,000, and a gain of $145,000. The warrants will be valued quarterly, and upon registration of the underlying common stock through an effective Registration Statement.
(7)	Reclassification December 31, 2004 – The Company reclassified long-term debt related to the Laurus transaction for both funded and restricted balances at year-end. The ending balances as restated are based on the five year repayment schedule in Note 16 of the financial statements.

Principles of Consolidation and financial statement presentation

The financial condition and results of operations are included in the consolidated financial statements from acquisition date. All significant inter-company balances and transactions have been eliminated.

Certain amounts from prior years have been reclassified to conform to revised presentation for 2005.

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2005 and 2004, cash and cash equivalents include cash on hand and cash in the bank.

Revenue Recognition – Subcontract Settlement Processing

The Company records revenue in accordance with EITF 99-19 – “Reporting Revenues Gross as a Principal versus Net as an Agent”. The Company recognizes revenue as services are provided. The Company’s revenues consist of fees paid by its clients under Contract Management Agreements, for the provision of drivers, vehicles and processing services. In addition, the Company’s revenues consist of fees for administrative services provided to independent contractors under separate contractual arrangements with these independent contractors.

In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the independent contractors: (i) operators (drivers); (ii) vehicles; (iii) occupational and accidental insurance; and (iv) management services. The Company is the primary obligor in these arrangements, establishes the price of services, has discretion in supplier selection, determines service specifications and has credit risk for services provided.

The Company accounts for fees and the related direct costs using the accrual method. Under the accrual method, fees relating to independent contractors with earned but unpaid settlements at the end of each period are recognized as unbilled revenues and the related direct costs for such services are accrued as a liability during the period in which contract settlements are earned by the independent contractor.

Revenue and Cost Recognition – Manufacturing

Revenues are reported at the time the custom re-fabrication or modification is complete and delivered to the customer. Customer deposits for partial payment of vehicles are deferred and treated as current liabilities until the vehicle is completed and recognized as revenue. Repairs and other services are recorded when the service is performed. Inventory is relieved upon delivery of the vehicle.

Sales-type leases

Sales type leases require the lessee to assume responsibility at the end of the lease term for substantially all the difference between the market value of the equipment as agreed to by the Company and the lessee and the value determined by a formula in the lease agreement. At the inception of the lease the Company records the present value of the lease payments, including the residual values as sales values at inception of the lease and charges to income the vehicle costs and related direct lease costs. The remaining unearned income is amortized to income over the lease term.

Direct-financing leases

Revenue from direct-financing lease is recognized by amortizing the excess of aggregate rentals receivable over the cost of the related vehicles during the term of the lease by the interest method and is included in interest income. All future lease payments, net of unearned income and an allowance for lease losses are included in the net investment in direct-financing leases.

Initial direct costs

Initial direct costs relating to direct financing leases are included as a component of the net investment in direct-financing leases and are amortized over the term of the prospective leases using the interest method.

Allowance for Lease Losses

The allowance for lease losses reflects management’s estimate of probable incurred credit losses in the lease portfolios. Leases are charged off against the allowance when management believes the uncollectibility of the lease balance is confirmed. Recoveries are credited to the allowance.

The allowance consists of two components. The first component of the allowance is for high-balance “non-homogenous” leases that are individually evaluated for impairment. A lease is impaired when collection of principal and interest based on the contractual terms of the lease is not likely to occur. The process for identifying leases to be evaluated individually for impairment is based on management’s identification of classified leases. Once an individual lease is found to be impaired, a valuation allowance is assigned to the lease based on one of the following three methods: (1) present value of expected future cash flows, (2) fair value of collateral less costs to sell, or (3) observable market price. Non-homogenous leases that are not impaired are assigned an allowance based on historical data by product. The second component of the allowance is for “homogenous leases” in which groups of leases with common characteristics are evaluated to estimate the inherent losses in the portfolio. Homogenous leases have certain characteristics that are common to the entire portfolio so as to form a basis for predicting losses on historical data and delinquency trends as it relates to the group. The methodology utilized in establishing the allowance for homogenous loans includes consideration of trends in industries, analysis of historical losses, delinquency trends, and credit scores. Management believes the allowance for lease losses is adequate and that it has a sound basis for estimating the adequacy of the allowance for lease losses. Actual losses incurred in the future are highly dependent upon future events, including the economies of the geographic areas in which the Company holds leases.

Non-performing Leases

A lease is generally placed on non-accrual status at the earlier of (i) the lease becoming past due 90 days as to either principal or interest or (ii) when the borrower has entered bankruptcy proceedings and the lease is delinquent. Exceptions to placing 90-day past due leases on non-accrual may be made if there exists an abundance of collateral and the lease is in the process of collection. Leases are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. When a lease is placed on non-accrual status, interest accrued but not received is reversed against interest income. A non-accrual lease may be restored to accrual status when delinquent loan payments are collected and the lease is expected to perform in the future according to its contractual terms. Interest income on performing impaired leases is recognized on an accrual basis.

Stock-Based Compensation Plans

During the three years ended December 31, 2005, the Company maintained both qualifying and non-qualifying stock-based compensation plans for its employees and directors. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations. No compensation is recognized in connection with option grants that had an exercise price equal to the market value of the underlying common stock on the date of grant. The tax benefit recognized upon the exercise of certain options is recorded as a component of additional paid-in-capital.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004	2003
Pro forma net income
Net loss, as reported	$(5,013,045)	$(6,502,818)	$(1,743,290)
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related income tax effect	(606,000)	(263,330)	—

Pro forma net loss	$(5,619,045)	$(6,766,148)	$(1,743,290)

Loss per share:
Basic as reported	$(0.23)	$(0.41)	$(0.79)

Basic pro forma	$(0.26)	$(0.42)	$(0.79)

Property and Equipment, net

Property and equipment, net are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are typically three to seven years.

Included in property and equipment, net are internally generated software costs and the contract settlement management platform allocated from goodwill as part of the CDS acquisition. The useful lives attributed to these assets are seven years.

Expenditures and major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Revenue Recognition – Subcontractor Settlement

Customers are generally billed weekly on the day prior to the couriers being paid by the Company. The Company is a third party administrator specializing in the brokerage of transportation services, including vehicles and drivers for its subscribing courier operators. The Company provides vehicles, manpower and the necessary management associated equipment and subcontractors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash balances at various financial institutions with balances insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2005, the balances at various financial institutions over the FDIC insured balances are $2.4 million.

Concentrations of credit with respect to accounts receivable are limited because of the Company’s policy to require deposits from some customers and the number of customers comprising the client base and their dispersion across geographical locations. The Company has one major customer that comprises approximately 18% of its revenue base. Its relationship with this customer is in good standing and the Company believes that there is no imminent threat to this relationship.

Deferred Revenue

Deferred revenues at December 31, 2005 and 2004 were zero. This balance relates to the acquisition of CDS effective August 31, 2004. The deferred revenues are funded by the courier operators in anticipation of those balances due to the drivers on the stipulated payment date. On December 31, 2004 no advance payments were made by the courier operators, based on the timing of the payments, which were due on Friday, December 31, 2004 and paid on Friday December 31, 2004.

Supply Inventory

Supply inventory includes the cost of the unmodified vehicle chassis, direct manufacturing labor and parts related to vehicles in the process of being modified and remanufactured. Shipping and handling costs are included in inventory.

All inventories are valued at the lower of cost or market. The cost of new and used vehicles is determined using the specific identification method. The cost of new parts is valued using the first in first out basis.

The Company performs periodic inventory procedures and at times identifies supply inventory that is considered excess inventory or obsolete. The Company writes the obsolete and excessive inventory down to the lower of cost or market and the amount is included in general and administrative expenses for the period. During the year ended December 31, 2004, the Company recorded $20,000 of expenses related to obsolete inventory with zero recorded for the same period in 2003.

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs for the year ended December 31, 2005 and 2004 was $140,000 and $8,701, respectively.

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2005 and 2004, the Company believes that there has been no impairment of its long-lived assets other than those identified as part of the relocation of CTMC during 2004.

Advertising

The Company expenses advertising production costs as they are incurred. Advertising costs for the years ended December 31, 2005 and 2004 were approximately $176,000 and $65,000, respectively.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, accounts receivable; due from related parties, prepaid expenses, other assets, and accounts payable and other current liabilities carrying amounts approximate fair value.

Warrants issued that are potentially settled with free trading common stock are accounted for according to EITF Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in the Company’s Own Stock”. Warrant liabilities are adjusted to fair value (calculated using the Black-Scholes method) at each balance sheet date and are reassessed to determine whether the warrants should be classified as a liability or equity. The Company is contractually required to register the shares underlying the warrants. Upon registration, the warrants will be reevaluated for its classification as either a liability or equity. The terms associated with the various warrants that the Company has outstanding would then meet the classification criteria for an equity instrument, thus settled in shares of the Company’s common stock. The corresponding fair value adjustment is included in the consolidated statements of operations as other expenses as the value of the warrants increases from an increase in the Company’s stock price at the balance sheet date and as other income as the value of the warrants decreases from a decrease in the Company’s stock price and other input formulas related to the Black-Scholes model, such as changes in interest rates, duration and volatility.

Warranty Reserve

The Company provides warranties to its new car customers for the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. The Company provides warranties to its new car customers of the earlier of three years or fifty thousand miles, only on parts and labor performed by the Company. Warranty reserve was $116,392 and $148,755 as of December 31, 2005 and 2004, respectively. Warranty expense for the years ended December 31, 2005 and 2004 were $178,746 and $200,995, respectively and charges to the warranty reserve was $205,993 and $72,775 for the year end December 31, 2005 and 2004, respectively.

Beneficial Conversion Feature in Debentures

In accordance with EITF Issue 98-5, as amended by EITF 00-27, we must evaluate the potential effect of any beneficial conversion terms related to convertible instruments such as convertible debt or convertible preferred stock. The Company has issued several debentures and a beneficial conversion may exist if the holder, upon conversion, may receive instruments that exceed the value of the convertible instrument. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants, that may have been issued with the convertible instruments, conversion terms, value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the ultimate value of the beneficial feature is considered an estimate due to the partially subjective nature of valuation techniques.

Income Taxes

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. It is more likely that the deferred tax asset will not be recognized. The deferred tax asset as of December 31, 2003 was restated as part of a reverse merger and presented as a $0 balance.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

Goodwill and Other Intangibles

The Company adopted SFAS No.142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually. The impairment test consists of two steps. In the first step, the Company determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. If the fair value of the reporting unit is greater than its carrying value, the test is completed and goodwill assigned to the reporting unit is not impaired. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill. The Company valued the intangible assets as of the date of the acquisition, September 1, 2004 and they attributed $1.2 million to the independent contractor settlement platform, which is included in property, plant and equipment on the statement of financial condition as of December 31, 2004 and $1.2 million attributed to the customer list of CDS. The remaining balance of $3.1 million is considered goodwill attributed to the acquisition of CDS. The Company has established an anticipated useful life for the customer list of ten years and seven years for the independent contractor settlement platform. The amortization attributed to the allocated intangibles for the year ended December 31, 2004 was $106,667.

At December 31, 2005 and 2004, the Company had not recognized an impairment loss in connection with this goodwill.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share exclude dilution and are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution that could occur if convertible securities or options to issue common shares of the Company or its subsidiaries were exercised. In calculating diluted earnings (loss) per share, interest expense net of taxes on convertible securities is added back to net income (loss) and equity in earnings of subsidiaries is adjusted for the effect of subsidiary stock options outstanding, if dilutive. The resulting net income amount is divided by the weighted average number of common shares outstanding, when dilutive. The options and restricted stock are included in the weighted average number of common shares outstanding based on the treasury stock method, if dilutive.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) UNDER THE GUIDANCE IN ARB 43, Chapter 4, “inventory Pricing” Paragraph 5 of ARB 42, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal a to require treatment as current period charges...”

This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company intends to implement the above effective January 1, 2006.

In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. The Company is not impacted by this pronouncement.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The Company is in the process of reviewing this pronouncement and will implement this pronouncement effective January 1, 2006, where applicable.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The Company has requested the Compensation Committee to review the impact of this pronouncement and to review the costs of stock options, restricted stock and other incentive-equity based programs to align management and its employees with the shareholders’ interests. The Company will implement this pronouncement effective January 1, 2006.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management is reviewing SAB 107 in conjunction with its review of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47 “ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS—AN INTERPRETATION OF FASB STATEMENT NO. 143” (“FIN No. 47”). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB NO. 20 AND FASB STATEMENT NO. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 was utilized for the restatement of the beneficial conversion feature for the year ended December 31, 2004.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

3. CONCENTRATION OF CREDIT RISK

The Company maintains cash balances at various financial institutions with balances insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2005 and 2004, the balances at various financial institutions over the FDIC insured balances were $2.4 million and $3.2 million, respectively, relating to the cash and cash equivalent balances and restricted cash balances.

Concentrations of credit with respect to accounts receivable are limited because of the Company’s policy to require deposits from some customers and the number of customers comprising the client base and their dispersion across geographical locations. The Independent Contractor Settlement Processing Segment specifically has one customer that comprises 18% of its revenues. The revenues attributed to this one customer are $12.9 million for the year ended December 31, 2004. Its relationship with this customer is in good standing and the Company believes that there is no imminent threat to this relationship.

4. SUPPLY INVENTORY

Supply inventory consist of the following components as of December 31,

	2005	2004
Vehicle Chassis	$892,018	$1,503,987
Parts	485,064	332,548

	$1,377,082	$1,836,535

5. Lease Receivables

The components of lease receivable, net at December 31, consist of:

	2005	2004
Lease receivable	$5,956,386	2,734,999
Unearned revenue	(861,813)	(427,152)
Allowance for lease losses	(90,405)	(105,059)

Total lease receivable, Net	$5,004,168	2,202,788

The following is the five year lease payments due from lessors at December 31,

	2005	2004
2005	$—	$1,080,835
2006	1,824,094	769,905
2007	1,814,753	571,678
2008	1,665,113	305,626
2009	652,426	6,955

Total	$5,956,386	$2,734,999

Allowance for Lease Losses for the year ended December 31,

	2005	2004
Balance Beginning of the period:	$105,059	$0
Acquired allowance for lease losses	—	246,597
Leases charged to reserve	(8,000)	(166,497)
Provision (benefit) for lease losses	(6,654)	24,959

	$90,405	$105,059

The Company had no non-performing assets as of December 31, 2005 and 2004. The allowance for lease losses is primarily attributed to the acquired portfolio. The following table provides detail on the credit quality of the portfolio as of December 31, 2005:

Classification	Amount	Reserve Percentage	Percentage of Reserve
A	$3,442,601	1%	$34,500
B	1,005,026	2%	20,100
C	430,163	3%	12,900
Acquired Portfolio	229,736	10%	22,943

	$5,107,526		$103,358

The Company had no non-performing assets as of December 31, 2004. The allowance for lease losses is primarily attributed to the acquired portfolio. The following table provides detail on the credit quality of the portfolio as of December 31, 2004:

Classification	Amount	Reserve Percentage	Percentage of Reserve
A	$373,462	1%	$3,700
B	597,540	2%	6,000
C	541,596	3%	15,700
Acquired Portfolio	795,249	10%	79,659

	$2,307,847		$105,059

The average interest rate on the portfolio is approximately 14.23 percent and 14.85 percent for the year ended December 31, 2005 and 2004, respectively.

6. PROPERTY AND EQUIPMENT

The following is a the property and equipment at December 31,

	2005	2004
Computer equipment and software	$222,044	$147,790
Furniture and fixtures	232,773	56,656
Plant equipment	275,239	282,594
Leasehold improvements	41,982	6,215
Servicing Platforms	1,576,913	1,400,000
Internally generated software	464,545	241,563

	2,813,496	2,134,818

Less Accumulated depreciation	(582,149)	(165,897)

	$2,231,347	$1,968,921

The Company acquired SCB and the fixed assets attributed to CTMC effective December 31, 2003. No depreciation expense was recorded for 2003 based on the date of acquisition and contribution. Depreciation and amortization expenses for the year ended December 31, 2005 and 2004 were $484,538 and $165,897, respectively.

7. DEBT AND NOTES PAYABLE OUTSTANDING

	Lender	Maximum Line	Maturity Date	Interest Rate	Collateral	Personal Guarantee	Balance at 12/31/05	Balance at 12/31/04
(A)	Ford Motor Credit	$2,000,000	Annual Review – 180 days on an individual chassis basis	Interest free for the first 90 days and prime based rate on a chassis by chassis basis – between 6.5% and 7.5%	Chassis and a irrevocable letter of credit collateralized by certificate of deposit for $500,000	Yes	0	$1,054,909
(B)	Sovereign Bank	$4,500,000	Line renewal in March 31, 2005, Various maturities based on the date of financing with the lessee	Interest rate charged on a monthly published rate per lease – between 6.49% and 7.25%	Lease receivables	Yes	$1,071,171	$884,851
(C)	New World Lease Funding	$5,000,000	December 16, 2005 – with annual renewal	Interest rate charged on a monthly stated rate – 0%	Lease receivables	Yes	$1,823,324	$0
(D)	Laurus Master Funds – Convertible Debt	$6,000,000	September 29, 2007	Prime plus 3.50 percent	Blanket Lien on all Assets	No	$0	$5,700,000
(E)	Laurus Master Funds – Term Note	$7,000,000	October 31, 2009	Prime plus 1.50 percent	Blanket Lien on all Assets	No	$7,000,000	$0
(E)	Daimler Chrysler Services	$3,500,000	July 1, 2206 – with annual renewal	6.72%	Lease receivables, title to chassis on body builder line and letters of credit amounting to $200,000	Yes	$2,430,061	$0

(A)	Effective March 18, 2005, the Company terminated the agreement with Ford and the floor plan is currently provided by the Company.
(B)	The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The balance due to Sovereign Bank at December 31, 2004 was $884,851.
(C)	The interest paid on the lease includes a component for servicing the leases for the Company. The leases typically have terms between 36 and 60 months and do not have a significant payment due at the end of the lease. The balance due to New World Lease Funding at December 31, 2004 was zero.

The repayment of the lease financing obligations is as follows:

Fiscal Year Ended December 31,	Total Liabilities 2005($)	Total Liabilities 2004($)
2005	—	369,145
2006	1,354,167	126,531
2007	1,511,782	163,616
2008	1,362,312	133,091
2009	201,877	92,468

	4,430,138	884,851

(D)	Effective October 31, 2005, the Company extinguished the convertible debentures. The Company recognized a loss on extinguishment of $1.9 million for the year ended December 31, 2005. The loss related to a repayment penalty which was paid in cash of $769,000, stock valued at $404,000, or 985,392 shares of common stock, the unamortized warrants, beneficial conversion features and loan fees of $675,000.

The loss on extinguishment consisted of the following:

Stock Transaction
Termination Fee	$30,000
Early Termination Fee - Cash	739,042
Early Termination Fee - Stock	404,010
Loan Fees, net	165,590
DelMar Stock	49,200
Unamortized Warrants	199,972
Unamortized Beneficial Conversion Feature	307,262

$1,895,077

The Laurus Master Fund, LLC Obligation outstanding as of December 31, 2004 was as follows:

Conversion Rate	Amount Outstanding	Number of Shares Issuable Upon Conversion
$0.97	$2,000,000	2,061,856
$1.21	868,015	717,368

Total Unrestricted Balance as of December 31, 2004 of Convertible Debentures:	2,868,015	2,779,224

Restricted Balance as of December 31, 2004:
$0.97	240,000	247,243
$1.09	1,500,000	1,376,147
$1.33	1,091,985	821,041

Total Restricted Cash	2,831,985	2,444,431

Total Convertible Notes	$5,700,000	5,223,655

The repayment of the Laurus Transaction over the next five years ended December 31, are as follows:

For the year ended December 31,	Funded Balance	Restricted Cash Released in 2005	Total Convertible Notes
2005	$982,949	$653,451	$1,636,400
2006	1,042,915	1,029,813	2,072,728
2007	842,151	1,148,721	1,990,872

Total	$2,868,015	$2,831,985	$5,700,000

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$103,400
495,867	$1.82	104,400
495,867	$2.12	105,200

1,487,601		$313,000

The Laurus transaction provided for 1.5 million warrants valued as freestanding instruments that meet the definition of a derivative under SFAS 133. We measured and recognized the warrants as a liability at their fair value, as determined using the Black-Scholes option pricing model, prior to the registration of shares underlying the warrants. We subsequently valued the warrants at December 31, 2004 for an adjustment to the market value to $168,000, and a gain of $145,000. The warrants will be valued quarterly, and upon registration of the underlying common stock through an effective Registration Statement. We allocated the $1.6 million of proceeds received from the first borrowing as: a $313,000 liability for the warrants (at fair value), $465,000 of additional paid-in capital for the benefit on conversion, and $822,000 liability for the convertible debt (net of debt discount). The $465,000 of additional paid-in capital reflects the value of Laurus’ option to convert the initial $1.6 million of debt at prices beneficial to Laurus as compared to the market price of our common stock (the beneficial conversion option). The beneficial conversion option on the initial $1.6 million of debt was determined by comparing the $1.3 million of proceeds not allocated to the detached warrants to the 1,649,485 shares into which the $1.6 million of debt was convertible. Effectively, the initial debt was convertible to common stock at $0.78 per share, which was less than $1.06 market price of our stock on the date off issuance, resulting in $465,000 value for the beneficial conversion option. The proceeds of subsequent borrowings under the agreement were allocated between additional paid-in capital (for beneficial conversion options present on the date of borrowing, if any) and a liability for the debt (discounted to the extent value was assigned to a beneficial conversion option). We accreted the recorded debt balances up to its face amounts over the term of the borrowings using the effective interest method, which results in additional interest expense and effective interest rates on the borrowings greater than the stated interest rates and at the time of conversion additional interest expense is recorded for the unamortized discount on such debt.

Our effective interest rates, debt, conversion prices and beneficial conversion on the various tranches of borrowings for the Laurus transaction are at December 31, 2004:

Date of Draw	Debt	Warrants	Additional Paid in Capital	Total Draw	Effective Interest Rate
9/29/04	$821,798	$313,000	$465,202	$1,600,000	49%
10/22/04	465,157	—	13,430	478,587	11%
11/3/04	—	—	300,000	300,000	NA
11/10/04	105,517	—	—	105,516	10%
11/16/04	683,910	—	—	683,910	10%

	2,076,382	313,000	778,632	3,168,015

Conversion	—	—	(300,000)	(300,000)
Accretion	65,618	(26,083)	(39,535)	—

Total	$2,142,000	$286,917	$439,097	$2,868,015	114%

Allocated to Restricted	2,831,985	0	0	2,831,985	9%

Total	$4,973,985	$286,917	$439,197	$5,700,000

The Company holds the balance at December 31, 2004 under the Note of $2,831,985 in a restricted account controlled by Laurus. The amounts included in the restricted account are considered as a cash and cash equivalent, as the Company has drawn those funds from the restricted account in the first quarter of 2005.

Interest Rate Adjustment

The interest rate may be adjusted on the last business day of each month if: (i) the -shares underlying the conversion of the Note and the warrant are registered for resale under the Securities Exchange Act of 1933, as amended (the “Securities Act”), (ii) our common stock is listed on the NasdaqSC Market, NasdaqNM System, or the American Stock Exchange and (iii) the average market price of our common stock for the five (5) consecutive trading days immediately preceding an adjustment date exceeds the then applicable conversion price by at least twenty five percent (25%), the interest rate for each day of the succeeding calendar month shall automatically be reduced by 2.0% for each incremental increase in the market price of the Common Stock by 25% above the applicable conversion price. The interest rate may be adjusted on the last business day of adjustment date exceeds the then applicable conversion price by at least twenty five percent (25%), the interest rate for each day of the succeeding calendar month shall automatically be reduced by 1.0% for each incremental increase in the market price of the Common Stock by 25% above the applicable conversion price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0%).

Interest and Principal Payments

The Company is required to make monthly interest payments to Laurus on the Unrestricted Funds, commencing November 1, 2004, and on the first day of each consecutive calendar month thereafter and on the Maturity Date. Accrued interest on the Restricted Funds is payable only on the Maturity Date or, in the event of the redemption or conversion, on such date. The Company shall commence making payments toward the principal amount of Unrestricted Funds on January 1, 2004. If and when Laurus transfers funds from the Restricted Account to the Company (Unrestricted Funds), the Company will commence making principal payments on such Unrestricted Funds 90 days following any such transfer.

Upon the Company registering the shares underlying the conversion of the Note and the warrant for resale under the Securities Act and subject to the 4.99% limitation and other limitations, Laurus shall convert the principal and interest payments for the Unrestricted Funds into common stock according to the following guidelines: (i) the average closing price of the common stock for the five (5) consecutive trading days immediately preceding such proposed conversion date is greater than or equal to 110% of the applicable conversion price and (ii) the amount to be paid in shares of Common Stock does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the immediately preceding ten (10) day trading period. If the conversion criteria are not met, Laurus will convert only such amounts as meets the conversion criteria and the remaining amounts will be paid by the Company in cash at the rate of 102% of the amount due.

Release of Restricted Funds

Upon the Company registering the shares underlying the conversion of the Note and the warrant for resale under the Securities Act, Laurus may release at its discretion, the Restricted Funds to the Company upon satisfaction of the following conditions: (i) as principal under the Convertible Note is converted into common stock, or (ii) upon Laurus securing a first priority lien on tangible, unencumbered assets to secure such Unrestricted Funds.

Redemption of Principal Amount

The Company may prepay the outstanding balance under the Convertible note by paying Laurus 125% of the Unrestricted Funds, together with accrued interest, and 105% of Restricted Funds, together with accrued interest.

Limitations on Conversion

Laurus may not convert debt under the Convertible Note if the amount that would be convertible into that number of shares of common stock would exceed the difference between 4.99% of our outstanding common stock and the number of shares of common stock beneficially owned by Laurus or issuable upon exercise in full of its Warrants. However, Laurus may void the 4.99% limitation upon 75 days prior notice to the Company or without any notice requirement upon an event of default under the terms of the Convertible Note. In addition, this 4.99% limitation does not prevent Laurus from converting debt into shares of our common stock and then reselling those shares at times when neither Laurus nor its affiliates beneficially own shares in excess of the 4.99% limitation. Therefore, by periodically selling our common shares into the market, avoiding the limitations imposed by the 4.99% limitation.

Events of Default

Upon the occurrence and continuance of an event of default under the Convertible Note, Laurus may demand immediate payment of 125% of the outstanding principal amount under the Convertible Note, plus accrued interest. In addition, the interest rate on the Convertible Note will increase to two percent (2%) per month, and all outstanding obligations under the Note, including unpaid interest at the higher interest will accrue from the date of default until the date the default is cured or waived. The following events will constitute an event of default under the Convertible Note:

•	failure to pay interest and principal payments when due;

•	a breach by us of any material covenant, representation, term or condition of the note or in any related agreement;

•	an assignment for the benefit of our creditors is made by us, or a receiver or trustee is appointed for us;

•	any money judgment or similar final process filed against us for more than $50,000, which remains unvacated, unbonded or unstayed for a period of 30 days;

•	any form of bankruptcy or insolvency proceeding is instituted by or against us, which is not vacated within 45 days;

•	our common stock is suspended for five consecutive days or five days during any ten consecutive days from our principal trading market;

•	our failure to timely deliver shares of our common stock when due upon conversion of the note;

•	the occurrence and continuance of an event of default under any related agreement or the default under any other agreement of indebtedness; and

•	any change in the controlling ownership of us.

Costs in connection with Debt Financing

The Company paid Laurus Capital Management, LLC., the manager of Laurus, a closing payment of $240,000. In addition, the Company paid Laurus $39,500, as reimbursement for its expenses incurred in connection with the preparation and negotiation of the Purchase Agreement, Convertible Note and other agreements executed in connection therewith and expenses incurred in connection with their due diligence review of the Company and our subsidiaries.

Warrants

In connection with the Purchase Agreement, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share.

Restrictions on Future Financings

The Company has agreed not to issue any securities with a continuously variable or floating conversion feature, which are or could be (by conversion or registration) free-trading securities prior to the full repayment or conversion of the Convertible Note.

No Short-Selling by Laurus

Laurus has represented to the Company that neither it nor its affiliates or investment partners will engage in “short sales” of our common Stock during the term of the Convertible Note.

Right of First Opportunity

The Company granted Laurus a right of first opportunity to provide any additional financing to the Company or its subsidiaries on terms and conditions no less favorable than offered to a third party, other than with respect to certain indebtedness or equity financing (as specified in the Purchase Agreement, such as, (i) trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of the our assets) whether secured or unsecured other than unsecured indebtedness not to exceed an aggregate principal amount outstanding of $200,000, indebtedness existing prior to the entering into the Purchase Agreement, and debt incurred in connection with the purchase of assets or equipment in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchaser than the indebtedness being refinanced or replaced or (ii) equity issued as consideration for the purchase of assets or property, a business or another entity or other than issuances or sales to employees, officers, directors or consultants.

Registration Rights Granted to Laurus

The Company agreed to file a registration statement to register the resale of the shares issued to Laurus upon conversion of the debt under the Convertible Note and shares issuable upon exercise of the warrants issued pursuant to the Purchase Agreement.

(E)	On October 31, 2005, as discussed above, the Company entered into a $7.0 million Term Note with Laurus Master Funds. The note bears interest at prime plus 1.5 percent, is due on October 31, 2009. The Company is required to begin principal repayment on May 1, 2006. The balance of the term note at December 31, 2005 was $7.0 million.

The repayment of the Laurus Transaction over the next five years ended December 31, are as follows:

For the year ended December 31,
2006	$1,465,119
2007	1,953,492
2008	1,953,492
2009	1,627,897

Total	$7,000,000

(F)	During June 2005, the Company obtained lines of credit with Daimler Chrysler Services North America, LLC (“Daimler Chrysler”) up to $3.5 million; $1.0 million to fund the purchase of chassis for the manufacturing facility and $2.5 million for the acquisition of leases secured by commercial vehicles. Effective July 2005, Daimler Chrysler agreed to increase the lease line to $4.0 million and committed to support the Company’s business plan. The body builder line of credit used to purchase chassis for the manufacturing facility is collateralized by the chassis and also a $200,000 irrevocable letter of credit which will secure up to $1.0 million in body builder availability. At December 31, 2005 the balance of the line of credit to Daimler Chrysler was $1.5 million for the lease facility and $829,000 for the body builder facility. The interest rates charged on both lines of credit are based on internal published rates at Daimler Chrysler. The effective interest rate charged on the facility for the year ended December 31, 2005 was 6.72%.

In addition, in December 2005, the Company paid to Dresdner Bank $100,000 to structure up to a $100 million securitization facility to support FleetPlan. The payment was made to begin the approval and due diligence process. There are not assurances that Dresdner Bank and the Company will consummate the facility.

7. RELATED PARTY TRANSACTIONS

The Company is a party to a non-cancelable operating lease pertaining to the office and plant facilities. The lease term, as amended, expires in December 2007 with payments commencing in July 2003. The lease is to a related party. The Company negotiated a settlement of the lease agreement with the landlord and paid the landlord $684,000 in common stock totaling 556,098 shares for this obligation. The sales office is occupying 3,500 square feet of this facility for $5,000 a month, on a month by month basis.

During 2004 one executive and director converted $714,000 of accrued wages into 777,058 shares of common stock related to compensation related to personal guarantees. Also, one executive and director offset $429,000 of accrued wages relating to personal guarantees against a liability owed by a company owned and controlled by him for the year ended December 31, 2004.

During May 2005, the Company settled certain obligations with an officer and director and his related companies. All obligations owed to the executive and settlements of related obligations owed by various entities of the officer were considered settled as a result of the agreement. Included was a charge-off of $429,000 of a receivable owed to the Company from a related entity of the officer, offset by a reduction of a liability due to the officer of $485,000 for compensation for his personal guarantees. These balances were offset at year-end and as part of the agreement; all balances due between the related entities and the Company were considered settled.

The above referenced settlement includes the cancellation of 556,098 shares of common stock issued to a related entity of the officer valued at $684,000 in exchange for a payable to the related party of the officer in the amount of $250,000 due in installments over a 12 month period. The Company paid to the related party of the officer $62,500 on July 28, 2005; a subsequent payment of $62,500 was remitted to the related party of the officer on October 31, 2005. The balance of the payments is due to the related party of the director in equal installments of $62,500 on January 31, 2006 and April 30, 2006. The balance of the liability to this related entity at September 30, 2005 was $187,500 and is included in related party payables. The Company recognized a gain on settlement of this obligation amounting to $434,000 for the year ended December 31, 2005.

This officer and director resigned effective May 31, 2005 and entered into a non-compete agreement, whereby the officer cannot compete with the Company for a period of three years. The Company issued to the officer 600,000 shares of restricted common stock valued at $396,000 and paid $55,000 to the director in consideration for the non-compete agreement discussed above. The cost of this agreement will be amortized over the term of the non-compete agreement. The unamortized portion of the non-compete agreement at December 31, 2005 is $377,000. In addition, this former officer and director was issued 341,500 shares of restricted common stock for his personal guarantee of lease obligations to various financial institutions. The stock is valued at $150,000 and is being amortized over the remaining term of the lease obligation.

Approximately $1.3 million of related party payable – convertible was converted during the three months ended September 30, 2004 into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt as of September 30, 2004. During the three months ended June 30, 2004, $817,650 of these notes was converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share.

The Company recognized a loss of $169,500 for the year ended December 31, 2004 related to the conversion of related party payables – convertible, and the related issuance of warrants discussed above. The warrants were valued using a Black-Scholes Model with volatility ranging from 56% to 68%, risk free interest rate of two percent, an estimated duration of one year and market values at the time of conversion between $1.00 and $1.30.

Notes payable - related parties totaled $1,021,000 and $900,000 at December 31, 2005 and 2004, respectively. The 2004 balance is related to amounts due to shareholders of CDS which were repaid during 2005. The 2005 balance relates to $650,000 due to owners of FleetPlan, LLC, which bears interest at 12%, $125,000 related to the settlement with the Bohemia property landlord, discussed above and $251,000 due to an affiliated company of an officer and director.

The Company issued 601,472 and 146,181 shares of common stock in exchange for the extinguishment of accrued liabilities owed to its Chief Executive Officer, Francis O’Donnell and its Chief Financial Officer, Susan Weisman for $322,413 and $72,038 of accrued wages and interest.

An officer and director of the Company is affiliated with a Company that CDS provides services to at a rate of $9,000 a month for services rendered and approximately $6,000 a month for check printing and mailing services. The affiliated Company is a Professional Employment Organization that utilizes the software platform developed for that industry. In addition, the 21 employees at CDS are employed by this professional employment organization.

An officer and director of the Company is affiliated with a Company that provides an exclusive brokerage services to CDS. This Company brokers the accident and occupational hazard insurance and contract liability program for CDS. The total premiums that this company brokered for CDS amounted to $4.6 million for the year ended December 31, 2005 and $1.3 million for the period from September 1, 2004 through December 31, 2004.

During the year ended December 31, 2003, the Company issued 1.8 million shares of common stock to various related parties for future consulting services. The Company recognized approximately $550,000 of amortization of deferred compensation relating to this issuance. The total value of these agreements is $810,000 to settle past services, as well as future services to the Company, which included approximately $550,000 of deferred compensation for the year ended December 31, 2003 and approximately $260,000, which was included in the retained deficit at the time of the reverse merger with CTMC, whereby the settlement of these liabilities were eliminated in the recapitalization. The $260,000 represented services rendered prior to the reverse merger with CTMC. The shares of common stock were issued to these individuals with a three month restriction. The agreements are for consulting services for periods between 6 months to 2 years.

8. ACQUISITIONS

On November 15, 2005, the Company acquired all the assets of FleetPlan, LLC for a total of $1.56 million, which included $330,000 of cash, a Note in the amount of $725,000, bearing interest at 12% and issued 1,246,883 shares of common stock valued at $500,000 pursuant to the acquisition of all of the assets of FleetPlan LLC. The Company valued the assets acquired as part of the acquisition of FleetPlan. The valuation of the assets included the servicing platform at $300,000 and the titling trust at $1.25 million. The Company intends on placing these assets into service upon the initiation of the business model, projected to be by April 1, 2006. The estimated life of the servicing platform is seven years and the titling trust is estimated to be ten years. The acquired company did not have operations prior to acquisition. The assets acquired consisted of a business delivery platform and titling trust. The former owner is required to deliver by June 1, 2006 manufacturers’ repurchase agreements and franchisee agreements.

The following is pro forma information for the year ended December 31, 2004 and 2003, as if the acquisition of CDS were consummated on January 1, 2003 and 2004, respectively. The pro forma information is not necessarily indicative of the combined financial position or results of operations, which would have been realized had the acquisition been consummated during the period for which the pro forma financial information is presented.

	For the Year Ended December 31, 2003
	Historical	Pro forma
Revenue	$1,068,487	$156,195,639
Net income (loss)	$(1,743,290)	$(1,526,176)

Basic and diluted net income (loss) per share	$(0.79)	$(0.24)

Basic and diluted weighted average shares outstanding	2,219,699	6,253,315

	For the Year Ended December 31, 2004
	Historical	Pro forma
Revenue	$83,595,584	$206,350,522
Net income (loss)	$(6,502,818)	$(6,168,541)

Basic and diluted net income (loss) per share	$(0.41)	$(0.31)

Basic and diluted weighted average shares outstanding	15,877,662	19,911,278

On September 1, 2003, the Company acquired, through a reverse merger CTMC, a New York corporation specializing in the manufacturing and selling of limousines, was merged. The Company issued a stock for stock exchange of 3 million shares of common stock.

Effective December 31, 2003 the Company acquired certain assets and liabilities from SCB. The acquisition is valued at $2.66 million based on 2 million shares of common stock, valued at $1.33 per share on November 6, 2003. Management believes that the acquisition of certain assets and liabilities of SCB enabled the entrée into the Midwestern and Western Markets through the Company’s existing sales force, engineering expertise and management. The Company was able to assume the existing lease for the manufacturing facility in Springfield, which increased our manufacturing capacity and reduced our costs of our existing distribution in those markets.

The following is pro forma information for the year ended December 31, 2003, as if the reverse acquisition of Coach were consummated on January 1, 2003. The pro forma information is not necessarily indicative of the combined financial position or results of operations, which would have been realized had the acquisition been consummated during the period for which the pro forma financial information is presented.

	For the Year Ended December 31, 2003
	Historical	Pro forma
Revenue	$1,068,487	$1,068,487
Net income (loss)	$(1,743,290)	$(2,148,279)

Basic and diluted net income (loss) per share	$(0.79)	$(0.41)

Basic and diluted weighted average shares outstanding	2,219,699	5,219,699

9. SUPPLEMENTAL CASH FLOW INFORMATION

The following table displays the net non-cash assets that were acquired during the year ended December 31, 2005, as a result of the business acquisitions:

FleetPlan
Non-cash assets (liabilities):
Current assets	$—
Property and equipment	300,000
Goodwill	47,730
Other	1,250,000
Current liabilities	(42,730)
Note payable	(725,000)

Net non-cash assets acquired	830,000

Less: common issued,	500,000

Cash paid for business acquisitions, net	$330,000

The following table displays the net non-cash assets that were acquired during the year ended December 31, 2004, as a result of the business acquisitions:

	CFS	CDS	Total
Non-cash assets (liabilities):
Current assets	$—	$2,022,545	$2,022,545
Property and equipment	—	223,015	223,015
Goodwill	797,184	5,667,302	6,464,486
Lease receivables, net	1,221,899		1,221,899
Other	74,657	—	74,657
Current liabilities	—	(3,831,019)	(3,831,019)
Lease financing obligation	(1,373,740)	—	(1,373,740)
Net non-cash assets acquired	720,000	4,081,844	4,801,844
Less: common stock issued,	720,000	3,640,000	4,360,000
Less: notes and payables to shareholders issued	—	1,160,000	1,160,000

Cash received from business acquisitions, net	$—	$718,156	$718,156

As of December 31, non-cash transactions were as follows:

	2005	2004	2003
Non cash financing/investing activities:
Conversion of debt	200,000	3,842,668	—

Issuance of restricted stock related to deferred compensation	258,000	1,858,552	550,366
Issuance of treasury stock	—	(720,000)	720,000
Offset receivable balance from related party against personal guarantee obligations	(429,000)	429,000	—
Contributed inventory and property and equipment as contributed capital	—	—	860,923
Issuance of stock in settlement of the Laurus transaction	404,009	—	—
Accrued officers wages and interest converted into common stock	394,786	—	—
Inventory utilized to settle accounts payable liability	63,000	—	—

Interest expense paid during the years ended December 31, 2005, 2004 and 2003 were $530,000 (Laurus only), $264,092 and zero, respectively. The Company has not paid any income taxes for the 2005 and 2004.

The following table displays the net non-cash assets that were acquired during the year ended December 31, 2003, as a result of the business acquisitions:

	Coach	SCB	Total
Non-cash assets (liabilities):
Current assets	$—	$946,567	$946,567
Property and equipment	—	174,741	174,741
Goodwill	—	2,343,095	2,186,595
Current liabilities	—	(828,445)	(671,945)

Net non-cash assets acquired	—	2,635,958	2,635,958
Less: common issued	—	(2,660,000)	(2,660,000)

Cash received from business acquisitions, net	$—	$(24,042)	$(24,042)

10. Shareholders’ Equity

Stock Transactions:

On December 2, 2005, the Company issued 6,666,667 shares of common stock valued at $2,000,000 and 3,333,334 warrants to purchase the Company’s common stock for $0.50 and 3,333,334 warrants to purchase the Company’s common stock for $0.75. The Company received $1.77 million, net of issuance costs of $230,000. The Company is required to register these shares and warrants within 120 days of issuance. In addition, the Company issued 166,667 warrants to purchase shares of common stock at $0.50 and 166,667 warrants to purchase shares of common stock at $0.75 valued at $29,400.

During May 2005, the Company settled certain obligations with an officer and director and his related companies. All obligations owed to the executive and settlements of related obligations owed by various entities of the officer were considered settled as a result of the agreement. Included was a charge-off of $429,000 of a receivable owed to the Company from a related entity of the officer, offset by a reduction of a liability due to the officer of $485,000 for compensation for his personal guarantees. These balances were offset at year-end and as part of the agreement; all balances due between the related entities and the Company were considered settled.

The above referenced settlement includes the cancellation of 556,098 shares of common stock issued to a related entity of the officer valued at $684,000 in exchange for a payable to the related party of the officer in the amount of $250,000 due in installments over a 12 month period. The Company paid to the related party of the officer $62,500 on July 28, 2005; a subsequent payment of $62,500 was remitted to the related party of the officer on October 31, 2005. The balance of the payments is due to the related party of the director in equal installments of $62,500 on January 31, 2006 and April 30, 2006. The balance of the liability to this related entity at December 31, 2005 was $125,000 and is included in related party payables. The Company recognized a gain on settlement of this obligation amounting to $434,000 for the year ended December 31, 2005.

This officer and director resigned effective May 31, 2005 and entered into a non-compete agreement, whereby the officer cannot compete with the Company for a period of three years. The Company issued to the officer 600,000 shares of restricted common stock valued at $396,000 and paid $55,000 to the director in consideration for the non-compete agreement discussed above. The cost of this agreement will be amortized over the term of the non-compete agreement. The unamortized portion of the non-compete agreement at December 31, 2005 is $363,000. In addition, this former officer and director was issued 341,500 shares of restricted common stock for his personal guarantee of lease obligations to various financial institutions. The stock is valued at $147,000 and is being amortized over the remaining term of the lease obligation.

For the year ended December 31, 2005 the Company issued 601,472 and 146,181 shares of common stock in exchange for the extinguishment of accrued liabilities owed to its Chief Executive Officer, Francis O’Donnell and its Chief Financial Officer, Susan Weisman for $322,413 and $72,038 of accrued wages and interest.

The Company issued 630,000 shares of common stock to various consultants for consulting contracts ranging from 12 to 36 months amounting to $258,000 for the year ended December 31, 2005.

Effective December 31, 2004 we settled an obligation with FCW Realty a company controlled by an officer and director of the Company for $684,000, which was paid in 556,098 shares of common stock. The Company is no longer obligated under the original lease agreement and is currently leasing a sales office in this facility on a month by month basis.

Effective December 31, 2004, the Company accrued an obligation to certain executives for their personal guarantees on approximately $12 million of obligations of the Company. The Company accrued $1.2 million in compensation to these executives for consideration of these personal guarantees. One executive officer and director converted his compensation of $714,893 into 777,058 shares of common stock.

On September 29, 2004, we issued a convertible term note in the aggregate principal amount of $6,000,000 to Laurus Master Fund, Ltd., pursuant to a Securities Purchase Agreement and ancillary agreements. The term of the note is three years and bears interest at the prime rate (as published in the Wall Street Journal) plus 3.5 percent. In connection with the agreement and the note, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share. During November 2004 Laurus Master Fund Ltd, converted $300,000 of the convertible term notes into 600,000 shares of common stock. The Company recognized a loss on conversion of $300,000 for the year ended December 31, 2004.

On August 6, 2004, we signed a Letter of Intent with the shareholders of CDS, pursuant to which on August 31, 2004, we agreed to issue 3,226,893 shares of restricted common stock to such shareholders as partial consideration for our acquisition of all of the common stock of CDS and its affiliates. This transaction was valued at $1.19 per share. Effective December 24, 2004 we issued 806,724 shares of restricted common stock to such shareholders of CDS as additional consideration for our acquisition of CDS, pursuant to the agreement.

In August 2004, we issued 1,299,582 million shares of restricted common stock to Elm Street Partners, LLC, an affiliate of our Chief Executive Officer, in connection with its conversion of a convertible promissory note and issued warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share.

On July 9, 2004, we issued from treasury stock 423,529 shares of restricted common stock to various shareholders in consideration for all of the common stock of Go Commercial in connection with the merger of Go Commercial into CFS. This transaction was valued at $720,000.

In July 2004 the Company issued 25,000 shares of common stock to a private investor for $25,000.

On June 28, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 336,000 shares of common stock, upon conversion of $386,400 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

On May 11, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 375,000 shares of common stock, upon conversion of $431,250 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

On May 11, 2004 we issued 505,000 shares of common stock to the various consultants for their investor relations services for the year ended December 2004 totaling $858,500.

The following is a summary of all stock transactions with consultants for the year ended December 31, 2004:

Description	Shares Issued	Amount
On May 11, 2004 we issued 505,000 shares of common stock to the various consultants for their investor relations services for the year ended December 2004 totaling $858,500.	505,000	$858,500

On May 19, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase up to an aggregate of $6 million in shares. As compensation to Fusion Capital in connection with its purchase commitment under the common stock purchase agreement, we issued 224,900 shares of common stock on June 28, 2004. This transaction was valued at $1.58 per share. On May 11, 2004, the Company issued 20,000 shares of restricted common stock for expenses in connection with the acquisition of the equity line from Fusion Capital Fund II, LLC. This transaction was valued at $1.70 per share.

	244,900	389,342

On July 1, 2004, we issued 50,000 shares of restricted common stock to Richardson & Patel LLP in settlement of indebtedness arising from the provision of legal services rendered to the Company.	50,000	57,500

The Company issued to Kramer Weisman and Associates, LLC, an accounting and consulting firm controlled by Ms. Weisman’s husband, Lester Weisman, 75,000 shares of common stock, valued at $79,500. The shares are for services to be provided to the Company over twelve months and vest equally over the twelve months commencing August 31, 2004.	75,000	79,500

In September 2004, we issued 25,000 shares of common stock to Benchmark Consulting in settlement of indebtedness arising from the provision of services pursuant to consulting agreement.	25,000	30,500

On November 15, 2004, the Company issued 250,000 shares of common stock to Joseph I. Emas, our Chief Compliance and Ethics Officer, effective January 1, 2004. Mr. Emas, our general counsel, has been our Chief Ethics and Compliance Officer since January 1, 2004.	250,000	287,500

In December 2004, we entered into a consulting agreement with Capital Growth Advisors, whereby we issued 60,000 shares as a provision of the agreement. The shares are fully earned.	60,000	69,000

In November 2004, we entered into a consulting agreement with Alliance Advisors, whereby we issued 80,000 shares of common stock as a provision of the agreement. The shares are fully earned.	80,000	88,000

Total	1,289,900	$1,859,842

For the year ended December 31, 2003, the Company issued 7.7 million shares of its common stock as follows:

On August 26, 2003, the Company issued 3,000,000 restricted shares of common stock, valued at $0.45 per share, to the shareholders of CTMC in connection with our acquisition of CTMC.

On August 26, 2003, the Company issued 433,333 restricted shares of common stock issued to Innovative Consulting Group, a company controlled by Francis O’Donnell, in settlement of related party payable totaling $65,000, accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 677,333 restricted shares of common stock issued to International Equities and Finance, LLC in settlement of $101,000 in related party payables accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 1,600,000 restricted shares issued into treasury for the consideration for a potential transaction. This transaction related to the acquisition of Go Commercial Leasing and has been consummated on July 9, 2004. The transaction was adjusted based on the value of the acquisition. The company will issue to the owners of Go Commercial Leasing, 423,529 shares of restricted common stock from treasury for this transaction. The remaining shares in treasury will be canceled.

On September 15, 2003, the Company issued 100,000 restricted shares for consulting services, which were later cancelled effective December 31, 2003, in connection with non-performance of the contract.

On November 13, 2003, the Company issued 2,000,000 restricted shares, valued at $1.33 per share, to the shareholders of Springfield Coach Industries Corporation, Inc. for the purchase of Springfield Coach Industries Corporation, Inc.

Treasury stock:

The Company reserved 1.6 million shares, valued at $0.45 cents per share, for the purpose of using as agreed consideration the acquisition. The shares shall vest on the effective date of the aforementioned potential transaction. The shares were reserved in treasury stock amounting to $720,000 as of January 1, 2004. During 2005, the remaining shares of 1.1 million shares were retired.

Stock options:

The following is a summary of the Company’s common stock option for the Company’s Stock Option Plans activity:

	2003 Stock Option Plan	2004 Stock Option Plan	2005 Stock Option Plan	Options Issued Outside of Plan	Total Options	Warrants	Total Options and Warrants
Outstanding at December 31, 2003	0	0	0	0	—	—	—
Exercised	0	0	0	0	—	—	—
Forfeited	0	0	0	0	—	—	—
Issued	0	3,000,000	0	2,674,800	5,674,800	3,498,183	9,172,983

Outstanding at December 31, 2004	0	3,000,000	0	2,674,800	5,674,800	3,498,183	9,172,983
Exercised	0	0	0	0	—	—	—
Forfeited	-211537	-1600000	0	-891,600	(2,703,137)	—	(2,703,137)
Issued	1,639,999	1,500,000	1,750,000	594,750	5,484,749	7,762,400	13,247,149

Outstanding at December 31, 2005	1,428,462	2,900,000	1,750,000	2,377,950	8,456,412	11,260,583	19,716,995

Available for grant at December 31, 2005	571,538	150,000	1,250,000	0	1,971,538	—	1,971,538

Weighted average exercise price of options outstanding	$0.42	$0.76	$0.42	$0.92	0.68	0.82	0.76

Weighted average exercised price of options exercised	$0	$0	$0	$0	—	—	—

Weighted average price of options Forfeited	$0.43	$0.89	$0.91	$0.98	0.88	—	0.88

Forfeitures relate to termination of employment by certain officers, management or employees based on the terms of the plans.

The method used to calculate the fair value of the options granted was the Black-Scholes model with the following grant date fair values and assumptions:

	Number of Options Granted	Weighted Average
Year of Grant		Grant Date Fair Value	Exercise Price	Risk Free Interest Rate	Expected Volatility	Expected Dividend Yield
2004	1,500,000	8/31/04	$0.90	3.85%	75%	0.00%
2004	700,000	9/1/04	0.98	3.85	75	0.00
2004	800,000	12/27/04	0.91	3.85	75	0.00
2005	225,000	5/31/05	0.66	4.00-3.93	97	0.00
2005	775,000	8/31/05	0.38	3.83-3.72	97	0.00
2005	2,840,000	9/30/05	0.43	3.83-3.72	97	0.00
2005	550,000	12/31/05	0.37	3.83-3.72	97	0.00

The employee turnover factor was 50% for non-executive incentive and non-qualifying stock options and zero for executive during the year ended December 31, 2005. The employee turnover factor for 2004 was zero. The expected life for options issued during was two and four years for 2005 and 10 years for 2004.

The following table summarizes information about fixed stock options outstanding at December 31, 2005:

	Options Outstanding					Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/05		Weighted- Average Remaining Contractual Life		Weighted- Average Exercise Price	Number Exercisable at 12/31/05		Weighted- Average Exercise Price
0.43	#	2,728,462	#	9.85	$0.43	#	2,728,462	$0.43
0.90-0.91		1,090,000		8.67	0.90		1,090,000	0.90
0.98		850,000		8.67	0.98		850,000	0.98
0.37-0.38		1,365,000		9.85	0.38		1,365,000	0.38
1.08		600,000		8.67	1.08		600,000	1.08
0.97-0.99		660,000		8.75	0.98		660,000	0.98
0.31		329,750		9.90	0.31		329,750	0.31
1.43		270,000		8.50	1.43		270,000	1.43
Other		563,200		9.48	0.77		563,200	0.77

		8,456,412		9.34	$0.68		8,456,412	$0.68

The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/04	Weighted- Average Exercise Price
$0.90-0.98	3,000,000	9.71	0.92	3,000,000	0.92

Warrants:

The Company issued to Laurus warrants to purchase shares of common stock in connection with the above Convertible Notes. The Company issued the following warrants with the value of the warrants:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$1.51	$103,400
495,867	$1.82	104,400
495,867	$2.12	105,200

1,487,601		$313,000

The warrants were valued based on the market value on the date of issuance of $1.06, an expected term of between two and three years and an anticipated volatility of 56% with a risk free rate of between 2 and 3 percent.

On October 31, 2005, the Company extinguished the Convertible Notes associated with the transaction and entered into a term note with Laurus. The above warrants were repriced as follows:

Number of Warrants	Exercise Price	Value of Warrants
495,867	$0.01	177,025
254,133	$0.01	90,975
241,734	$0.50	14,644
495,867	$0.50	29,731

1,487,601		$312,375

As part of the modification of the Laurus transaction from a convertible note to a term note, the company modified the terms of the warrants issued to Laurus as part of the convertible notes. The sole modification of the warrants was the exercise price. In accordance with FAS 123R, under a modification of terms, the Company includes $182,000 in deferred loan fees and attributed the incremental increase to the modification of the warrants and also the new term note. The original warrants were valued at $223,000 at the date of extinguishment and the modified warrants were valued at the date of the new term note at $406,000. The net difference in the value of these warrants ($182,000) was classified as deferred loan fees and is being amortized over the 48 months life of the term note. The Company also issued 762,399 warrants to purchase common stock for $0.50, valued at $109,000 based on the duration 1 year, market value of $0.41, risk free interest rate of 2.50 percent and a projected volatility of 105 percent. The new warrants were classified as deferred loan fees and amortized over the term of the debt using the level yield over 48 months.

The Company has related party payables - convertible at December 31, 2004 and December 31, 2003 to a related party of $30,000 and zero, respectively. Approximately $1.3 million was converted during the three months ended September 30, 2004 into 1.3 million shares of common stock and warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share. The conversion price is based on the lowest stock price during the second quarter, or 85% of the five day average prior to conversion. These balances outstanding were for funding operating shortfalls as well as expenses associated with Coach. In an effort to conserve cash resources the outstanding balances were transferred to convertible debt as of September 30, 2004. During the three months ended June 30, 2004, $817,650 of these notes was converted into 711,000 shares of common stock as well as an equivalent amount of warrants, with an exercise price of $2.50 per share.

The Company converted $2.1 million of related party debt convertible during the year ended December 31, 2004. At the same time the Company issued warrants to purchase common stock totaling 2.1 million with exercise prices between $1.58 and $2.50. The Company converted $2.1 million of related party debt – convertible and issued 2.0 million warrants to purchase common stock at exercise prices ranging from $1.58 to $2.50. Upon conversion, the Company recognized a loss of $169,500. The warrants were valued using a Black-Scholes Model with volatility ranging from 56% to 68%, risk free interest rate of two percent, an estimated duration of one year and market values at the time of conversion between $1.00 and $1.30.

On December 2, 2005, the Company issued 6,666,667 shares of common stock valued at $2,000,000 and 3,333,334 warrants to purchase the Company’s common stock for $0.50 and 3,333,334 warrants to purchase the Company’s common stock for $0.75. The Company received $1.7 million, net of issuance costs of $270,000. The Company is required to register these shares and warrants within 120 days of issuance.

Warrant Liability

The Company has warrant liabilities established for the Laurus warrants that are not registered and the issuance of common stock and related warrants on December 2, 2005. The following table summarizes the warrant liability, the warrants outstanding relating to this liability and the related adjustment to valuation at December 31, 2005:

Description	Exercise Price	Value
Laurus Warrants	$1.58	$103,400
Laurus Warrants	$1.82	104,400
Laurus Warrants	$2.12	105,200

Warrant Value at issuance		313,000

Adjustment 12/31/04		(144,920)

Value at 12/31/04		168,080

Warrant Adjustment at 2/4/05		79,080

Warrant Value at Registration		247,160

Reclassification to APIC		(247,160)
		—
Laurus Warrants at Issuance	$0.50	109,095
Warrant at Issuance	$0.50	304,738
Warrant at issuance	$0.75	313,088

		726,921

Warrant Adjustment at December 31, 2005		(151,923)

Warrant Liability at December 31, 2005		$574,998

The warrants were valued using a black scholes model, volatility between 100 to 105 percent, term of between 180 days to one year with an interest free rate of 2.50 percent with market values of $0.37 for December 31, 2005.

11. Income Taxes

The benefit for income taxes from continued operations for the years ended December 31, 2005, 2004 and 2003 consist of the following:

Current:

	2005	2004	2003
Federal	$—	$—	—
State	—	—	—

	—
Tax (benefit) from the change in valuation allowance	(1,841,775)	(2,387,654)	(674,714)

Benefit from operating loss carryforward	1,841,775	2,387,654	674,714

Provision (benefit) for income taxes, net	$—	$—	—

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as for the year ended December 31, is as follows:

	2005	2004	2003
Statutory federal income tax rate	(35.0)%	(35.0)%	(35.0)%
Decrease in valuation allowance	(—)%	(—)%	(—)%
State income taxes and other	(1.70)%	(3.74)%	(3.70)%

Effective tax rate	(36.70)%	(38.74)%	(38.70)%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following at December 31,:

	2005	2004
Deferred tax assets
Current	$—	$—
Non-current
Federal	1,707,553	2,175,886
State	134,222	249,768

	1,841,775	2,387,654

Less valuation allowance	(1,841,775)	(2,387,654)

Net deferred income tax asset	$—	$—

The Company’s actual provision for income taxes differ from the Federal expected income tax provision as follows:

	2005		2004
Income tax provision at expected federal income tax rate of 35%	$1,754,566	35.00%	$2,156,886	35.00%
Increase (decrease) resulting from:
Goodwill	(47,513)	(0.90)	(19,000)	—
Provision (benefit) for state taxes, net of federal benefit	134,322	2.60	249,768	3.74

Benefit for income taxes	$1,841,375	36.70%	$2,387,654	38.74%

The Company has a valuation allowance of $4.9 million, $3.1 million and $675,000 at December 31, 2005, 2004 and 2003, respectively. It does not intend to reverse the valuation allowance at this time. The Company provides for income taxes in accordance with SFAS No. 109 using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.

Since its formation the Company has incurred net operating losses. As of December 31, 2005 and 2043 the Company had net operating loss carry forwards available to offset future taxable income for federal and state income tax purposes.

SFAS No. 109 requires the Company to recognize income tax benefits for loss carryforwards that have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance if it is more likely than not that loss carryforwards will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. For financial statement purposes, the deferred tax asset for loss carryforwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

Income tax expense is $0 for the years ended December 31, 2005, 2004 and 2003.

The Company files separate State income tax returns in each State jurisdiction.

12. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The information provided for Segment Reporting is based on internal reports utilized by management. Results of operations are reported through three reportable segments: manufacturing, the lease finance and independent contractor settlement. The Parent Company includes the operations of Coach.

The following summarizes the aggregation of the Company’s operating segments into reportable segments:

Reportable Segment	Operating Segments Aggregated
Manufacturing	SCB and CTMC
Lease Finance	CFS and FleetPlan
Independent Contractor Settlement Parent Company	CDS Coach Industries Group Inc.’s operations, costs of acquisitions, and financing activities

The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies. Intersegment transactions consist of shared services such as risk management consulting and investment banking placement and advisory fees, which are eliminated in consolidation.

Depreciation and amortization consist of: depreciation on property and equipment, amortization of core deposit intangible assets, deferred compensation expenses and deferred offering costs.

The Company evaluates segment performance based on net segment income after tax. The table below is segment information for income from continuing operations for the ended December 31, 2005:

	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$9,539,125	$3,617,987	$243,008,658	$—	$256,165,770
Cost of Goods Sold	8,648,438	3,140,621	240,001,623	—	251,790,682
Gross Margin	890,687	477,366	3,007,035	—	4,375,088
General and Administrative Expenses	2,086,056	308,001	2,338,946	4,655,130	9,388,133

Segments net income (loss) before income taxes	$(1,195,369)	$169,365	$668,089	$(4,655,130)	(5,013,045)

Total assets	$2,184,381	$6,926,914	$3,731,925	$10,040,962	$23,084,16

Goodwill	$2,343,095	$870,654	$3,090,433	$—	$6,304,182

Expenditures for segment assets	$—	$36,175	$162,159	$152,825	$351,159

Depreciation and amortization	$89,458	$6,110	$425,571	$29,675	$550,815

The Company evaluates segment performance based on net segment income after tax. The table below is segment information for income from continuing operations for the ended December 31, 2004:

	Manufacturing	Lease Finance	Independent Contractor Settlement	Parent Company	Segment Total
Revenues	$14,532,392	$629,591	$68,433,601	$—	$83,595,584
Cost of Goods Sold	12,080,332	491,513	67,459,215	(15,039)	80,016,021
Gross Margin	2,452,060	138,078	974,386	(15,039)	3,579,563
General and Administrative Expenses	5,079,175	121,715	872,172	4,009,319	10,082,381

Segments net income (loss) before income taxes	$(2,627,115)	$16,363	$102,214	$(3,994,280)	(6,502,818)

Total assets	$3,248,466	$2,248,052	$3,891,053	$10,134,253	$19,521,824

Goodwill	$2,343,095	$797,184	$3,067,302	$—	$6,207,581

Expenditures for segment assets	$134,235	$7,918	$19,810	$34,452	$196,415

Depreciation and amortization	$88,906	$1,119	$115,369	$63,029	$268,423

For the period from January 8, 2003 (inception) through December 31, 2003, the Company operated in the manufacturing sector only.

13. Commitments and Contingencies

Effective December 31, 2003, the Company acquired certain assets and assumed certain liabilities of Springfield Coach Industries Corporation, Inc. and assumed a lease agreement dated August 1, 2001, whereby the Company will occupy a manufacturing facility with approximately 45,000 square feet and a warehouse facility with approximately 16,000 square feet for $11,000 a month, expiring on July 31, 2006. The lease agreement has five two year renewal options. The Company is evaluating its options relating to this lease and whether they will renew the lease or based on capacity requirements, move to a new facility. Current and future minimum rental payments under the lease for the years ended are as follows:

	2005	2004
2005	—	132,000
2006	77,000	77,000

	$77,000	$209,000

In July 2004, Coach signed a lease agreement for office space in Cooper City, Florida, for approximately 6,500 square feet of mixed use office space to house the corporate offices, the Florida sales offices and for CFS operations. The monthly lease payment is $7,000 plus applicable taxes and the company’s share of common areas. The term of the lease is five years and is non-cancelable and begins in February 2005.

Minimum future rental payments under the initial lease for each of the five years in the aggregate are as follows:

Year Ended December 31,	2005	2004
2005	$—	77,000
2006	84,000	84,000
2007	84,000	84,000
2008	84,000	84,000
2009	70,000	70,000

	$322,000	399,000

At December 1, 2003, the Company entered into a lease agreement for office space for a term of five years, with an option to renew the lease for an additional five years prior to the expiration of the initial lease. The space has been subleased to an affiliated company for the same period.

Minimum future rental payments under the initial lease for each of the five years in the aggregate are as follows:

Year Ended December 31,	2005	2004
2005	—	74,617
2006	74,617	74,617
2007	74,617	74,617
2008	68,399	68,399

	$217,633	$292,250

Coach’s other commitments are either contingent upon a future event or terminable on less than thirty days’ (30) notice.

Rental expense under all operating leases totaled approximately $333,161, $232,954 and $259,200 for the years ended December 31, 2005, 2004 and 2003, respectively that includes amortization of deferred rental expense of approximately $0, $21,600 and $9,600 for the years ended December 31, 2005, 2004 and 2003, respectively.

PROSPECTUS

Coach Industries Group, Inc.

17,502,058 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until [                        ], 2006, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

[                        ], 2006

PART II

Information Not Required in Prospectus

Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

SEC registration fee	$879.49
Financial printer fees to EDGARize and print registration statement	$10,000
Transfer Agent Fees, including Printing and Engraving Stock Certificates*	$1,000
Legal fees and expenses*	$20,000
Accounting fees and expenses*	$5,000
Miscellaneous*	$2,000

Total*	$38,879.49

*	estimated

Recent Sales of Unregistered Securities

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933 Except as stated below, no underwriting discounts or commissions were paid with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

On December 2, 2005, the Company issued 6,666,667 shares of common stock valued at $2,000,000 and 3,333,334 warrants to purchase the Company’s common stock for $0.50 and 3,333,334 warrants to purchase the Company’s common stock for $0.75. The Company received $1.7 million, net of issuance costs of $270,000. The Company is required to register these shares and warrants within 120 days of issuance. In addition, the Company issued 166,667 warrants to purchase common stock for $0.50 and 166,667 warrants to purchase common stock for $0.75 as payment to the underwriter valued at $29,400.

On November 15, 2005, the Company issued 1,246,883 shares of common stock valued at $500,000 pursuant to the acquisition of all of the assets of FleetPlan, L.L.C.

On October 31, 2005, the Company extinguished the convertible debentures with Laurus Master Funds Ltd. and entered into a new note for $7.0 million, whereby the Company canceled approximately 5.1 million shares of registered securities, the Company received an additional $1.3 million, repriced the original 1.5 million of warrants to purchase common stock to $.01 for 750,000 warrants and $0.50 for 737,601 warrants. In addition, the Company issued 762,399 additional warrants at $0.50 and an additional stock of 985,389 shares of common stock valued at $404,009 to Laurus Master Funds, LTD. The Company is required to register the new issuance of warrants. In addition, the Company settled with DelMar Consulting for their services related to the Laurus financing for 120,000 shares of common stock valued at $49,200. This amount was included in the loss on extinguishment of $1.9 million.

During 2005, the Company issued 601,472 and 146,181 shares of common stock in exchange for the extinguishment of accrued liabilities owed to its Chief Executive Officer, Francis O’Donnell and its Chief Financial Officer, Susan Weisman for $322,413 and $72,038 of accrued wages and interest.

During 2005, the Company issued 630,000 shares of common stock to various consultants for consulting contracts ranging from 12 to 36 months amounting to $258,000.

On May 31, 2005, the Company issued to the officer 600,000 shares of restricted common stock valued at $396,000 as partial consideration for entering into a non-compete agreement pursuant to a settlement agreement with John Gore. In addition, on September 12, 2005, the Company issued Mr. Gore 341,500 shares of restricted common stock valued at $156,500 for his personal guarantee of lease obligations to various financial institutions.

For the year ended December 31, 2004, the Company issued 9,700,000 shares of common stock as follows:

Effective December 31, 2004 we settled an obligation with FCW Realty a company controlled by an officer and director of the Company for $684,000, which was paid in 556,098 shares of common stock. The Company is no longer obligated under the original lease agreement and is currently leasing a sales office in this facility on a month by month basis.

Effective December 31, 2004, the Company accrued an obligation to certain executives for their personal guarantees on approximately $1.2 million of obligations of the Company. The Company accrued $1.2 million in compensation to these executives for consideration of these personal guarantees. One executive officer and director converted his compensation of $714,893 into 777,058 shares of common stock.

In December 2004, we entered into a consulting agreement with Capital Growth Advisors, whereby we issued 60,000 shares valued at $69,000 ($1.15 per share) as a provision of the agreement. The shares are fully earned.

In November 2004, we entered into a consulting agreement with Alliance Advisors, whereby we issued 80,000 shares of common stock valued at $88,000 ($1.10 per share) as a provision of the agreement. The shares are fully earned.

On November 15, 2004, the Company issued 250,000 shares of common stock valued at $287,500 ($1.15 per share) to Joseph I. Emas, our Chief Compliance and Ethics Officer, effective January 1, 2004. Mr. Emas, our general counsel, has been our Chief Ethics and Compliance Officer since January 1, 2004.

On September 29, 2004, we issued a convertible term note in the aggregate principal amount of $6,000,000 to Laurus Master Fund, Ltd., pursuant to a Securities Purchase Agreement and ancillary agreements. The term of the note is three years and bears interest at the prime rate (as published in the Wall Street Journal) plus 3.5 percent. In connection with the agreement and the note, we issued to Laurus warrants, exercisable for a period of seven years, to purchase up to (i) 495,867 shares of common stock at $1.51 per share, (ii) 495,867 shares of common stock at $1.82 per share, and (iii) 495,867 shares of common stock at $2.12 per share. During November 2004 Laurus Master Fund Ltd, converted $300,000 of the convertible term notes into 600,000 shares of common stock. These shares were registered under Form SB-2, effective February 4, 2005.

In September 2004, we issued 25,000 shares of common stock valued at $30,500 ($1.22 per share) to Benchmark Consulting in settlement of indebtedness arising from the provision of services pursuant to a consulting agreement.

On August 31, 2004, the Company issued to Kramer Weisman and Associates, LLC, an accounting and consulting firm controlled by Ms. Weisman’s husband, Lester Weisman, 75,000 shares of common stock, valued at $79,500 ($1.05 per share), to Kramer Weisman and Associates, LLC. The shares were for services provided to the Company over twelve months and vested equally over the twelve months from August 31, 2004 to August 30, 2005.

On August 6, 2004, we signed a Letter of Intent with the shareholders of CDS, pursuant to which on August 31, 2004, we agreed to issue 3,226,893 shares of restricted common stock to such shareholders as partial consideration for our acquisition of all of the common stock of CDS and its affiliates. This transaction was valued at $3,840,003 ($1.19 per share). Effective December 24, 2004 we issued 806,724 shares of restricted common stock valued at $960,002 ($1.19 per share) to such shareholders of CDS as additional consideration for our acquisition of CDS, pursuant to the agreement.

In August 2004, we issued 1,299,582 million shares of restricted common stock valued at $1,299,582 ($1.00 per share) to Elm Street Partners, LLC, an affiliate of our Chief Executive Officer, in connection with its conversion of a convertible promissory note and issued warrants to purchase up to (i) 433,194 shares of common stock at $1.51 per share, (ii) 433,194 shares of common stock at $1.82 per share, and (iii) 433,194 shares of common stock at $2.12 per share.

On July 9, 2004, we issued from treasury stock 423,529 shares of restricted common stock to various shareholders in consideration for all of the common stock of Go Commercial in connection with the merger of Go Commercial into CFS. This transaction was valued at $720,000 ($1.70 per share).

In July 2004 the Company issued 25,000 shares of common stock to a private investor for $25,000.

On July 1, 2004, we issued 50,000 shares of restricted common stock valued at $57,500 ($1.15 per share) to Richardson & Patel LLP in settlement of indebtedness arising from the provision of legal services rendered to the Company.

On June 28, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 336,000 shares of common stock, upon conversion of $386,400 of convertible notes, or $1.15 per share. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

On May 19, 2004, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase up to an aggregate of $6 million in shares. As compensation to Fusion Capital in connection with its purchase commitment under the common stock purchase agreement, we issued 224,900 shares of common stock on June 28, 2004. This transaction was valued at $355,342 ($1.58 per share). On May 11, 2004, the Company issued 20,000 shares of restricted common stock for expenses in connection with the acquisition of the equity line from Fusion Capital Fund II, LLC. This transaction was valued at $34,000 ($1.70 per share).

On May 11, 2004, we issued Elm Street Partners, LLC, a company controlled by Francis O’Donnell, 375,000 shares of common stock, upon conversion of $431,250 of convertible notes. Elm Street also received detachable warrants for the equivalent number of shares of common stock at a strike price of $2.50, expiring in five years.

On May 11, 2004 we issued 505,000 shares of common stock to the various consultants for their investor relations services for the year ended December 2004 which we valued at a total of $858,500.

For the year ended December 31, 2003, the Company issued 7,700,000 million shares of its common stock as follows:

On August 26, 2003, the Company issued 3,000,000 restricted shares of common stock, valued at $1,350,000 ($0.45 per share), to the shareholders of CTMC in connection with our acquisition of CTMC.

On August 26, 2003, the Company issued 433,333 restricted shares of common stock issued to Innovative Consulting Group, a company controlled by Francis O’Donnell, in settlement of related party payable totaling $65,000, accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 677,333 restricted shares of common stock issued to International Equities and Finance, LLC in settlement of $101,000 in related party payables accrued in connection with consulting and administrative expenses paid on behalf of the company.

On August 26, 2003, the Company issued 1,600,000 restricted shares issued into treasury for the consideration for a potential transaction. This transaction related to the acquisition of Go Commercial Leasing and was consummated on July 9, 2004. The consideration was adjusted based on the value of the acquisition as set forth above. The Company issued 423,529 shares of restricted common stock valued at $720,000 ($1.70 per share) from treasury for this transaction. The remaining shares in treasury were canceled.

On September 15, 2003, the Company issued 100,000 restricted shares for consulting services valued at $51,000 ($0.51 per share), which were later cancelled effective December 31, 2003, in connection with non-performance of the contract.

On November 13, 2003, the Company issued 2,000,000 restricted shares, valued at $2,660,000 ($1.33 per share), to the shareholders of Springfield Coach Industries Corporation, Inc. for the purchase of Springfield Coach Industries Corporation, Inc.

UNDERTAKINGS

Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Qualification of Trust Indentures Under the Trust Indenture Act of 1939 for Delayed Offerings. If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

Exhibits

2.1	Agreement and Plan of Merger among the Registrant and CDS Merger Sub, Inc. and Corporate Development Services, Inc. and certain Shareholders thereof. (1)

3.1	Articles of Incorporation. (2)

3.2	Bylaws. (2)

5.1	*Opinion re Legality.

10.1	Form of Cadillac Master CoachBuilder Agreement with General Motors Corporation. (5)

10.2	Quality Vehicle Modifier Agreement between Commercial Transportation Manufacturing Corporation and Ford Motor Company, dated as of March 23, 2004. (5)

10.3	Common Stock Purchase Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.4	Registration Rights Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.5	Securities Purchase Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd.(4)

10.6	Secured Convertible Term Note of Coach Industries Group, Inc. dated September 29, 2004, in favor of Laurus Master Fund, Ltd. (4)

10.7	Master Security Agreement dated September 29, 2004, among the Registrant, Coach Industries Group, Inc., and Laurus Master Fund, Ltd. (4)

10.8	Common Stock Purchase Warrant of the Registrant dated September 29, 2004, Coach Industries Group, Inc. in favor of Laurus Master Fund, Ltd.(4)

10.9	Registration Rights Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.10	Stock Pledge Agreement dated September 29, 2004, among the Registrant, Coach Industries Group, Inc and Laurus Master Fund, Ltd. (4)

10.11	Subsidiary Guaranty dated September 29, 2004, Coach Industries Group, Inc in favor of Laurus Master Fund, Ltd. (4)

10.12	Funds Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.13	Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.14	Restricted Account Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.15	Letter Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.16	Amendment Agreement dated October 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.17	Amendment Agreement dated January 5, 2005, between the Registrant and Laurus Master Fund, Ltd. (5)

10.18	Employment Agreement dated September 1, 2004, between the Registrant and Francis J. O’Donnell. (5)

10.19	Loan and Security Agreement dated July 12, 2004, between the Registrant and Sovereign Bank. (5)

10.20	Assumption Agreement dated July 12, 2004, between the Registrant and Sovereign Bank. (5)

10.21	Master Loan and Security Agreement dated August 20, 2004, between Springfield Coach Industries Corporation, Inc. and Ford Motor Credit Company. (5)

10.22	Master Loan and Security Agreement dated December 16, 2004, between Coach Financial Services, Inc. and New World Lease Funding, LLC. (5)

10.23	Intercreditor Agreement dated January 12, 2005, among Subcontracting Concepts, Inc., North Fork Bank and Laurus Master Fund, Ltd. (5)

10.24	Settlement Agreement and General Release, dated May 31, 2005, between Coach Industries Group, Inc. (and all affiliates) and John Gore (and all affiliates). (6)

10.25	Fleet Loan and Security Agreement, dated June 18, 2005, between Coach Financial Services, Inc. and DaimlerChrysler Services North America LLC. (7)

10.26	Bodybuilder Floorplan Financing Agreement, dated June 30, 2005, between Springfield Coach Industries Corp. and DaimlerChrysler Services North America LLC. (7)

10.27	Securities Purchase Agreement, dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.28	Secured Term Note of Coach Industries Group, Inc., dated October 31, 2005, in favor of Laurus Master Fund, Ltd. (8)

10.29	Common Stock Purchase Warrant of Coach Industries Group, Inc., dated October 31, 2005, in favor of Laurus Master Fund, Ltd. (8)

10.30	Registration Rights Agreement, dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.31	Reaffirmation and Ratification Agreement and Amendment dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.32	Membership Interest Purchase Agreement, dated November 18, 2005, by and between Coach Industries Group, Inc. and BFT Funding Company No. 1, LLC. (9)

10.33	Promissory Note of Coach Industries Group, Inc., dated November 18, 2005, in favor of BFT Funding Company No. 1, LLC. (9)

10.34	Form of Independent Director Consulting Agreement. (12)

10.35	2004 Stock Option Plan. (10)

10.36	2005 Stock Option Plan. (12)

10.37	Employment Agreement of Susan Weisman dated as of September 1, 2004. (12)

10.38	Form of Option Agreement. (12)

10.39	Form of Investor Warrant in December 2005 placement.(9)

10.40	Form of Registration Rights Agreement in December 2005 placement.(9)

10.41	Form of Purchase Agreement in December 2005 placement. (9)

10.42	Operating Agreement (13)

14.1	Code of Ethics. (11)

21.1	List of Subsidiaries. (13)

23.1	*Consent of Registered Certified Public Accountants.

23.2	*Consent of Legal Counsel (included in Exhibit 5.1 hereto).

*	Filed herewith
(1)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2004, and incorporated herein by this reference.
(2)	Previously filed as an exhibit to our Registration Statement on form S-8 filed with the Commission on April 26, 2000, and incorporated herein by this reference.

(3)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on June 3, 2004, and incorporated herein by this reference.
(4)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on October 6, 2004, and incorporated herein by this reference.
(5)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed with the Commission on January 19, 2005, and incorporated herein by this reference.
(6)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on June 17, 2005, and incorporated herein by this reference.
(7)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on July 7, 2005, and incorporated herein by this reference.
(8)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on November 10, 2005, and incorporated herein by this reference.
(9)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on December 7, 2005, and incorporated herein by this reference.
(10)	Previously filed as an exhibit to our Proxy Statement filed September 16, 2004.
(11)	Previously filed as an exhibit to our Annual Report on Form 10-KSB filed with the Commission on March 25, 2004, and incorporated herein by this reference.
(12)	Previously filed as an exhibit to our Annual Report on Form 10-KSB filed with the Commission on March 17, 2006, and incorporated herein by this reference.
(13)	Previously filed as an exhibit to Amendment No. 1 to our Form S-1 Registration Statement (Reg No. 333-133019) filed on June 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in Cooper City, State of Florida on June 26, 2006.

COACH INDUSTRIES GROUP, INC.

By:	/S/ FRANCIS O’DONNELL
Francis O’Donnell Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement on Form S-1 has been signed by the following persons in the capacities listed with the Registrant and on the dates indicated.

	Name	Position	Date

By:	/S/ FRANCIS O’DONNELL Francis O’Donnell	Director, Chief Executive Officer	June 26, 2006

By:	/S/ SUSAN WEISMAN Susan Weisman	Director, Chief Financial Officer (principal accounting and financial officer)	June 26, 2006

By:	/S/ JOSEPH I. EMAS * Joseph I. Emas	Director	June 26, 2006

By:	/S/ ROBERT LEFEBVRE * Robert Lefebvre	Director	June 26, 2006

By:	/S/ PAMELA JARRATT * Pamela Jarratt	Director	June 26, 2006

By:	/S/ STEVEN ROTHMAN * Steven Rothman	Director	June 26, 2006

*	By attorney in fact Francis O’Donnell

Exhibits

2.1	Agreement and Plan of Merger among the Registrant and CDS Merger Sub, Inc. and Corporate Development Services, Inc. and certain Shareholders thereof. (1)

3.1	Articles of Incorporation. (2)

3.2	Bylaws. (2)

5.1	*Opinion re Legality.

10.1	Form of Cadillac Master CoachBuilder Agreement with General Motors Corporation. (5)

10.2	Quality Vehicle Modifier Agreement between Commercial Transportation Manufacturing Corporation and Ford Motor Company, dated as of March 23, 2004. (5)

10.3	Common Stock Purchase Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.4	Registration Rights Agreement dated May 19, 2004, between the Registrant and Fusion Capital Fund II, LLC.(3)

10.5	Securities Purchase Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd.(4)

10.6	Secured Convertible Term Note of Coach Industries Group, Inc. dated September 29, 2004, in favor of Laurus Master Fund, Ltd. (4)

10.7	Master Security Agreement dated September 29, 2004, among the Registrant, Coach Industries Group, Inc., and Laurus Master Fund, Ltd. (4)

10.8	Common Stock Purchase Warrant of the Registrant dated September 29, 2004, Coach Industries Group, Inc. in favor of Laurus Master Fund, Ltd.(4)

10.9	Registration Rights Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.10	Stock Pledge Agreement dated September 29, 2004, among the Registrant, Coach Industries Group, Inc and Laurus Master Fund, Ltd. (4)

10.11	Subsidiary Guaranty dated September 29, 2004, Coach Industries Group, Inc in favor of Laurus Master Fund, Ltd. (4)

10.12	Funds Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.13	Escrow Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (4)

10.14	Restricted Account Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.15	Letter Agreement dated September 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.16	Amendment Agreement dated October 29, 2004, between the Registrant and Laurus Master Fund, Ltd. (5)

10.17	Amendment Agreement dated January 5, 2005, between the Registrant and Laurus Master Fund, Ltd. (5)

10.18	Employment Agreement dated September 1, 2004, between the Registrant and Francis J. O’Donnell. (5)

10.19	Loan and Security Agreement dated July 12, 2004, between the Registrant and Sovereign Bank. (5)

10.20	Assumption Agreement dated July 12, 2004, between the Registrant and Sovereign Bank. (5)

10.21	Master Loan and Security Agreement dated August 20, 2004, between Springfield Coach Industries Corporation, Inc. and Ford Motor Credit Company. (5)

10.22	Master Loan and Security Agreement dated December 16, 2004, between Coach Financial Services, Inc. and New World Lease Funding, LLC. (5)

10.23	Intercreditor Agreement dated January 12, 2005, among Subcontracting Concepts, Inc., North Fork Bank and Laurus Master Fund, Ltd. (5)

10.24	Settlement Agreement and General Release, dated May 31, 2005, between Coach Industries Group, Inc. (and all affiliates) and John Gore (and all affiliates). (6)

10.25	Fleet Loan and Security Agreement, dated June 18, 2005, between Coach Financial Services, Inc. and DaimlerChrysler Services North America LLC. (7)

10.26	Bodybuilder Floorplan Financing Agreement, dated June 30, 2005, between Springfield Coach Industries Corp. and DaimlerChrysler Services North America LLC. (7)

10.27	Securities Purchase Agreement, dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.28	Secured Term Note of Coach Industries Group, Inc., dated October 31, 2005, in favor of Laurus Master Fund, Ltd. (8)

10.29	Common Stock Purchase Warrant of Coach Industries Group, Inc., dated October 31, 2005, in favor of Laurus Master Fund, Ltd. (8)

10.30	Registration Rights Agreement, dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.31	Reaffirmation and Ratification Agreement and Amendment dated October 31, 2005, by and between Coach Industries Group, Inc. and Laurus Master Fund, Ltd. (8)

10.32	Membership Interest Purchase Agreement, dated November 18, 2005, by and between Coach Industries Group, Inc. and BFT Funding Company No. 1, LLC. (9)

10.33	Promissory Note of Coach Industries Group, Inc., dated November 18, 2005, in favor of BFT Funding Company No. 1, LLC. (9)

10.34	Form of Independent Director Consulting Agreement. (12)

10.35	2004 Stock Option Plan. (10)

10.36	2005 Stock Option Plan. (12)

10.37	Employment Agreement of Susan Weisman dated as of September 1, 2004. (12)

10.38	Form of Option Agreement. (12)

10.39	Form of Investor Warrant in December 2005 placement.(9)

10.40	Form of Registration Rights Agreement in December 2005 placement.(9)

10.41	Form of Purchase Agreement in December 2005 placement. (9)

10.42	Operating Agreement. (13)

14.1	Code of Ethics. (11)

21.1	List of Subsidiaries. (13)

23.1	*Consent of Registered Certified Public Accountants.

23.2	*Consent of Legal Counsel (included in Exhibit 5.1 hereto).

*	Filed herewith
(1)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2004, and incorporated herein by this reference.
(2)	Previously filed as an exhibit to our Registration Statement on form S-8 filed with the Commission on April 26, 2000, and incorporated herein by this reference.

(3)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on June 3, 2004, and incorporated herein by this reference.
(4)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on October 6, 2004, and incorporated herein by this reference.
(5)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed with the Commission on January 19, 2005, and incorporated herein by this reference.
(6)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on June 17, 2005, and incorporated herein by this reference.
(7)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on July 7, 2005, and incorporated herein by this reference.
(8)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on November 10, 2005, and incorporated herein by this reference.
(9)	Previously filed as an exhibit to our Current Report on Form 8-K filed with the Commission on December 7, 2005, and incorporated herein by this reference.
(10)	Previously filed as an exhibit to our Proxy Statement filed September 16, 2004.
(11)	Previously filed as an exhibit to our Annual Report on Form 10-KSB filed with the Commission on March 25, 2004, and incorporated herein by this reference.
(12)	Previously filed as an exhibit to our Annual Report on Form 10-KSB filed with the Commission on March 17, 2006, and incorporated herein by this reference.
(13)	Previously filed as an exhibit to Amendment No. 1 to our Registration Statement (Reg No. 333-133019) on Form S-1 filed on June 1, 2006.